As filed with the Securities and Exchange Commission on September 18, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SmartDisk Corporation

(Exact name of registrant as specified in its charter)

Delaware	3577	65-0733580
(State or other jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer
incorporation or organization)	Code Number)	Identification Number)

3506 Mercantile Avenue

Naples, Florida 34104
(239) 436-2500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael S. Battaglia

President and Chief Executive Officer
3506 Mercantile Avenue
Naples, Florida 34104
(239) 436-2500
(Name, address including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Bruce E. Macdonough
Scott K. Weiss
Greenberg Traurig, LLP
2375 East Camelback, Suite 700
Phoenix, Arizona 85016
(602) 445-8000

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered in this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Proposed maximum
Title of each class of	aggregate offering	Amount of
securities to be registered	price(1)	registration fee

Rights to purchase shares of Common Stock(2)	$—	$—

Common Stock, par value $0.001	$7,500,000	$690

(1)	Estimated solely for purpose of calculating the amount of registration fee pursuant to Rule 457(o).

(2)	Evidencing non-transferable rights to purchase shares of common stock. Pursuant to Rule 457(g), no separate registration fee is required because the rights are being registered in the same registration statement as the common stock underlying the rights.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2002

PROSPECTUS

[                                          ] shares of Common Stock

        SmartDisk Corporation is conducting a rights offering. We are distributing rights to purchase shares of our common stock to each person that owned shares of our common stock at the close of business on September 27, 2002. During this rights offering, we may issue up to [                              ] shares of common stock.

      You will receive                               non-transferable subscription rights for each share of common stock that you owned on September 27, 2002. Your subscription rights will be aggregated for all of the shares that you owned on that date and then rounded down to the nearest whole number, so that you will not receive any fractional rights. The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Eastern Standard Time, on October      , 2002. Each subscription right entitles you to purchase one share of common stock at a purchase price of $          per share. If you exercise all of your subscription rights, you also may have the opportunity to purchase additional shares at the same purchase price.

      Any shares that are not subscribed for in the rights offering may be offered to certain other potential investors who are not currently stockholders, at the same price per share offered in the rights offering, immediately following the expiration of the rights offering. The offering to those potential investors, who we sometimes refer to as “standby investors,” will not be an underwritten offering. We reserve the right, in our sole discretion, to accept or reject subscriptions from standby investors or not to proceed with the offering or sale of shares to standby investors.

Proceeds to
	Subscription Price	our Company(1)

Per Share	$	$
Total	$	$

(1)	Before deducting expenses associated with this offering, which we will pay. We estimate these expenses will total approximately $ .

      The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on any stock exchange or trading market.

      Six of our seven directors have advised us that they and their affiliated company stockholders intend to exercise their basic subscription privileges in full. Accordingly, we expect to receive gross proceeds of at least $           million.

      Our common stock is traded on the Nasdaq National Market under the symbol “SMDK.” On September 16, 2002, the last sale price of our common stock as reported on the Nasdaq National Market was $0.16 per share.

       See “Risk Factors,” beginning on page       , for a discussion of certain risk factors that you should consider before exercising your rights to buy shares of our common stock.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2002

FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL STOCKHOLDERS
THE RIGHTS OFFERING
FEDERAL INCOME TAX CONSIDERATIONS
DESCRIPTION OF SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION
IF YOU HAVE QUESTIONS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
APPENDIX A [OPINION OF FIRST TENNESSEE SECURITIES CORPORATION]
EX-23.1

FORWARD-LOOKING STATEMENTS

      The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements regarding our “expectations,” “anticipations,” “intentions,” “beliefs,” or “strategies” regarding the future. Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for fiscal 2002 and thereafter; technological developments; future products or product development; our product and distribution channel development strategies; potential acquisitions or strategic alliances; the success of particular product or marketing programs; and liquidity and anticipated cash needs and availability. All forward-looking statements included in this prospectus are based on information available to us as of the date of this prospectus, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from the forward-looking statements. Among the factors that could cause results to differ materially are the factors discussed in “Risk Factors.”

i

SUMMARY

      The following summary provides information about our company and this rights offering. This summary is not complete and does not contain all of the information that you should consider before exercising your subscription rights. You should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. Unless otherwise indicated, all information in this prospectus assumes no exercise of any currently outstanding stock options or warrants.

Our Company

      We develop, manufacture, and market a range of advanced consumer electronic products and software solutions that are designed to simplify the digital lifestyle. Our products help users transfer, store, manage, and share digital music, video, pictures, and data. Headquartered in the United States, with operations in Europe and Asia, we sell and support our products worldwide.

      Our products include external portable hard disk drives and floppy disk drives for desktop and notebook PCs, external CD read/write recorders, flash memory card readers, scanners and CD creation software. Our products generally are available for both Windows and Macintosh operating systems, allowing the original equipment manufacturers, or OEMs, and retailers that market our products to reach a large installed base of potential users. Our current and planned products are designed to offer the following principal benefits:

      Design. We emphasize innovative product designs that are both attractive and that enhance usability. Our USB flash memory readers, for example, feature an upright, ergonomic design that allow users to insert and eject media with just one hand. Our FireFly and FireLite drives feature aesthetically pleasing industrial designs.

      Portability. We place a premium on features that allow users to carry and use our products in a variety of settings. These features include compact designs, no requirement for a power adapter and no requirement for installed software drivers. We also offer carry cases that protect our products and make them easier to transport.

      Ease of Use. Our products are easy to use and install. Our personal storage systems address the storage needs of today’s consumers: portability, user friendliness, reliability and seamless integration with computer operating systems. These storage devices also offer our proprietary software that enhances the user’s experience, further differentiating our products from competitors’ offerings.

      Our FlashPath floppy disk adapter and USB-connected flash media readers allow the consumer to conveniently transfer digital content from a digital camera or other appliance to a personal computer by simply inserting the flash memory card in the reader and copying its contents to the PC. The interface standard supported by our USB flash media readers eliminates any driver software for most of today’s Windows and Macintosh operating systems. Unlike serial and parallel port-based products, our flash memory products do not rely upon a digital appliance’s power source to transfer digital data from a flash memory card to a PC. For example, our USB media readers are powered by the personal computer. This is important because digital appliances, such as digital cameras, consume significant amounts of power and require frequent battery replacement or recharging. Products that use serial or parallel cable interfaces quickly drain power from digital appliances, making those competing products less attractive. Also, consumers find portable products much more convenient to use if those products don’t require batteries or A/C adapters.

      Our software products allow users to compose slide or video shows, create CDs, and play them with or away from a PC, without the need to learn the world of media and optical formats.

      Versatility. Our products can be used with a variety of PC hardware platforms and software environments. As a result, the same media reader that is used to transfer images from one digital camera to a Microsoft-based PC can be used to transfer images from another digital camera to an Apple computer. Similarly, the same media reader that is used to transfer images may also be used to transfer voice and other digital data from a variety of digital appliances that use the same flash memory card. Our personal storage systems are also compatible with both Windows and Macintosh operating systems.

      Compatibility. We offer both USB 2.0 and FireWire storage solutions. We offer flash media readers for all of the leading flash media card formats. Our software products support an extensive array of technical standards for audio, data, enhanced music and video formats for authoring to CDs.

      Quality. We believe that we have a reputation in the industry for producing high quality products. We invest substantial resources in our product development and test efforts to insure that our products work reliably across a broad range of configurations.

Strategy

      Our strategy is to:

•	bring hardware products quickly to market with industry-leading solutions that emphasize leading-edge design, portability and ease of use and that capitalize on our core competencies;

•	introduce and acquire innovative, complementary software products to create, manage and use digital content on PCs that can be viewed or played on digital and/or non-digital appliances; and

•	leverage the distributor, retail and Internet channels of distribution and OEM partners we have established.

      Key elements of this strategy include:

•	capitalizing on technology expertise to expand our product offerings;

•	expanding customer and strategic industry relationships; and

•	promoting brand awareness of our products.

      Our executive offices are located at 3506 Mercantile Avenue, Naples, Florida 34104, and our telephone number is (941) 436-2500. Our home page can be located on the World Wide Web at http://www.smartdisk.com. The contents of our website are not part of this prospectus.

Questions and Answers About the Rights Offering

What is a Rights Offering?

      A rights offering is an opportunity for our stockholders to purchase additional shares of common stock at a fixed price to be determined before the rights offering begins and in an amount proportional to the stockholders’ existing interests. This rights offering enables our company to raise additional capital while enabling you to maintain your current percentage ownership in our company.

What is a Subscription Right?

      We are distributing to you, at no charge,                subscription rights for each share of common stock that you owned on September 27, 2002. Your subscription rights will be aggregated for all of the shares that you owned on that date and then rounded down to the nearest whole number, so that you will not receive any fractional rights. Each subscription right entitles you to purchase one share of common stock for $               . When you “exercise” a subscription right, you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any or all of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give or sell your subscription rights to anybody else; only you can exercise them.

What is the Basic Subscription Privilege?

      The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $                    .

What is the Over-Subscription Privilege?

      We do not expect that all of our stockholders will exercise all of their basic subscription rights. By extending over-subscription privileges to our stockholders, we are providing stockholders that exercise all of their basic subscription privileges with the opportunity to purchase those shares that are not purchased by other stockholders through the exercise of their basic subscription privileges. The over-subscription privilege entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock not acquired by other holders of rights at the same subscription price of $           per share.

What are the Limitations on the Over-Subscription Privilege?

      We will issue a maximum [                    ] shares of common stock in this rights offering. The number of shares available for over-subscription privileges will be [                    ] minus the number of shares purchased upon exercise of all basic subscription privileges. If sufficient shares are available, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares available, we will allocate the available shares among stockholders that over-subscribed in proportion to the number of shares purchased by those over-subscribing stockholders through the basic subscription privilege. However, if your pro rata allocation exceeds the number of shares you requested, you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their over-subscription privileges that have subscribed for additional shares in proportion to the number of shares purchased by other over-subscribing stockholders through the basic subscription privilege. See “The Rights Offering — Over-Subscription Privilege” for a more detailed explanation of how we will allocate over-subscribed shares. In certain circumstances, however, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges, even if we have shares available.

What if Stockholders do not Exercise Their Subscription Rights in Full?

      Any shares that are not subscribed for in the rights offering may be offered to certain other standby investors at the same price per share offered in the rights offering, immediately following the expiration of the rights offering. The offering to the standby investors will not be an underwritten offering. We reserve the right, in our sole discretion, not to proceed with the offering or sale of shares to the standby investors.

Why are We Engaging in a Rights Offering?

      We are offering the subscription rights to our current stockholders in order to raise approximately $           million in additional capital. We intend to use these additional funds for general working capital purposes and to improve our liquidity. Our Board of Directors has chosen to give you the opportunity to buy more shares and provide us with additional capital. We cannot assure you that we will not need to seek additional financing in the future.

How Many Shares May I Purchase?

      You will receive                     subscription rights for each share of common stock that you owned on September 27, 2002. Your subscription rights will be aggregated for all of the shares that you owned on that date and then rounded down to the nearest whole number, so that you will not receive any fractional rights. Each subscription right entitles you to purchase one share of common stock for $                    . If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. On the attached subscription certificate, you may request to purchase as many additional shares as you wish for $           per share. We may honor all of the over-subscription requests, but if not, you may not be able to purchase as many shares as you requested on your subscription certificate. Subject to state securities laws and regulations, we have the discretion to issue fewer than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.

How Did We Arrive at the Offering Price Per Share?

      A special committee of our Board of Directors, consisting of three independent directors, considered several factors in determining the price at which a share of common stock may be purchased in this rights offering. These factors included the historic and then current market price of the common stock, our business prospects, our recent and anticipated operating results, general conditions in the securities markets, our need for capital, alternatives available to us for raising capital, the amount of proceeds desired, the pricing of similar transactions, the liquidity of our common stock, the level of risk to our investors, and the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock. The special committee also obtained an opinion of First Tennessee Securities Corporation relating to the fairness, from a financial point of view, of this offering to our existing stockholders, excluding our officers, directors, and 10% stockholders. We have included this opinion as Appendix A to this prospectus.

How Do I Exercise My Subscription Rights?

      You must properly complete the attached subscription certificate and deliver it to the Subscription Agent before 5 p.m., Eastern Standard Time, on October      , 2002. The address for the Subscription Agent is on page      . Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase.

How Long Will the Rights Offering Last?

      You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5 p.m., Eastern Standard Time, on October      , 2002, your subscription rights will expire. We may, in our discretion, extend the rights offering for up to 60 days. In addition, if the commencement of the rights offering is delayed, the expiration date will similarly be extended.

After I Exercise My Subscription Rights, Can I Change My Mind?

      No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $          per share.

Is Exercising My Subscription Rights Risky?

      The exercise of your subscription rights involves certain risks. Exercising your subscription rights means buying additional shares of our common stock, and you should carefully consider this investment as you would view other equity investments. Among other things, you should carefully consider the risks described under the heading “Risk Factors.”

What Happens If I Choose Not to Exercise My Subscription Rights?

      You will retain your current number of shares of common stock in our company even if you do not exercise your subscription rights. However, if other stockholders exercise their subscription rights and you do not exercise your basic subscription privilege in full, your percentage ownership interest in our company will diminish, and your relative voting rights and economic interests will be diluted.

Can I Sell or Give Away My Subscription Rights?

      No.

Must I Exercise Any Subscription Rights?

      No.

What Are the Federal Income Tax Consequences of Exercising My Subscription Rights?

      The receipt and exercise of your subscription rights are intended to be nontaxable. You should seek specific tax advice from your personal tax advisor.

When Will I Receive My New Shares?

      If you purchase shares of common stock through this rights offering, you will receive certificates representing those shares as soon as practicable after October      , 2002. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your basic or over-subscription privilege in order to comply with state securities laws.

Can We Cancel the Rights Offering?

      Yes. Our Board of Directors may cancel the rights offering at any time on or before                     , 2002, for any reason. If we cancel this rights offering, we will promptly refund any money that we received from stockholders, without interest.

How Much Money Will SmartDisk Corporation Receive From the Rights Offering?

      Our gross proceeds from the rights offering will depend on the number of shares that are purchased. If we sell all [                    ] shares that may be purchased upon exercise of the rights or other sales of unsubscribed shares offered by this prospectus, then we will receive proceeds of approximately $                    million, before deducting expenses payable by us. We estimate that those expenses will be approximately $                    . Based on non-binding commitments to subscribe to this rights offering, we expect to receive proceeds of at least $                million from the rights offering, before deducting expenses.

How Will We Use the Proceeds From the Rights Offering?

      We will use the proceeds from this rights offering for general working capital purposes and to improve our liquidity.

How Many Shares Will Be Outstanding After the Rights Offering?

      There were 17,783,890 shares of common stock outstanding as of September 13, 2002. The number of shares of common stock that will be outstanding after this rights offering will depend on the number of shares that are purchased. If we sell all of the shares offered by this prospectus, then we will issue [                    ] new shares of common stock during this rights offering. In that case, we will have [                    ] shares of common stock outstanding after this rights offering.

What If I Have More Questions?

      If you have more questions about this rights offering, please contact Peter J. Quinn, our Chief Financial Officer, at (941) 436-2500 or by e-mail at peter.quinn@smartdisk.com.

Summary Consolidated Financial Data

      The following summary financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and notes thereto, and other financial information included elsewhere in this prospectus. Our consolidated statements of operations data set forth below for the years ended December 31, 1999, 2000, and 2001 and the consolidated balance sheet data as of December 31, 2000 and 2001 have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The consolidated statement of operations data set forth below for the years ended December 31, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997, 1998, and 1999 have been derived from our audited consolidated financial statements which are not included in this prospectus. The balance sheet data and the statement of operations data as of and for the six months ended June 30, 2001 and 2002 have been derived from our unaudited financial statements, included elsewhere in this prospectus, which we believe have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of the selected financial data shown.

						Six Months Ended
	Year Ended December 31,					June 30,

	1997	1998	1999	2000	2001	2001	2002

	(In thousands, except per share amounts)
Income Statement Data:
Revenues	$893	$15,323	$40,319	$96,722	$70,161	$37,937	$20,706
Cost of revenues	301	12,600	24,820	74,039	53,719	27,862	20,778
Gross profit (loss)	592	2,723	15,499	22,683	16,442	10,075	(72)
Operating profit (loss)(1)	(4,016)	(5,581)	1,763	(30,044)	(82,590)	(20,271)	(15,554)
Net income (loss)	(3,964)	(5,503)	958	(24,238)	(74,604)	(16,565)	(15,071)
Earnings (loss) per share — basic(2)	(0.51)	(0.68)	0.09	(1.44)	(4.25)	(0.95)	(0.85)
Earnings (loss) per share — diluted(2)	(0.51)	(0.68)	0.07	(1.44)	(4.25)	(0.95)	(0.85)
Balance Sheet Data:
Total assets	1,607	11,136	63,444	126,309	36,078	36,078	20,201
Long-term debt	645	648	—	—	—	—	—
Redeemable common stock	—	9,992	—	—	—	—	—
Stockholders’ equity (deficit)	(4,626)	(6,336)	49,787	100,315	25,114	25,114	10,901

(1)	Loss in 2000, 2001, and six months ended June 30, 2002 reflects approximately $24.7 million, $25.9 million, and $2.2 million, respectively, in amortization of goodwill and other acquisition related intangible assets recorded in connection with the VST and Impleo acquisitions. In addition, loss in 2001 and six months ended June 30, 2002 reflects approximately $43.8 million and $2.7 million, respectively, of impairment charges to reduce the carrying value of goodwill and other acquisition related intangible assets recorded in connection with the VST and Impleo acquisitions.

(2)	Shares used in computing earnings (loss) per share reflect the retroactive adjustment of outstanding shares related to the mergers of SmartDiskette Limited and SmartDisk Security Corporation into SmartDisk, as well as the one for four reverse stock split completed in August 1999.

RISK FACTORS

      You should carefully consider the following factors and other information in this prospectus before deciding to purchase shares of our common stock in the rights offering.

We may need additional financing to continue to carry on our existing operations through December 31, 2002, and such additional financing may not be available.

      We have minimal financial resources and cash flow from operating activities continues to be insufficient to meet our operating needs and other payment obligations. Our cash and cash equivalents have decreased over each of the last several quarters. As of December 31, 2001, we had cash and cash equivalents of $14.5 million, and as of March 31, 2002, we had cash and cash equivalents of $9.2 million. As of June 30, 2002, we had cash and cash equivalents of $4.4 million. We believe that our cash and cash equivalents and working capital may not be sufficient to meet our operating requirements through the end of fiscal 2002. Our operating losses and ability to fund our working capital requirements continue to adversely affect cash flow. In the event of a continued decrease in revenue generation or cash flow from operating activities, we will likely be unable to meet our operating requirements through the end of fiscal 2002. These liquidity problems raise substantial doubt about whether we can continue as a going concern without raising additional capital.

      As of June 30, 2002, we had cash-collateralized standby letters of credit of $1.830 million which were issued to certain of our vendors. At September 9, 2002 we had cash-collateralized standby and commercial letters of credit of $2.747 million which were issued to certain of our vendors. We cannot assure you that additional standby or commercial letters of credit will not be required by our vendors and that, if so required, the cash will be available to fund the collateral.

      In addition to the proceeds from this rights offering, we may need additional sources of financing in order to carry on our operations as presently conducted, which may include bank borrowings or public or private offerings of equity or debt securities. We cannot assure you that such additional sources of financing will be available on acceptable terms, if at all. If additional financing is not available to us, we will have to implement additional measures to conserve cash and reduce costs, which may include, among other things, making additional cost reductions. However, there is no assurance that such measures would be successful. Our failure to raise required additional funds or to secure an additional credit facility would adversely affect our ability to:

•	maintain, develop or enhance our product offerings;

•	take advantage of future opportunities;

•	respond to competitive pressures; or

•	continue operations.

      Additional funds raised through the issuance of equity securities or securities convertible into our common stock may have the following negative effects on the then current common stockholders:

•	dilution in percentage of ownership in SmartDisk; and

•	the rights, preferences or privileges of the new security holders may be senior to those of the common stockholders.

      Before we issue additional equity securities after completion of this rights offering, we will have to amend our certificate of incorporation to increase the number of authorized but unissued shares of common stock. Any amendment to our certificate of incorporation to increase the number of authorized shares of common stock will require approval of our board of directors and stockholders. Our inability to amend our certificate of incorporation to increase the authorized shares of common stock could impair our ability to raise capital or to attract and retain officers, directors, or employees. See “Risk Factors — Risks Related to this Rights Offering.”

Our securities may be removed from Nasdaq listing.

      Our securities are currently listed and traded on the Nasdaq National Market. To maintain our listing, we must meet Nasdaq’s continued listing standards, including minimum stockholders’ equity, number of stockholders and bid price. On June 28, 2002, we received notice from Nasdaq that we were not in compliance with Nasdaq’s continued listing standards because the bid price of our common stock had closed below $1.00 per share for 30 consecutive trading days. If we are not in compliance by September 26, 2002, we will be delisted. In addition, on July 12, 2002, we received notice from Nasdaq that we were not in compliance with Nasdaq’s continued listing standards because our common stock has not maintained a minimum market value of publicly held shares of $5.0 million. If we are not in compliance by October 10, 2002, we will be delisted. There can be no assurance that we will be in compliance with the continued listing standards in the future. If we are delisted, we may not be able to secure listing on other exchanges or quotation systems. This would materially adversely affect the price and liquidity of our common stock.

Our operating losses, decrease of available cash and cash equivalents, and other factors raise substantial doubt about our ability to continue as a going concern.

      We have incurred net losses on a quarterly basis since the first quarter of 2000. We had cash and cash equivalents of approximately $14.5 million, $9.2 million and $4.4 million as of December 31, 2001, March 31, 2002 and June 30, 2002, respectively. We have minimal financial resources, and our cash flow from operating activities continues to be insufficient to meet our operating needs. Our operating losses and working capital requirements continue to adversely affect cash flow. In the event of a continued decrease in revenue and/or a decrease in cash flow from accounts receivable, we may not be able to meet our operating requirements through the end of fiscal 2002. These matters, among others, raise substantial doubt about our ability to continue as a going concern.

      In the first quarter of 2002, we began the implementation of a restructuring plan in response to a decline in demand for our products and the competitive environment in which we operate. The restructuring plan includes an involuntary reduction in workforce of 21 employees across all business functions and the curtailment of certain expenditures. We intend to use the net proceeds from this rights offering for general working capital purposes and to improve our liquidity. Our ability to continue as a going concern is dependent upon on the success of our restructuring and cost containment measures or our ability to successfully complete this rights offering. Our consolidated financial statements do not include any adjustments related to the recoverability of recorded asset amounts that might be necessary as a result of this uncertainty.

Most of our revenue is derived from only a few major products and our business is being seriously harmed as demand for those products declines.

      To date, substantially all of our revenue has been derived from the sale of only a few major products. While our long-term strategy is to derive revenue from multiple products, we anticipate that the sale of our FlashPath products and our USB and FireWire storage products will continue to represent the most substantial portion of our net revenue through 2002 and into 2003. During the six months ended June 30, 2002, we derived approximately 59% of our product revenue from the sale of FlashPath and USB- and FireWire-based personal storage products. Sales of these products have been declining for the past four consecutive quarters, which is seriously harming our business. The decrease in revenues from the sale of personal storage products is primarily attributable to a decline in demand for USB- and FireWire-based storage products arising from ongoing weakness in storage product demand. In addition, during the quarter ended June 30, 2002, the sale prices of various personal storage products were reduced in order to stimulate product demand with the consequent impact on revenues. We expect the decline in sale prices of storage products to continue.

      The decrease in revenues from the sale of digital connectivity products is primarily attributable to a decline in sales of FlashPath products to OEM partners arising from the reduction in the use of the 3.5-inch floppy drive as a flash memory card interface. We expect the decline in sales of FlashPath products to continue as consumers move towards devices with higher transfer speeds, resulting in lower revenue from digital connectivity products in 2002 than in 2001.

We do not have adequate financial resources to develop or acquire new products and introduce them in a timely manner.

      We operate in an industry that is subject to evolving industry standards, rapid technological changes, rapid changes in consumer demands and the rapid introduction of new, higher performance products that shorten product life cycles. To be competitive in this demanding market, we must both continue to refine current products so that they remain competitive, and continually design, develop and introduce, in a timely manner, new products that meet the performance and price demands of OEMs and consumers. To date, we have not developed new products to reduce our dependence on FlashPath or USB- and FireWire-based personal storage products. Product development is inherently risky because it is difficult to foresee developments in technology, coordinate our technical personnel and strategic relationships, and identify and eliminate design flaws. These development activities require the investment of substantial resources before revenue is derived from product sales. We do not have adequate financial resources to maintain the necessary development activities. We do not expect to have adequate financial resources in the foreseeable future. The failure to release commercially successful new products adversely affects our financial condition, provides competitors a first-to-market opportunity and allows competitors to achieve greater market share. Further, we are not able to recoup research and development expenditures when new products are not widely commercially accepted. If we are unable to develop new products, then we must acquire new products or product technologies. Because of our weak financial position and limited liquidity we do not expect to be able to acquire new products in the foreseeable future.

A reduction in the use of the 3.5-inch floppy disk drive by consumers and manufacturers is contributing to the decrease in sales of our FlashPath products.

      Our current FlashPath products only work in conjunction with the standard 3.5-inch floppy disk drive. While the 3.5-inch floppy disk drive is found today in most PCs, a number of newer PC models do not have this device and new industry standards may emerge that render the 3.5-inch floppy disk drive obsolete. In the future, we will have to rely on our other products and develop or acquire new products that use a different interface between personal computers and digital appliances.

Since our FlashPath products work only in conjunction with the 3.5-inch floppy disk drive, advances in flash memory cards make these products less competitive because of the increased time needed to transfer data using the 3.5-inch floppy disk drive.

      Consumer acceptance of our FlashPath products depends upon their ability to transfer quickly information from flash memory cards to PCs. However, the time needed to transfer information using a 3.5-inch disk drive increases as more data is transferred. As more memory is condensed onto flash memory cards, the time necessary to transfer all of the data from a single card increases. As technological advances make it possible and feasible to produce higher density cards, FlashPath is constrained by the inherent limitations of the 3.5-inch disk drive. Consequently, FlashPath is becoming less attractive to consumers, thus contributing to the decline in our sales.

Reduced consumer demand for our FlashPath products may have a significant impact on our business.

      Our current FlashPath products and other flash media readers are designed to provide connectivity between personal computers and digital appliances that use flash memory cards. Our current dependence on sales of FlashPath exposes us to a substantial risk of loss in the event that the flash memory market does not continue or if a competing technology replaces flash memory cards. If a competing memory storage device replaces or takes significant market share from the flash memory cards which our digital connectivity products support, we will not be able to sell our products in quantities sufficient to grow or maintain our current business.

Our sales of digital connectivity products may also be harmed if a single standard for flash memory cards emerges.

      We believe that demand for our flash memory connectivity products is also driven, to a large extent, by the absence of a single standard for flash memory cards. There are currently five major flash memory cards, none of which has emerged as the industry standard. Should one of these cards or a new technology emerge as an industry standard, flash memory card readers could be built into PCs, eliminating the need for our current flash memory connectivity products.

We may not be able to sell sufficient quantities of our personal storage products to sustain our future growth if PC manufacturers do not adopt IEEE 1394 as a high-speed peripheral interface or if a competing CPU interface displaces or prevents the widespread adoption of IEEE 1394.

      A substantial portion of our business depends on the adoption of Institute of Electrical and Electronics Engineering, or IEEE, 1394 technology by PC manufacturers. IEEE 1394 is a high-speed PC interface that is replacing Small Computer System Interface, or SCSI, and parallel interfaces. If these manufacturers do not include an IEEE 1394 interface on their PCs or notebook computers, then we may not be able to sell sufficient quantities of our FireWire personal storage products to support our future growth. FireWire is Apple’s trade name for IEEE 1394. For example, a competing high-speed interface, such as Universal Serial Bus, or USB, 2.0, could emerge as an industry standard, thus limiting the demand for our FireWire technology and related personal storage products.

We may not be able to sell sufficient quantities of our personal storage products to support our business if suppliers of our drives develop native FireWire-based personal storage products that do not require our FireWire conversion technology.

      We embed conversion ASICs and integrated software drivers in the hard disk drives we obtain from our suppliers, which enables our FireWire-based personal storage products to be used with FireWire-equipped computers. We license this technology and the firmware from LSI Logic, Texas Instruments and other integrated circuit suppliers. If our suppliers of drives were to develop a native FireWire solution that does not require the conversion ASICs and drivers embedded in our products, then we may not be able to sell sufficient quantities of our FireWire personal storage products to support our business.

We may not be able to develop or maintain the strategic relationships necessary to provide us with the insight we need to develop commercially viable products.

      We may not be able to produce commercially viable products if we are unable to anticipate market trends and the price, performance and functionality requirements of flash memory card, PC and digital appliance manufacturers. We must continue to collaborate closely with our customers, our OEM manufacturers and our other contract manufacturers to ensure that critical development projects proceed in a coordinated manner. This collaboration is also important because our ability to anticipate trends and plan our product development activities depends to a significant degree upon our continued access to information derived from these strategic relationships. We currently rely on strategic relationships with flash memory card manufacturers, such as Toshiba, PC manufacturers, such as Apple, and consumer product OEMs, such as Olympus and FujiFilm. If we cannot maintain our relationships with these manufacturers, we may not be able to continue to develop products that are compatible with their flash memory cards, PCs and digital appliances. However, collaboration is more difficult because many of these companies are located overseas. If any of our current relationships deteriorates or is terminated, or if we are unable to enter into future alliances that provide us with comparable insight into market trends, we will be hindered in our ability to produce commercially viable products.

We may not be able to sustain our relationship with Apple Computer, which would greatly hinder our ability to timely develop products that are compatible with Macintosh operating systems.

      Historically, Apple has provided us, as an Apple developer, access to selected product road maps, which has allowed us to timely develop and engineer many of our current products, including our current FireWire and USB storage products. As a result of this collaborative relationship, we have received a substantial portion of our historical revenue from direct sales to Apple users. Moreover, we anticipate that a significant portion of our product revenue will continue to be derived from sales of our Apple compatible products in the near future. If there was a material deterioration of our relationship with Apple, we would not be able to timely develop new technologies that are compatible with Apple’s product road maps, which would have an adverse effect on our business. Moreover, we currently sell a number of our Apple products through the Apple Web Store, where our products may be sold separately or configured and ordered along with a Macintosh computer. While we do not anticipate any change in this arrangement, Apple is not contractually obligated to offer our products on their website.

A decline in the demand for Apple products would further reduce the market for many of our products.

      Our growth depends to a large extent on both our strategic relationship with Apple and demand for Apple products. This dependence is due primarily to the fact that, to date, Apple has been the principal PC manufacturer using the FireWire interface technology on which many of our products are based. If a decline in the demand for Apple products occurs or if Apple suffers a material change in its business, the market for many of our products would be negatively impacted.

We may fail to adequately protect our intellectual property and, therefore, lose our competitive advantage.

      Our proprietary technology with respect to 3.5-inch floppy disk drive interfaces and USB and FireWire source codes is critical to our future growth. We rely in part on patent, trade secret, trademark and copyright law to protect our intellectual property. However, the patents issued to us may not be adequate to protect our proprietary rights, to deter misappropriation or to prevent an unauthorized third party from copying our technology, designing around the patents we own or otherwise obtaining and using our products, designs or other information. In addition, we may not receive trademark protection for our “SmartDisk” name. We have filed for trademark registration of the name “SmartDisk,” but this has not yet been granted. We are aware of a trademark application for the name “SmartDisk” that was filed by another company. Our application could be denied and we could be prohibited from using the “SmartDisk” name. In that event, we would be required to incur substantial costs to establish new name recognition.

      We also claim copyright protection for some proprietary software and documentation. We attempt to protect our trade secrets and other proprietary information through agreements with our customers, employees and consultants, and through other security measures. However, despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or obtain and use information and software that we regard as proprietary. Those parties may have substantially greater financial resources than we have, and we may not have the resources available to challenge their use of our proprietary technology. If we fail to adequately protect our intellectual property, it will be easier for our competitors to sell competing products.

We may face competition from Intel if it decides to utilize its competing patent.

      Intel Corporation was issued a patent in 1997 disclosing and claiming technology substantially similar to that disclosed in one of our key patents. The Intel patent was filed four years after our effective filing date, and we do not believe that the Intel patent can be validly applied to any of the technology disclosed in our patent. However, given the substantial resources available to Intel, our financial condition could suffer if we engage in a dispute with Intel. Our business could also be harmed if Intel’s patent is determined to be valid and Intel or any licensee of Intel decides to sue our customers or develop and commercialize products based on its patent.

Infringement claims by third parties could result in costly litigation and otherwise adversely impact our business.

      From time to time we may receive communications from third parties asserting that our products infringe, or may infringe, the proprietary rights of these third parties. These claims of infringement may result in protracted and costly litigation that could require us to pay substantial damages or have sales of our products stopped by an injunction. Infringement claims could also cause product shipment delays, require us to redesign our products or require us to enter into royalty or licensing agreements, any of which could harm our business. For example, we received communications alleging that our FlashPath products infringed a third party’s patent rights. We have met with this third party, a non-public limited liability company, to gain a better understanding of its claim and attempted to resolve the dispute through mediation. Such mediation did not yield a resolution to the dispute and such party subsequently filed a complaint in the Central District Federal Court of the State of California. On November 20, 2000, we prevailed in moving the venue for such action from the State of California to the Middle District of Florida. While we believe that we do not infringe upon this third party’s patent and that such claim is wholly without merit, we cannot guarantee that the effects or outcome of this litigation will be favorable to us. Further, a complaint was filed on November 30, 2001 in the Southern District of New York by Dynacore Holdings Corporation and Dynacore Patent Litigation Trust alleging our infringement of said parties’ patent relating to local area network capabilities. The complaint seeks an undisclosed amount of damages, injunction and recall, as well as attorney fees. While we consider this claim, as it relates to us, to be wholly without merit, we cannot guarantee that the effects or outcome of this litigation will be favorable to us. In addition, we license a portion of the intellectual property included in our products from third parties, which may increase our exposure to infringement actions because we rely upon those third parties for information about the origin and ownership of the licensed intellectual property. We may also lose our license rights with respect to the intellectual property for which infringement is claimed. Further, if our customers are required to obtain a license on other than commercially reasonable terms, our business could be jeopardized.

Our operating results have fluctuated significantly and may fluctuate significantly in the future, which could lead to decreases in our stock price.

      Our operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. If our future operating results materially fluctuate or are below the expectations of stock market analysts or investors, our stock price would likely decline. Future fluctuations may result from a variety of factors, including the following:

•	The timing and amount of orders we receive from our customers, which may be tied to seasonal demand for the consumer products manufactured and sold by OEMs;

•	Cancellations or delays of customer product orders, or the loss of a significant customer;

•	Reductions in consumer demand for our customers’ products in general, such as Apple products, or for our products in particular, such as FlashPath;

•	The timing and amount of research and development expenditures;

•	The availability of manufacturing capacity necessary to make our products;

•	General business conditions in our markets in the United States, Japan and Europe, as well as general economic and political conditions;

•	Any new product introductions, or delays in product introductions, by us or by our competitors;

•	Increased costs charged by our suppliers or changes in the delivery or products to us;

•	Increased competition or reductions in the average selling prices that we are able to charge;

•	Fluctuations in the value of foreign currencies, particularly the Japanese yen and British Pound, against the U.S. dollar; and

•	Changes in our product mix as well as possible seasonal demand for our products.

      As a result of these and other factors, we believe that period-to-period comparisons of our historical results of operations are not a good predictor of our future performance.

      The stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of the stocks of technology companies. Recently, the market price of our common stock, like that of many technology companies, has experienced significant fluctuations. For instance, from October 6, 1999, the date of our IPO, to September 16, 2002, the reported last sale price for our common stock ranged from $0.14 to $65.13 per share. On September 16, 2002, the reported last sale price of our common stock was $0.16 per share.

      The market price of our common stock also has been and is likely to continue to be significantly affected by expectations of analysts and investors. Reports and statements of analysts do not necessarily reflect our views. The fact that we have in the past met or exceeded analyst or investor expectations does not necessarily mean that we will do so in the future.

We have indemnification obligations related to our intellectual property, which may require us to pay damages.

      Our arrangements with Fuji Photo USA, Iomega, SanDisk, Sony, Toshiba and others require us to indemnify them for any damages they may suffer if a third party claims that we are violating their intellectual property rights. While, to date, we have not received indemnification claims, there may be future claims. For example, Fuji Photo USA has been named as a co-defendant in the above referenced complaint initiated in California. We have agreed to indemnify Fuji Photo USA with respect to expenses or damages incurred by Fuji Photo USA in connection with this matter. Any indemnification claim may require us to pay substantial damages, which could negatively impact our financial condition.

Any settlement or claim awarded against us as a result of the securities class action suit filed against us could negatively affect our operating results and financial condition.

      On July 26, 2001, a securities class action suit was filed against us, several of our executive officers and directors, including Addison M. Fischer, Michael S. Battaglia and Michael R. Mattingly, and the following underwriters of our initial public offering: FleetBoston Robertson Stephens, Inc. (formerly BancBoston Robertson Stephens, Inc.), Hambrecht & Quist LLC, and U.S. Bancorp Piper Jaffray, Inc. The suit was filed in the United States District Court for the Southern District of New York on behalf of all persons who acquired our common stock between October 6, 1999 and December 6, 2000. The complaint charges defendants with violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, for issuing a registration statement and prospectus that contained material misrepresentations and/or omissions. The complaint alleges that the prospectus was false and misleading because it failed to disclose (i) the agreements between FleetBoston Robertson Stephens, Inc., Hambrecht & Quist LLC, and U.S. Bancorp Piper Jaffray, Inc. and certain investors to provide them with significant amounts of restricted shares of our common stock in the IPO in exchange for excessive and undisclosed commissions; and (ii) the agreements between FleetBoston Robertson Stephens, Inc., Hambrecht & Quist LLC, and U.S. Bancorp Piper Jaffray, Inc. and certain customers under which the underwriters would allocate shares of our common stock in the IPO to those customers in exchange for the customers’ agreement to purchase shares of our common stock in the after-market at pre-determined prices. The complaint seeks an undisclosed amount of damages, as well as attorney fees. We consider this claim, as it relates to us, to be wholly without merit and we will vigorously defend against such claim. Any settlement or claim awarded against us as a result of the securities class action suit filed against us could negatively affect our operating results and financial condition.

      During 2001, three additional class action suits were filed against one of the underwriters in our initial public offering, FleetBoston Robertson Stephens, Inc. The suits were also filed in the United States District Court for the Southern District of New York on behalf of all persons who acquired our common stock between October 6, 1999 and December 6, 2000. These complaints make similar allegations that the registration statement and prospectus violate section 10(b) of the Exchange Act and Rule 10b-5 as a result of the undisclosed agreements between FleetBoston Robertson Stephens and certain inventors and customers. The complaints seek an undisclosed amount of damages, as well as attorney fees. These cases have been consolidated and we, together with all or substantially all of the underwriters, issuers and individual defendants in these consolidated class actions, have moved to dismiss all of the consolidated amended complaints, including those directed against us, as legally insufficient. All discovery in these consolidated actions has been stayed pending determination of the motions to dismiss.

We may have particular difficulty protecting our intellectual property rights overseas.

      The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States, and many U.S. companies have encountered substantial infringement problems in some foreign countries. Because many of our products are sold and a portion of our business is conducted overseas, primarily Japan and Europe, our exposure to intellectual property risks may be higher.

Because most of our sales are to a relatively small number of customers the loss of any of our key customers would seriously harm our business.

      Our business will be seriously harmed if we lose any of our significant customers, particularly Apple, Ingram Micro or Sony, or suffer a substantial reduction in or cancellation of orders from these customers. Our current distribution strategy results in sales to a limited number of customers, which account for a significant portion of our net revenue. Some of our products are sold as stand-alone products by OEMs and, to a lesser extent, are bundled together and sold with systems manufactured by third party OEMs. During the six months ended June 30, 2002, Apple, CompUSA and Ingram Micro accounted for approximately 20%, 7% and 16% of our revenue, respectively, and our top five customers collectively accounted for approximately 55% of our revenue. We expect sales of our products to a limited number of customers to account for a significant portion of our net revenue during 2002.

Since we sell our products to a limited number of large customers, any pressure on us from these customers to make price concessions would reduce our future gross margins.

      Our reliance on sales to a limited number of large customers may expose us to pressure for price concessions. Because of this reliance and because of our dependence on OEMs and distributors as a significant distribution channel, we expect that they may seek price concessions from us, which would reduce our average selling prices and our gross margins. Since we do not manufacture our own products, we may be unable to reduce our manufacturing costs in response to declining average per unit selling prices.

Our customers could stop purchasing our products at any time because we do not have long-term purchase contracts with them.

      No OEM or other customer is contractually obligated to purchase products from us. As a result, our customers are free to cancel their orders or stop ordering our products at any time. In addition, even if we are able to demonstrate that our products are superior, OEMs may still choose not to bundle our products with theirs or market and distribute our products on a stand-alone basis. OEMs may also change their business strategies and manufacturing practices, which could cause them to purchase fewer of our products, find other sources for products we currently manufacture, or manufacture these products internally.

Our ability to sell our products will be limited if the OEMs’ products do not achieve market acceptance or if the OEMs do not adequately promote our products.

      We depend upon our OEM customers to market certain of our products. Failure of the OEMs’ products to achieve market acceptance, the failure of the OEMs to bundle our products with theirs, or any other event causing a decline in our sales to the OEMs could seriously harm our business. Even if consumers buy OEMs’ products, their ultimate decision to buy our products depends on OEM packaging, distribution and sales efforts, which may not be sufficient to maintain or increase sales of our products. If we cannot achieve or maintain a sufficient consumer acceptance rate of our products concurrent with their purchases of OEM products, our future sales to OEM customers will be adversely affected.

A new or competing data transfer solution that achieves significant market share or receives significant support from manufacturers would jeopardize our business.

      Our products currently compete with a number of cable and non-cable interfaces between personal computers and digital appliances, including ports, PCMCIA slots and infrared interfaces, all of which are PC peripheral interfaces. It is possible that one of these competing data transfer solutions, or another existing or new technology, could achieve a significant market presence or become supported by a number of significant flash memory card, personal storage or digital appliance manufacturers. Regardless of the relative benefits of our products, if a competing product gains significant market share or significant support of flash card manufacturers, this product would likely emerge as the industry standard and thereby achieve a dominant market position that would jeopardize our survival.

We expect to continue outsourcing key operational functions and our ability to do so will be impaired if we are unable to maintain our strategic relationships.

      We have formed strategic relationships with a number of significant industry participants, including Apple, FujiFilm, Mitsumi, Olympus, Sony, Toshiba and Yamaichi. We depend upon these corporations to provide technical assistance and perform key manufacturing, marketing, distribution and other functions. For example, Yamaichi and Mitsumi currently manufacture some of our products, Toshiba and Apple provide technological assistance in the development of our products and Sony and Olympus market certain of our products. We expect that these and similar types of relationships will be critical to our business because we intend to continue outsourcing many key operational functions and we do not currently have the resources to perform these functions ourselves.

We must overcome geographic and cultural differences in order to maintain our strategic relationships.

      There are inherent difficulties in developing and maintaining relationships with foreign entities. Language and cultural differences often impair relationships, and geographical distance, at times, is also an impediment. If any of our current relationships is impaired, or if we are unable to develop additional strategic relationships in the future, our product development costs would significantly increase and our business would be materially and adversely affected.

A portion of our sales and expenses are geographically concentrated in Japan, and, therefore, we could suffer from exchange rate fluctuations and economic and political difficulties.

      Approximately 13% and 7% of our revenue for the six months ended June 30, 2002 was attributable to sales to Japanese and European customers, respectively. We expect sales to Japanese and European customers will continue to account for a portion of our total revenue for the foreseeable future. All of our Japanese sales, as well as the related expenses, are denominated in Japanese yen. Fluctuations in exchange rates between the yen and the U.S. dollar, particularly with respect to Japanese transactions denominated in a currency other than the yen, could adversely impact our financial results. All of our European sales, as well as the related expenses, are denominated in British pounds. Fluctuations in exchange rates between the pound and the U.S. dollar, particularly with respect to European transactions denominated in a currency other than the pound, could adversely impact our financial results. Some transactions and accounts of our Japanese and European subsidiary are U.S. dollar denominated. Since the foreign subsidiaries’ accounting records are kept in local currency, those U.S. dollar denominated transactions are accounted for using the local currency at the time of the transaction. U.S. dollar denominated accounts are remeasured at the end of the accounting period. This remeasurement results in adjustments to income. In addition, the balance sheet accounts of our foreign subsidiaries are translated to the U.S. dollar for financial reporting purposes and resulting adjustments are made to stockholders equity. The value of the Japanese yen and the British pound may deteriorate against the dollar, which would impair the value of stockholders’ investment in us. Fluctuations in the value of the Japanese yen and the British pound against the dollar have occurred in the six months ended June 30, 2002. These fluctuations resulted in a foreign currency translation adjustment to increase stockholders’ equity by approximately $0.8 million as of June 30, 2002. Further, we do not currently hedge against foreign currency exposure. In the future, we could be required to denominate our product sales in other currencies, which would make the management of currency fluctuations more difficult and expose us to greater currency risks.

We depend on a limited number of contract and offshore manufacturers, and it may be difficult to find replacement manufacturers if our existing relationships are impaired.

      We contract with offshore manufacturers to produce some of our products and our dependence on a limited number of contract manufacturers exposes us to a variety of risks, including shortages of manufacturing capacity, reduced control over delivery schedules, quality assurance, production yield and costs. For example, Yamaichi and Mitsumi are the sole manufacturers of our FlashPath products and Jess-Link is the sole manufacturer of our hard drive products. If Yamaichi, Mitsumi or Jess-Link terminates production, or cannot meet our production requirements, we may have to rely on other contract manufacturing sources or identify and qualify new contract manufacturers. The lead-time required to qualify a new manufacturer could range from three to six months. Despite efforts to do so, we may not be able to identify or qualify new contract manufacturers in a timely manner and these new manufacturers may not allocate sufficient capacity to us in order to meet our requirements. Any significant delay in our ability to obtain adequate quantities of our products from our current or alternative contract manufacturers would cause our sales to decline.

Our dependence on foreign manufacturing and international sales exposes us to difficulties often not encountered by exclusively domestic companies.

      Many of our products are manufactured overseas and a significant portion of our revenue is derived from overseas sales. Approximately 20% of our revenue during the six months ended June 30, 2002 was derived from customers located outside the United States. Our dependence on foreign manufacturers and international sales poses a number of risks, including, but not limited to:

•	Difficulties in monitoring production;

•	Transportation delays and interruptions;

•	Unexpected changes in regulatory requirements;

•	Currency exchange risks;

•	Tariffs and other trade barriers, including import and export restrictions;

•	Difficulties in staffing and managing disparate branch operations;

•	Political or economic instability;

•	Compliance with foreign laws;

•	Difficulties in protecting intellectual property rights in foreign countries;

•	Exchange controls; and

•	Potential adverse tax consequences, including with respect to repatriation of earnings.

      We intend to continue manufacturing our products overseas and we anticipate that international sales will continue to account for a significant portion of our revenue. Therefore, we expect to be subject to the risks outlined above for the foreseeable future.

We have a limited number of suppliers of key components and our ability to produce finished products will be impaired if we are unable to obtain sufficient quantities of some components.

      Rohm is our sole provider of application specific integrated circuits, or ASICs, for our FlashPath products. In our FlashPath products, the specific function of these integrated circuits is the conversion of digital and analog data. In addition, LSI Logic and Texas Instruments are our primary suppliers of ASICs for our FireWire products. Our dependence on a limited number of suppliers and our lack of long-term supply contracts exposes us to several risks, including a potential inability to obtain an adequate supply of components, price increases, late deliveries and poor component quality. Disruption or termination of the supply of components could delay shipments of our products. The lead-time required for orders of some of our components is as much as six months. In addition, the lead-time required to qualify new suppliers for our components is as much as 12 months. If we are unable to accurately predict our component needs, or if our component supply is disrupted, we may miss market opportunities by not being able to meet the demand for our products. This may damage our relationships with current and prospective customers.

Our current and potential competitors have significantly greater resources than we do, and increased competition could harm sales of our products.

      Many of our current and potential competitors have significantly greater financial, technical, marketing, purchasing and other resources than we do. As a result, many of our competitors are able to respond more quickly to new or emerging technologies or standards or to changes in customer requirements. Many of our competitors are also able to devote greater resources to the development, promotion and sale of products, and are able to deliver competitive products at a lower end-user price. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. Therefore, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share. Any of these factors could have a material adverse effect on our business and operating results.

Our business may suffer if we are unable to manage our restructuring or growth.

      Material restructuring or growth, should it occur, is likely to place a burden on our operating and financial systems as well as our senior management and other personnel. Existing and new members of management may not be able to improve existing systems and controls or implement new systems and controls in response to such restructuring or growth. Management of our operations in diverse locations may also complicate the task of managing this change.

We may not be able to integrate the business of companies we acquire and therefore these acquisitions may not provide additional value to our stockholders.

      We continually evaluate potential acquisitions of complementary businesses, products and technologies. We acquired VST in March 2000 and Impleo in April 2000. We may not realize the desired benefits of these transactions or of future transactions. In order to successfully integrate acquired companies we must, among other things:

•	Continue to attract and retain key management and other personnel;

•	Integrate the acquired products from both an engineering and sales and marketing prospective;

•	Establish a common corporate culture; and

•	Integrate geographically distant facilities, systems and employees.

      If our management’s attention to day-to-day operations is diverted to integrating acquired companies or if problems in the integration process arise, our business could be adversely affected and we could be required to use a significant portion of available cash.

      If an acquisition is made utilizing our securities, significant dilution to our stockholders and significant acquisition related charges to earnings could occur.

      We may incur additional charges in the future resulting from redundancies in product lines, personnel and fixed assets associated with these acquisitions. For instance, on May 31, 2001, we announced our intention to close our Acton, Massachusetts facility and move those operations into our Naples, Florida headquarters. This closing allowed us to centralize our operations and marketing and development efforts, improve operational efficiencies and otherwise increase the effectiveness of our business. In connection with this closing, we recognized approximately $0.5 million in severance costs in the quarter ended June 30, 2001. The closing was substantially complete as of September 30, 2001. As a result, we incurred additional costs of approximately $1.2 million during the quarter ended September 30, 2001 associated with employee separation costs, excess facility costs and the disposal of fixed assets. Acquisitions may also cause us to incur or assume additional liabilities or indebtedness, including liabilities that are unknown or not fully known to us at the time of the acquisition, which could have an adverse effect on us. Furthermore, we cannot assure that any products we acquire in connection with any acquisition will gain acceptance in our markets.

We could be held liable for product defects, which could require us to pay substantial damages and harm our reputation with our customers.

      Complex products such as ours can contain errors, defects and bugs when first introduced or as new versions are released. Delivery of products with production defects or reliability, quality or compatibility problems could hinder market acceptance of our products, which could damage our reputation and harm our ability to attract and retain customers. Errors, defects or bugs could also cause interruption, delays or a cessation of sales to our customers, and could subject us to warranty claims from our customers. We would have to expend significant capital and resources to remedy these problems. Errors, defects or bugs could be discovered in our new products after we begin commercial production of them, despite testing by us and our suppliers and customers. This could result in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from our other development efforts, claims by our customers or others against us or the loss of credibility with our current and prospective customers.

Our executive officers and key personnel are critical to our business, and these officers and personnel may not remain with us in the future.

      We depend upon the continuing contributions of our key management, sales and product development personnel. The loss of any of those personnel could seriously harm us. Although some of our officers are subject to employment agreements, we cannot be sure that we will retain their services. In addition, we have not obtained key-person life insurance on any of our executive officers or key employees.

Risks Related to this Rights Offering

If you do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of our common stock.

      This rights offering is designed to allow all current stockholders to purchase additional shares of common stock at a fixed price to be determined before the rights offering begins and in an amount proportional to the stockholders’ existing interests. The purpose of this structure is to enable us to raise capital while allowing current stockholders to maintain their relative proportionate voting and economic interest. Six of our seven directors have advised us that they intend to exercise their basic subscription privileges in full. To the extent that current stockholders do not exercise their subscription rights and shares are purchased by other stockholders in this rights offering, and to the extent we issue to standby investors additional shares of common stock in this offering, the proportionate voting interest of the non-exercising stockholders will be reduced significantly, and the percentage of our expanded equity that their original shares represent after exercise of the subscription rights will be disproportionately diluted.

After completion of this rights offering, the chairman of our board of directors may have the ability to control our company.

      Prior to this rights offering, Mr. Addison Fischer, the chairman of our board of directors, beneficially owns approximately 36% of our outstanding common stock. Mr. Fischer has advised us that he and his affiliated company stockholder intend to exercise their basic subscription privileges in full. After completion of this rights offering, and depending on the extent to which current stockholders exercise their subscription privileges, Mr. Fischer could beneficially own more than 50% of our outstanding common stock. In such case, Mr. Fischer will be able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a change in control of our company. Our certificate of incorporation does provide, however, that the affirmative vote of 80% of our outstanding stock is required to remove any of our directors, to approve a business combination or certain other transactions between our company and a person or entity that beneficially owns 10% of our voting capital stock, or for our stockholders to amend our bylaws or the anti-takeover provisions of our certificate of incorporation.

After completion of this rights offering, we will probably need additional authorized shares of common stock to permit additional public or private offerings of equity securities.

      After completion of this rights offering, we will have only a limited number of authorized but unissued shares of common stock to permit public or private offerings of equity securities. In addition, until such time as we have sufficient authorized shares of common stock, we may be unable to grant options to purchase shares of our common stock to attract and retain officers, directors, or employees. Specifically, if the rights offering is fully subscribed, whether through any combination of basic subscription rights, over subscription rights, or sales to standby investors, there will be                                shares of authorized but unissued shares of common stock available for future issuance of equity securities. Any amendment to our certificate of incorporation to increase the number of authorized shares of common stock will require approval of our board of directors and stockholders. Our inability to amend our certificate of incorporation to increase the authorized shares of common stock, or any delay in amending our certificate of incorporation to approve such increase, could impair our ability to raise capital or to attract and retain officers, directors, or employees.

The price of our common stock may decline before or after the subscription rights expire.

      We cannot assure you that the public trading market price of our common stock will not decline after you exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that, following the exercise of subscription rights, you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until certificates are delivered upon expiration of this rights offering, you may not be able to sell the shares of our common stock that you purchase in this rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of this rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

Once you exercise your subscription rights, you cannot revoke the exercise.

      Once you exercise your subscription rights, you cannot revoke the exercise, even if fewer than all of the shares that we are offering are actually purchased. If we elect to withdraw or terminate this rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments.

The subscription price is not an indication of the value of our company.

      A special committee of our Board of Directors set the subscription price after considering a variety of factors as described in this prospectus. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition, or any other established criteria for value.

      You should not consider the subscription price as an indication of the present or future value of our company. The special committee obtained an opinion from First Tennessee Securities Corporation relating to the fairness, from a financial point of view, of this offering to our existing stockholders, excluding our officers, directors, and 10% stockholders. We have included this opinion as Appendix A to this prospectus.

USE OF PROCEEDS

      Assuming that stockholders exercise subscription rights for all of the common stock that we are offering, we will receive gross proceeds from the rights offering of approximately $           million. Since six of our directors have advised us that they intend to exercise their basic subscription privileges in full, we expect to receive proceeds of at least $           million from the rights offering. We will pay estimated expenses of approximately $                    in connection with the rights offering.

      We intend to use the net proceeds from the rights offering for general working capital purposes and to improve our liquidity.

PRICE RANGE OF COMMON STOCK

      Our common stock is listed on the Nasdaq National Market under the symbol “SMDK.” The following table sets forth the high and low closing sale prices per share of our common stock for the periods indicated:

	High	Low

Year ended December 31, 2002:
Third Quarter (through September 16, 2002)	$0.30	$0.14
Second Quarter	$1.79	$0.25
First Quarter	$3.63	$1.15
Year ended December 31, 2001:
Fourth Quarter	$1.79	$1.10
Third Quarter	$4.18	$1.50
Second Quarter	$4.70	$2.05
First Quarter	$7.31	$2.67
Year ended December 31, 2000:
Fourth Quarter	$13.25	$2.19
Third Quarter	$37.00	$14.38
Second Quarter	$36.50	$16.38
First Quarter	$65.13	$24.13

      As of September 16, 2002, there were approximately 170 holders of record of our common stock. However, the majority of shares are held by brokers and other institutions on behalf of stockholders; therefore, we are unable to estimate the total number of stockholders represented by these record holders. We believe that the number of beneficial owners of our common stock is in excess of 6,000. On September 16, 2002, the last sale price of our common stock as reported on the Nasdaq National market was $0.16 per share.

      We have never declared or paid any cash dividend on our common stock. Since we currently intend to retain all future earnings to finance future growth, we do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

      The following table sets forth (a) our company’s actual capitalization as of June 30, 2002, and (b) our capitalization as of June 30, 2002, as adjusted to reflect the sale of the maximum number of shares offered in this rights offering at an offering price of $          per share and the application of the estimated net proceeds therefrom, after deducting estimated offering expenses of $                    .

	June 30, 2002

	Actual		As Adjusted

	(In thousands, except
	share amounts)
Cash and cash equivalents		$4,409	$
Restricted cash		1,830
Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued or outstanding		—		—
Common Stock, $0.001 par value, 60,000,000 shares authorized; 17,783,890 shares outstanding actual; [ ] shares outstanding as adjusted		18

Capital in excess of par value		146,752

Treasury stock, 99,789 shares, at cost, actual and as adjusted		(99)		(99)
Accumulated other comprehensive income		181		181
Notes receivable from officers/employers		(295)		(295)
Accumulated deficit		(135,656)		(135,656)

Total stockholders’ equity		10,901		—

Total capitalization	$		$

SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and notes thereto, and other financial information included elsewhere in this prospectus. Our consolidated statements of operations data set forth below for the years ended December 31, 1999, 2000, and 2001 and the consolidated balance sheet data as of December 31, 2000 and 2001 have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The consolidated statement of operations data set forth below for the years ended December 31, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997, 1998, and 1999 have been derived from our audited consolidated financial statements which are not included in this prospectus. The balance sheet data and the statement of operations data as of and for the six months ended June 30, 2001 and 2002 have been derived from our unaudited financial statements included elsewhere in this prospectus, which we believe have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of the selected financial data shown.

						Six Months Ended
	Year Ended December 31,					June 30,

	1997	1998	1999	2000	2001	2001	2002

	(In thousands, except per share amounts)
Statement of Operations Data:
Revenues	$893	$15,323	$40,319	$96,722	$70,161	$37,937	$20,706
Cost of revenues	301	12,600	24,820	74,039	53,719	27,862	20,778
Gross profit (loss)	592	2,723	15,499	22,683	16,442	10,075	(72)
Operating profit (loss)(1)	(4,016)	(5,581)	1,763	(30,044)	(82,590)	(20,271)	(15,554)
Net income (loss)	(3,964)	(5,503)	958	(24,238)	(74,604)	(16,565)	(15,071)
Earnings (loss) per share — basic(2)	(0.51)	(0.68)	0.09	(1.44)	(4.25)	(0.95)	(0.85)
Earnings (loss) per share — diluted(2)	(0.51)	(0.68)	0.07	(1.44)	(4.25)	(0.95)	(0.85)
Balance Sheet Data:
Total assets	1,607	11,136	63,444	126,309	36,078	36,078	20,201
Long-term debt	645	648	—	—	—	—	—
Redeemable common stock	—	9,992	—	—	—	—	—
Stockholders’ equity (deficit)	(4,626)	(6,336)	49,787	100,315	25,114	25,114	10,901

(1)	Loss in 2000, 2001, and six months ended June 30, 2002 reflects approximately $24.7 million, $25.9 million, and $2.2 million, respectively, in amortization of goodwill and other acquisition related intangible assets recorded in connection with the VST and Impleo acquisitions. In addition, loss in 2001 and six months ended June 30, 2002 reflects approximately $43.8 million and $2.7 million, respectively, of impairment charges to reduce the carrying value of goodwill and other acquisition related intangible assets recorded in connection with the VST and Impleo acquisitions.

(2)	Shares used in computing earnings (loss) per share reflect the retroactive adjustment of outstanding shares related to the mergers of SmartDiskette Limited and SmartDisk Security Corporation into SmartDisk, as well as the one for four reverse stock split completed in August 1999.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with the Selected Consolidated Financial Data and our consolidated financial statements and notes thereto, which are contained elsewhere in this prospectus. Except for historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties and other factors that could cause actual results to differ materially. Such risks and uncertainties are discussed under the caption “Risk Factors.”

Results of Operations

     General

      During the first quarter of 2002, we began reporting our operations as one business segment. Previously, we had reported two business segments: personal storage and digital connectivity. The change to one business segment was made to conform to organizational changes made in the management of the business to more effectively utilize and deploy our assets on a worldwide basis.

Comparison of Six Months Ended June 30, 2002 and Six Months Ended June 30, 2001

     Revenues

      Product revenues are recognized when title and risk of loss are transferred to customers, which is generally at the time of shipment. Recognition of revenue on shipments to certain distributors is deferred until the distributors have resold the products. In addition, a provision for estimated product returns is recorded at the time the related revenue is recognized on sales to certain resellers that have rights of return. Total revenues were $20.706 million for the six months ended June 30, 2002 compared to $37.937 million for the six months ended June 30, 2001.

      The decrease in revenues resulted from a decline in revenue generated from personal storage and digital connectivity products arising from ongoing weakness in product demand, competitive market and pricing pressures compounded by continued weakness in the worldwide economy, as well as the absence of royalty income and license fees in the six months ended June 30, 2002. Product revenues from the sale of personal storage products decreased to approximately $15.0 million for the six months ended June 30, 2002 compared to approximately $21.3 million for the six months ended June 30, 2001.

      The decrease in revenues from the sale of personal storage products is primarily attributable to a decline in demand for USB- and FireWire-based storage products arising from ongoing weakness in storage product demand. In addition, during the quarter ended June 30, 2002, the sale prices of various personal storage products were reduced in order to stimulate product demand with the consequent impact on revenues. We expect the decline in sale prices of storage products to continue.

      Product revenues from the sale of digital connectivity products decreased to approximately $5.7 million for the six months ended June 30, 2002 compared to approximately $15.7 million for the six months ended June 30, 2001. The decrease in revenues from the sale of digital connectivity products is primarily attributable to a decline in sales of FlashPath products to OEM partners arising from the reduction in the use of the 3.5-inch floppy drive as a flash memory card interface. We expect the decline in sales of FlashPath products to continue as consumers move towards devices with higher transfer speeds resulting in lower revenue from digital connectivity products in 2002 than in 2001.

      Royalty income and license fees primarily consist of fees earned from a license agreement on our SafeBoot intellectual property. This agreement terminated on June 30, 2001. We currently do not have plans to enter into any such licensing agreements.

     Cost of Sales

      Cost of sales includes the purchased cost of product, packaging, storage, freight, scrap, as well as royalty payments payable on a number of personal storage and digital connectivity products. Cost of sales decreased to

$15.975 million for the six months ended June 30, 2002 compared to $27.406 million for the six months ended June 30, 2001. The decrease in cost of sales is due primarily to lower sales volumes of personal storage and digital connectivity products.

     Inventory Write-downs

      Inventory write-downs relate to provisions associated with the carrying value of inventory, revaluing of inventory to net realizable or market value, and excess and obsolete inventory. Inventory write-downs for the six months ended June 30, 2002 increased to $4.803 million compared to $0.456 million for the six months ended June 30, 2001. The increase in inventory write-downs is primarily due to (i) a reduction of approximately $3.2 million in the carrying value of a number of personal storage and software products necessitated by weak product sales and pricing pressures experienced during the quarter ended March 31, 2002, (ii) a provision of approximately $0.7 million to cover excess and obsolete products and (iii) a provision of approximately $0.4 million to cover inventory issues in connection with the restructuring our European facility associated with certain aging legacy storage products.

     Gross Profit (Loss)

      Gross loss for the six months ended June 30, 2002 was $0.072 million, or a negative 0.4% of total revenues, compared to gross profit of $10.075 million, or 26.6% of total revenues, for the six months ended June 30, 2001. Excluding the impact of the inventory write-downs, gross profit for the six months ended June 30, 2002 amounted to $4.731 million, or 22.9% of total revenues, compared to $10.531 million, or 27.8% of total revenues, for the six months ended June 30, 2001. The decrease in gross profit is primarily attributable to the inventory write-downs recorded during the year, lower sales volumes and associated gross profit, reduction in product demand and competitive pricing pressures. In addition, the impact of the reduction in carrying values of a number of personal storage and software products will adversely affect the absolute gross profit and as a percentage of total revenues earned in future reporting periods.

     Research and Development Expenses

      Research and development expenses consist primarily of salaries and payroll-related expenses for design and development engineers, as well as prototype supplies and contract or professional services. Research and development expenses decreased to $1.414 million, or 6.8% of total revenues, for the six months ended June 30, 2002 compared to $4.357 million, or 11.5% of total revenues, for the six months ended June 30, 2001.

      The decrease in research and development expenses is primarily attributable to cost savings realized due to the closing of the Acton, Massachusetts operation and the move to product outsourcing whereby a third party provides a turnkey product solution to us encompassing both design and manufacturing as well as other actions taken to reduce operating expenses. Research and development expenses related to personal storage and digital connectivity products were incurred to support the development of new products, such as the FireLite product range, as well as the maintenance and refresh of existing products.

     Sales and Marketing Expenses

      Sales and marketing expenses include salaries, benefits and travel expenses for our sales, marketing and product management personnel in the United States, Japan and the United Kingdom. These expenses also include other selling and marketing expenditures for items such as trade shows, advertising, marketing and other promotional programs. Sales and marketing expenses decreased to $2.906 million, or 14.0% of total revenues, for the six months ended June 30, 2002 compared to $4.304 million, or 11.4% of total revenues, for the six months ended June 30, 2001.

      The decrease in sales and marketing expenses is primarily attributable to cost savings realized due to the closing of the Acton, Massachusetts operation and the consolidation of sales and marketing activities in the U.S. following the Acton closure as well as other actions taken to reduce operating expenses.

     General and Administrative Expenses

      General and administrative expenses include the salaries and related expenses of our executive management, finance, information systems, operations, human resources, legal and administrative functions, as well as bad debt expense, lease rental expense, utilities, maintenance expenses, taxes, insurance, and legal and accounting professional fees. General and administrative expenses decreased to $4.769 million, or 23.0% of total revenues, for the six months ended June 30, 2002 compared to $4.833 million, or 12.7% of total revenues, for the six months ended June 30, 2001. The decrease in general and administrative expenses is primarily attributable to cost savings realized due to the closing of the Acton, Massachusetts operation as well as other actions taken to reduce our operating expenses offset by an increase in the allowance for doubtful accounts of $0.933 million in the quarter ended March 31, 2002 associated with certain aging receivables and provisions related to the restructuring of our European facility.

     Amortization and Depreciation

      Amortization includes the amortization of the purchase price allocated to the separately identified intangible assets acquired in the acquisitions of VST Technologies, Inc. and Impleo Limited and from El Gato Software LLC, as well as the amortization of other intangible assets, such as patents and licenses. The separately identified intangible assets acquired consist of non-compete agreements, distribution channels, trade names, patents, and workforce in place. These intangible assets have lives ranging from one to ten years from the date of acquisition. Depreciation includes the depreciation of property and equipment.

      For the six months ended June 30, 2002, amortization and depreciation totaled $2.823 million compared to $16.352 million for the six months ended June 30, 2001. The decrease is primarily attributable to the adoption of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets; whereby, starting on January 1, 2002, purchased goodwill is no longer amortized, and the decrease in the carrying amount of the separately identifiable intangible assets associated with the acquisitions of VST Technologies and Impleo Limited due to the impairment write-downs recorded in the three months ended September 30, 2001, December 31, 2001, and March 31, 2002, respectively.

     Impairment of Goodwill and Other Intangible Assets.

      We continually evaluate the recoverability of our goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. In addition, we continually evaluate the recoverability of our other intangible assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

      Under SFAS No. 142, goodwill of a reporting unit is tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Examples of such events or circumstances include, but are not limited to, a significant adverse change in legal factors or in the business climate, unanticipated competition and a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of.

      Under SFAS No. 142, goodwill is tested for impairment at a level of reporting referred to as a reporting unit. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. A two-step impairment test is used to identify potential goodwill impairment and measure the amount of a goodwill impairment loss to be recognized.

      The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any.

      The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

      The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in connection with a business combination is determined. That is, the fair value of a reporting unit is allocated to all assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

      Under SFAS No. 144, an impairment review is performed if events occur or circumstances change indicating that the carrying amount might not be recoverable. Factors considered important which could trigger an impairment review include, but are not limited to, a significant decrease in the market value, a significant adverse change in legal factors or in the business climate, a current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses and a current expectation that more-likely-than-not a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. If any of the impairment indicators are present or if other circumstances indicate that an impairment may exist, we must then determine whether an impairment loss should be recognized. An impairment loss can only be recognized if the undiscounted cash flows used to test for recoverability are less than the carrying value. If we determine that an impairment loss should be recognized, the impairment measured is based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model.

      As a result of the significant decline in the operating results and cash flows of personal storage products and European operations, combined with marginal historical operating and cash flow results, we undertook our impairment reviews. Based on impairment reviews performed at March 31, 2002, in relation to the carrying values of goodwill and other intangible assets recorded in connection with the acquisitions of VST Technologies, Inc. and Impleo Limited, as well as a license obtained from SanDisk Corporation to sell FlashPath for the MultiMediaCard, a $2.729 million impairment charge was provided in the three months ended March 31, 2002 to reduce the carrying value of the aforementioned assets to zero. The fair values used in measuring the impairment charge was determined based upon estimated discounted future cash flows. The assumptions supporting future cash flows, including the discount rate, were determined using our best estimates.

Business Restructuring Charges

      In the first quarter of 2002, we began the implementation of a restructuring plan in response to a decline in demand for our products and the competitive environment in which we operate and recorded a restructuring charge of $0.841 million. The restructuring plan includes an involuntary reduction in workforce of 21 employees across all business functions and the curtailment of certain expenditures.

				Restructuring
	Total	Non-cash	Cash	Liability at
	Charge	Charges	Payments	June 30, 2002

	(In thousands)
Workforce reduction	$513	$—	$125	$388
Facility lease and contract settlement costs	$96	$46	$—	$50
Write-down of property and equipment, net	$232	$232	$—	$—

Total	$841	$278	$125	$438

Closing of Acton Facility

      On May 31, 2001, we announced our intention to close our Acton, Massachusetts facility and move those operations into our Naples, Florida headquarters. This closing allowed us to centralize our operations and marketing and development efforts, improve operational efficiencies and otherwise increase our effectiveness.

In connection with this closing, which was substantially completed as of September 30, 2001, we recognized approximately $0.5 million in severance costs in the three months ended June 30, 2001. The severance costs incurred in association with the closing of the facility related to 20 employees whose positions were eliminated.

Gain (Loss) on Foreign Exchange

      Gain (loss) on foreign currency exchange reflects the remeasurement of transactions denominated in currencies other than the local currency of the U.S., Japanese and European operations. For the three months ended June 30, 2002, we recorded a loss of $0.566 million on foreign exchange compared to a gain of $0.119 million for the three months ended June 30, 2001. For the six months ended June 30, 2002, we recorded a loss of $0.550 million on foreign exchange compared to a gain of $0.399 million for the six months ended June 30, 2001. These losses resulted primarily from the devaluation of the U.S. dollar vis-a-vis the Japanese yen and British Pound during the six months ended June 30, 2002 and arose from trading balances between us and our subsidiaries and from trading balances amongst and between the subsidiaries.

Interest and Other Income (Expense), net

      The primary components of interest and other income or expense are interest earned on cash, cash equivalents and short-term investments and property and equipment write-downs.

Provision for Income Taxes

      We are subject to tax in Japan, Switzerland, the United Kingdom and the United States. These jurisdictions have different marginal tax rates. For the three and six months ended June 30, 2002, we recorded an income tax benefit of $0.322 million and $1.009 million, respectively, compared to $1.450 million and $3.013 million for the three and six months ended June 30, 2001, respectively. The benefit for the three months ended June 30, 2002 resulted from income tax benefits of $0.322 million consequent upon the release of estimates for taxes due which are no longer required to be provided for due to the loss position recorded at certain of our subsidiaries. The benefit for the six months ended June 30, 2002 resulted from an income tax expense of $0.104 million offset by income tax benefits of $0.791 resulting from amortization expense on certain intangible assets related to the VST and Impleo acquisitions and income tax benefits of $0.322 resulting from the release of estimates for taxes due which are no longer required to be provided for due to the loss position recorded at certain of our subsidiaries. A valuation allowance is provided to reduce deferred tax assets to the amount that will more likely than not be realized.

Comparison of Years Ended December 31, 2001 and 2000

Revenues

      Total product revenues were approximately $69.3 million for the year ended December 31, 2001 compared to approximately $94.3 million for the year ended December 31, 2000. This decrease was primarily attributable to a decline in demand for our products arising from the anticipated decline in the use of the 3.5-inch floppy drive as a flash memory card interface, a decline in demand for expansion bay products due to the redesign of Apple laptop computers, which no longer contain expansion bay capabilities, a continued weakness in the worldwide economy and a decline in research and development revenue.

      Our product revenues from the sale of personal storage products decreased to approximately $43.8 million for the year ended December 31, 2001 compared to approximately $49.8 million for the period from March 6, 2000, the date we acquired VST, through December 31, 2000. This decrease is primarily attributable to a decline in demand for our USB- and FireWire-based products arising from the continued weakness in the worldwide economy, as well as a decline in demand for expansion bay products due to the redesign of Apple laptop computers, which no longer have expansion bay capabilities. In addition we decreased the sale prices of various personal storage products during the year in order to stimulate market demand.

      Our product revenues from the sale of digital connectivity products decreased to approximately $25.4 million for the year ended December 31, 2001 compared to approximately $44.5 million for the year ended December 31, 2000. This decrease is primarily attributable to the decline in the use of the 3.5-inch floppy drive as a flash memory card interface, as consumers move toward devices with higher data transfer rates, such as our USB-based flash media readers. In addition, demand for our products declined as a result of the continued weakness in the worldwide economy. Both of these factors are contributing to the decline in our FlashPath products.

      Our revenues from research and development agreements were approximately $0.1 million for the year ended December 31, 2001 compared to approximately $1.3 million for the year ended December 31, 2000. This decrease is primarily attributable to a decline in new research and development agreements during the year. We earned the significant portion of our research and development revenues in 2001 from a research and development agreement, which was completed during the quarter ended June 30, 2001.

      Our revenues from license fees and royalty agreements were approximately $0.8 million for the year ended December 31, 2001 compared to approximately $1.1 million for the year ended December 31, 2000. This decrease is primarily attributable to the expiration of the license agreement in 2001 and purchase of the SafeBoot intellectual property by the licensee. These revenues represent less than two percent of our total revenues for the year ended December 31, 2001.

Cost of Revenues

      Cost of revenues were approximately $53.7 million for the year ended December 31, 2001 compared to approximately $74.0 million for the year ended December 31, 2000. This decrease in cost was due primarily to lower sales volume of our FlashPath products and certain personal storage products, offset in part by inventory writedowns of aging products of approximately $3.0 million.

      Our cost of revenues from the sales of personal storage products decreased to approximately $36.1 million for the year ended December 31, 2001 compared to approximately $43.6 million for the period from March 6, 2000, the date we acquired VST, through December 31, 2000. This decrease is primarily attributable to the decrease in sales volume of our personal storage products due to a decline in demand, which was offset in part by approximately $2.3 million of inventory writedowns during the year arising from the decrease in demand for certain legacy storage products.

      Our cost of revenues from the sales of digital connectivity products decreased to approximately $17.3 million for the year ended December 31, 2001 compared to approximately $30.1 million for the year ended December 31, 2000. This decrease is primarily attributable to the decline in demand for our FlashPath products. In addition, the cost of revenues for 2001 include an inventory writedown of approximately $0.7 million associated with our FlashPath for MultiMedia Card due to our discontinuance of that product.

Gross Profit

      Our gross profit for the year ended December 31, 2001 decreased to approximately $16.4 million, or 23% of total revenue, compared to approximately $22.7 million, or 23% of total revenue, for the year ended December 31, 2000. This decrease in the amount of gross profit is primarily attributable to declines in sales arising from declines in demand for our FlashPath products and various aging personal storage products with declining margins and the decrease in research and development revenue. In addition, we recognized inventory writedowns, associated with our connectivity products and aging legacy storage products, which decreased the amount of gross profit by approximately $3.0 million and the gross margin percentage from approximately 28% to the reported 23%.

      Our gross profit from sales of personal storage products for the year ended December 31, 2001 increased to approximately $7.7 million, or 18% of personal storage revenue, compared to approximately $6.2 million, or 12% of personal storage revenue, for the period from March 6, 2000, the date we acquired VST, through December 31, 2000. Our gross profit decreased in 2001 due to a decline in demand for our storage products and inventory writedowns associated with our aging legacy storage products. This decrease was offset by lower writedowns of inventory in 2001 as compared to 2000. In 2001, our inventory writedowns were approximately $2.3 million as compared to approximately $7.3 million in 2000. Excluding the inventory writedowns, the margins on our personal storage products would have been approximately 23% in 2001 and approximately 27% in 2000.

      Our gross profit from sales of digital connectivity products for the year ended December 31, 2001 decreased to approximately $8.1 million, or 32% of digital connectivity revenue, compared to approximately $14.4 million, or 32% of digital connectivity revenue, for the year ended December 31, 2000. This decrease was primarily attributable to a decrease in demand for our FlashPath products resulting from the anticipated decline in the use of the 3.5-inch floppy drive as a flash memory card interface and inventory writedowns of approximately $0.7 million associated with our FlashPath for MultiMedia Card product due to our discontinuance of that product.

Research and Development Expenses

      Research and development expenses decreased to approximately $7.7 million, or 11% of total revenues, for the year ended December 31, 2001 compared to approximately $9.2 million, or 9% of total revenues, for the year ended December 31, 2000. This decrease in expenditures was primarily attributable to cost savings realized due to the closing of our Acton, Massachusetts operation as well as other actions taken to control or reduce operating expenses.

      Research and development expenses related to our personal storage products were primarily incurred for the development of our new FireFly and FireLite line of hard disk drive products, and our FireWire 8X CD-R/W product. Research and development expenses related to digital connectivity products were incurred to support the development of our USB Flash Media Readers as well as the maintenance of existing products. In addition, research and development expenses were incurred in support of the development of our MVP software product and our DVD authoring products.

Sales and Marketing Expenses

      Sales and marketing expenses increased to approximately $9.2 million for the year ended December 31, 2001 compared to $6.6 million for the year ended December 31, 2000. The increase in expenditures was primarily attributable to an increase in marketing and sales personnel to support the launch of new products and the broadening of our distribution into more traditional consumer electronic and mass retail channels, an increase in advertising and promotional programs in support of our MVP software product and the inclusion of VST’s results for the twelve months ended December 31, 2001 compared to the period from March 6, 2000 to December 31, 2000 in the preceding year. This increase was offset in part by cost savings realized due to the closing of our Acton, Massachusetts operation as well as other actions taken to control or reduce operating expenses.

General and Administrative Expenses

      General and administrative expenses increased to approximately $12.5 million for the year ended December 31,2001 compared to approximately $12.3 million for the year ended December 31, 2000. This increase was primarily attributable to the inclusion of VST’s results for the twelve months ended December 31, 2001 compared to the period from March 6, 2000 to December 31, 2000 in the preceding year and integration expenses associated with the closing of our Acton, Massachusetts facility and the relocation of those operations into our Naples, Florida headquarters. This increase was offset in part by cost savings realized due to the closing of our Acton, Massachusetts operation as well as other actions taken to control or reduce operating expenses. During the year ended December 31, 2001, we recognized non-recurring expenses of approximately $1.7 million for costs associated with the closing of our Acton, Massachusetts operation, including employee severance, buyout of a facility lease and disposal of property and equipment.

Amortization of Goodwill and Other Acquisition Related Intangible Assets

      As of December 31, 2000, our intangible assets primarily consisted of goodwill and separately identified intangible assets recognized in connection with our acquisitions completed in 2000, which were recorded under the purchase method of accounting. The separately identified intangible assets acquired consist of non-

compete agreements, distribution channels, trade names, patents and workforce in place. These intangible assets have lives ranging from one to five years from the date of acquisition. Purchase price not allocated to separately identified intangible assets was allocated to goodwill. Goodwill is amortized over a five-year life from the date of acquisition. For the year ended December 31, 2001, amortization of goodwill and other acquisition related intangible assets totaled approximately $25.9 million compared to approximately $24.7 million for the year ended December 31, 2000. This increase was primarily attributable to the inclusion of the amortization associated with the acquisition of VST and Impleo for the twelve months ended December 31, 2001 compared to the period from March 6, 2000 to December 31, 2000 for VST and April 28, 2000 to December 31, 2000 for Impleo, which was partially offset by a reduction in fourth quarter amortization due to the recording of an impairment writedown of the goodwill and other acquisition related intangible assets recorded in connection with the VST acquisition.

Impairment of Goodwill and Other Acquisition Related Intangible Assets

      We continually evaluate the recoverability of our long-lived assets, such as goodwill and other acquisition related intangible assets, in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the overall business, a significant decline in the stock price for a sustained period, the market capitalization relative to net book value and significant negative industry or economic trends which indicate that this trend may continue for an indefinite period of time. If we determine that the carrying value may not be recoverable based upon the existence of one or more of the above indicators of impairment, any impairment measured is based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in our current business model.

      Based on the impairment review performed for the quarter ended September 30, 2001, we recorded a $42.0 million impairment charge to reduce goodwill and other acquisition related intangible assets recorded in connection with the VST acquisition. In addition, based on the impairment review performed for the quarter ended December 31, 2001, we recorded a $1.8 million impairment charge to reduce goodwill and other acquisition related intangible assets recorded in connection with the Impleo acquisition. These charges were determined based upon estimated discounted future cash flows. The assumptions supporting future cash flows, including the discount rate, were determined using our best estimates.

Closing of Acton Facility

      On May 31, 2001, we announced our intention to close our Acton, Massachusetts facility and move those operations into our Naples, Florida headquarters. This closing allowed us to centralize our operations and marketing and development efforts, improve operational efficiencies and otherwise increase the effectiveness of our business. In connection with this closing, we recognized expenses of approximately $1.7 million during the year ended December 31, 2001. Total closing expenses were comprised of approximately $0.6 million in severance costs recorded as operating expenses, approximately $0.6 million in lease cancellation costs recorded in general and administrative expenses and approximately $0.5 in property and equipment writedowns recorded in other expenses.

Gain on Foreign Exchange

      Gain on foreign exchange increased to approximately $0.7 million for the year ended December 31, 2001 compared to approximately $0.3 million for the year ended December 31, 2000. This increase is primarily due to the effect of the devaluation of the Japanese yen and the British pound versus the U.S. dollar during the period on the remeasurement of U.S. dollar denominated receivables.

Interest and Other Income, net

      Interest and other income, net decreased to approximately $0.3 million for the year ended December 31, 2001 compared to approximately $1.5 million for the year ended December 31, 2000. The primary components of interest and other income, net, are interest earned on cash, cash equivalents and short-term investments and gains or losses on the disposal of property and equipment. The most significant component of these items, for the year ended December 31, 2001, was interest earned on cash, cash equivalents, and short-term investments, which was approximately $0.5 million compared to approximately $1.4 million for the year ended December 31, 2000. This decrease in interest income is due to a reduction in cash, cash equivalents and short-term investments due to cash used during the year and lower interest rates earned on cash, cash equivalents and short-term investments arising from reductions in the Federal Funds Rate established by the Federal Open Market Committee during 2001. In addition, during 2001, we recorded a gain of approximately $0.2 million due to the sale of the SafeBoot intellectual property by the licensee. These items were offset by approximately $0.5 million in property and equipment writedowns associated with the closing of our Acton, Massachusetts facility.

Interest Expense

      Interest expense is incurred on the lines of credit in Japan and the United Kingdom. Interest expense for the year ended December 31, 2001 decreased by approximately $0.1 million compared to the year ended December 31, 2000. This decrease was attributable to a repayment of a large portion of the bank line of credit in Japan, resulting from a decrease in accounts receivable, which represents the borrowing base for the credit facility.

Income Tax Expense (Benefit)

      We are subject to tax in the United States, Japan, Switzerland and the United Kingdom. These jurisdictions have different marginal tax rates. For the year ended December 31, 2001, income tax benefit totaled approximately $7.1 million compared to approximately $4.1 million for the year ended December 31, 2000. The 2001 amount consisted of income tax benefits of approximately $7.7 million primarily resulting from amortization expense on certain intangible assets related to the VST and Impleo acquisitions partially offset by approximately $0.6 million of expense. Due to the treatment of the identifiable intangible assets under SFAS No. 109, Accounting for Income Taxes, we have a net deferred tax liability of approximately $0.8 million as of December 31, 2001. Based on our limited operating history and the cumulative losses from the most recent three years, a valuation allowance in the full amount of the deferred tax asset is provided to reduce deferred tax assets to the amount that will more likely than not be realized. As of December 31, 2001, we had a net operating loss carry forward of approximately $11.8 million for U.S. federal income tax purposes and approximately $1.5 million for United Kingdom income tax purposes.

Comparison of Years Ended December 31, 2000 and 1999

Revenues

      Total product revenues were approximately $94.3 million for the year ended December 31, 2000 compared to approximately $37.3 million for the year ended December 31, 1999. This increase was primarily attributable to sales of personal storage products subsequent to the acquisition of VST in March 2000 and an increase in sales of our digital connectivity products.

      For the period from March 6, 2000, the date we acquired VST, through December 31, 2000, revenues from personal storage products were approximately $49.8 million. Sales of personal storage products declined in the fourth quarter of 2000, primarily attributable to a decrease in sales of our USB- and FireWire-based personal storage products for the Apple market resulting from a decrease in demand for that market.

      Our product revenues from the sale of digital connectivity products increased to approximately $44.5 million for the year ended December 31, 2000 compared to approximately $37.3 million for the year ended December 31, 1999.

      We earned the significant portion of our research and development revenues from a research and development agreement, which was completed during the quarter ended March 31, 2000. Our total revenues from research and development agreements were approximately $1.3 million for the year ended December 31, 2000 compared to approximately $2.6 million for the year ended December 31, 1999.

      Our license fees and royalty revenues represent less than two percent of our total revenues for the year ended December 31, 2000.

Cost of Revenues

      Cost of revenues were approximately $74.0 million for the year ended December 31, 2000 compared to approximately $24.8 million for the year ended December 31, 1999. This increase in cost was due primarily to sales of personal storage products subsequent to the acquisition of VST and an increase in sales of our digital connectivity products.

      For the period from March 6, 2000, the date we acquired VST, through December 31, 2000, cost of revenues from sales of personal storage products was approximately $43.6 million. This amount includes approximately $5.2 million of inventory writedowns in the fourth quarter arising from a decrease in demand for personal storage products.

      Our cost of revenues from the sales of digital connectivity products increased to approximately $30.1 million for the year ended December 31, 2000 compared to approximately $24.8 million for the year ended December 31, 1999. This increase is primarily attributable to the increase in sales volume of our digital connectivity products. In addition, part of this increase is due to inventory writedowns of approximately $0.5 million associated with our Smarty smart card reader due to our discontinuance of that product line.

Gross Profit

      Our gross profit for the year ended December 31, 2000 increased to approximately $22.7 million, or 23% of total revenue, compared to approximately $15.5 million, or 38% of total revenue, for the year ended December 31, 1999. This increase in the amount of gross profit is primarily attributable to sales of personal storage products subsequent to the acquisition of VST in March 2000, which also contributed to the decrease in our gross margin percentage since the gross margin on personal storage products is typically less than on digital connectivity products. In addition, we recognized inventory writedowns primarily on our personal storage products during the fourth quarter of 2000, which reduced margins from approximately 29% to the reported 23%.

      For the period from March 6, 2000, the date we acquired VST, through December 31, 2000, gross profit from sales of personal storage products was approximately $6.2 million, or 12% of personal storage revenue. This amount includes inventory writedowns in the fourth quarter arising from a decrease in demand for personal storage products. Excluding the inventory writedowns, the margins on our personal storage products would have been approximately 23%.

      Our gross profit from sales of digital connectivity products for the year ended December 31, 2000 decreased to approximately $14.4 million, or 32% of digital connectivity revenue, compared to approximately $12.5 million, or 34% of digital connectivity revenue, for the year ended December 31, 1999. This decrease was primarily attributable to inventory writedowns associated with our Smarty smart card reader due to our discontinuance of that product line.

Research and Development Expenses

      Our research and development expenses increased to approximately $9.2 million, or 9% of total revenues, for the year ended December 31, 2000 compared to approximately $5.9 million, or 15% of total revenues, for the year ended December 31, 1999. This increase in expenditures was primarily attributable to the acquisition of VST, as well as hiring additional technical personnel, including salaries and related payroll expenses, costs incurred in conjunction with our research and development contracts and the outsourcing of product development.

      Research and development expenses related to digital connectivity products were incurred to support the development of our USB Flash Media Reader, other products to transfer digital content from flash memory cards to non-PC technologies and enhanced versions of our FlashPath products. Research and development expenses related to our personal storage products were incurred for the development of our USB/ FireWire combo hard disk drive for Windows, a bus powered FireWire CD-R/W and higher capacity thin FireWire hard disk drives.

Sales and Marketing Expenses

      Sales and marketing expenses increased to approximately $6.6 million for the year ended December 31, 2000 compared to $1.6 million for the year ended December 31, 1999. The change from 1999 to 2000 was primarily attributable to the acquisition of VST and Impleo. With the acquisition of VST in March 2000 and the acquisition of Impleo in April 2000, we added a number of new products to our existing product lines, significantly increasing our total sales and marketing expenses. These added products required more catalog and magazine advertising than we have needed in the past due to our OEM relationships.

General and Administrative Expenses

      General and administrative expenses increased to approximately $12.3 million for the year ended December 31, 2000 compared to approximately $6.3 million for the year ended December 31, 1999. This increase is primarily attributable to the acquisitions of VST and Impleo, as well as increases in depreciation and amortization, professional services, and legal and accounting fees. During the year ended December 31, 2000, we recognized non-recurring expenses of approximately $1.1 million for costs associated with a withdrawn secondary stock offering, employee severance and the forgiveness of a note receivable.

Amortization of Goodwill and Other Acquisition Related Intangible Assets

      For the year ended December 31, 2000, amortization of goodwill and other acquisition related intangible assets totaled approximately $24.7 million.

Gain on Foreign Exchange

      Gain on foreign exchange increased to approximately $0.3 million for the year ended December 31, 2000 compared to less than $0.1 million for the year ended December 31, 1999. This increase is primarily due to the effect of the devaluation of the Japanese yen and the British pound versus the U.S. dollar during the period on the remeasurement of U.S. dollar denominated receivables.

Interest and Other Income, net

      Interest and other income, net increased to approximately $1.5 million for the year ended December 31, 2000 compared to approximately $0.5 million for the year ended December 31, 1999. The primary components of interest and other income, net, are interest earned on cash, cash equivalents and short-term investments, gains or losses on the disposal of property and equipment and gains or losses on foreign exchange. The most significant component of these items, for the year ended December 31, 2000, was interest earned on cash, cash equivalents, and short-term investments, which was approximately $1.4 million compared to approximately $0.6 million for the year ended December 31, 1999. This increase in interest income is due to a full year of interest earned on the proceeds from our initial public offering, or IPO, in October 1999, less net proceeds primarily used for acquisitions.

Interest Expense

      Interest expense is incurred on the bank line of credit in Japan and the United Kingdom. We also incurred interest expense on VST’s line of credit until it was paid in full on March 31, 2000. Interest expense for the year ended December 31, 2000 remained consistent at approximately $0.1 million compared to the year ended December 31, 1999.

Income Tax Expense (Benefit)

      For the year ended December 31, 2000, income tax benefit totaled approximately $4.1 million. This amount consisted of income tax benefits of approximately $5.5 million primarily resulting from amortization expense on certain intangible assets related to the VST and Impleo acquisitions partially offset by approximately $1.4 million of expense.

Liquidity and Capital Resources

      Cash and cash equivalents decreased to $4.409 million at June 30, 2002 from $14.517 million at December 31, 2001. Cash and cash equivalents have decreased over each of the last several quarters. We have minimal financial resources and cash flow from operating activities continues to be insufficient to meet operating needs and other payment obligations.

      The decrease in cash and cash equivalents of $10.108 million reflected (i) net cash used in operating activities of $8.423 million, (ii) net cash used in investing and financing activities of $1.900 million and (iii) the positive effect of exchange rate fluctuation on cash of $0.215 million. Net cash used in operating activities was $8.423 million for the six months ended June 30, 2002 compared to $1.757 million for the six months ended June 30, 2001.

      Net cash used in operating activities of $8.423 million in the six months ended June 30, 2002 was comprised of (i) the net cash loss, or net loss adjusted for non-cash charges and credits, of $2.243 million and (ii) investment in working capital of $6.180 million. The investment in working capital was predominantly comprised of (i) increased accounts receivable of $2.089 million, resulting from sales in the latter part of the reporting period, (ii) increased inventory of $2.518 million, resulting from the reduction in sales activity of certain personal storage and software products and the purchases of initial stock levels of Universal Readers and USB versions of FireLite hard disk drives, (iii) increases in prepaid expenses and other current assets of $0.740 million, (iv) decreases in accounts payable of $0.337 million and (v) decreases in other accrued liabilities of $0.459 million.

      Net cash used in investing activities was $1.839 million for the six months ended June 30, 2002 compared to net cash provided by investing activities of $0.199 million for the six months ended June 30, 2001. The increase in net cash used in investing activities of $2.038 million resulted primarily from the increase in restricted cash of $1.830 million during the six months ended June 30, 2002 and the absence of activity in sales and maturities of short-term investments of $5.007 million and the release in restricted cash of $1.529 million offset by the absence of activity in purchases of short-term investments of $5.600 million and the reduction in fixed asset investment of $0.728 million. The increase in restricted cash of $1.830 million is due to the cash collateralization with our bankers of standby letters of credit issued to certain of our vendors.

      Net cash used in financing activities was $0.061 million and $0.231 million for the six months ended June 30, 2002 and 2001, respectively. The decrease in net cash used in financing activities was primarily due to the repayment and termination of our lines of credit. At June 30, 2002, we had $1.830 million in standby letters of credit outstanding, which were issued to certain vendors. These vendors will not draw against the standby letters of credit as long as vendor invoices are paid within established credit terms. As of June 30, 2002, none of the standby letters of credit had been drawn on. The standby letters of credit are cash collateralized with our bankers.

      At August 14 and September 9, 2002, we had $3.038 million and $2.747 million, respectively, in standby and commercial letters of credit outstanding, which were issued to certain vendors. Vendors who hold standby letters of credit will not draw against the standby letters of credit as long as vendor invoices are paid within established credit terms. Commercial letters of credit will be paid by our bank in accordance with the terms of the commercial letters of credit. As of September 9, 2002, none of the standby letters of credit had been drawn on. The standby and commercial letters of credit are cash collateralized with our bankers, and as a consequence we do not have access to the cash collateral for as long as the standby and commercial letters of credit exist. We believe that our cash and cash equivalents and working capital may not be sufficient to meet our operating requirements through the end of fiscal 2002. Our operating losses and working capital requirements continue to adversely affect cash flow. In the event of a continued decrease in revenue generation and cash flow from accounts receivable is reduced further or interrupted by slow collections, we will likely be unable to meet our operating requirements through the end of fiscal 2002. These liquidity problems raise substantial doubt about whether we can continue as a going concern without raising additional capital, and we may require additional capital after the completion of this rights offering. Such additional capital, if required, may not be available to us or may be available on terms which may be unacceptable to us.

      In addition to the proceeds from this offering, we may need additional sources of financing in order to carry on our operations as presently conducted, which may include bank borrowings or public or private offerings of equity or debt securities. We cannot assure you that such additional sources of financing will be available on acceptable terms, if at all. If additional financing is not available to us, we will have to implement additional measures to conserve cash and reduce costs, which may include, among other things, making additional cost reductions. However, there is no assurance that such measures would be successful. Our failure to raise required additional funds or to secure an additional credit facility would adversely affect our ability to:

•	maintain, develop or enhance our product offerings;

•	take advantage of future opportunities;

•	respond to competitive pressures; or

•	continue operations.

      Additional funds raised through the issuance of equity securities or securities convertible into our common stock may have the following negative effects on the then current common stockholders:

•	dilution in percentage of ownership in SmartDisk; and

•	the rights, preferences or privileges of the new security holders may be senior to those of the common stockholders.

      Before we issue additional equity securities after completion of this rights offering, we will have to amend our certificate of incorporation to increase the number of authorized but unissued shares of common stock. Any amendment to our certificate of incorporation to increase the number of authorized shares of common stock will require approval of our board of directors and stockholders. Our inability to amend our certificate of incorporation to increase the authorized shares of common stock, or any delay in amending our certificate of incorporation to approve such increase, could impair our ability to raise capital or to attract and retain officers, directors, or employees. See “Risk Factors.”

Critical Accounting Policies

      Our significant accounting policies are discussed above. Some of those accounting policies require us to make estimates and assumptions that affect the amounts reported by us. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. For the six months ended June 30, 2002, the following items required the most significant judgments and involved complex estimation:

Allowance for Doubtful Accounts

      We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations to us (e.g., bankruptcy filings, substantive downgrading of credit scores), we record a specific reserve for bad debts against amounts due to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize reserves for bad debts based on the length of time the receivables are past due ranging from 3% for current amounts to 100% for amounts more than 90 days past due based on our historical experience on a weighted average basis over the prior two years. If circumstances change (i.e., higher than expected defaults or an unexpected material adverse change in a major customer’s ability to meet its financial obligations to us), our estimates of the recoverability of amounts due us could be reduced by a material amount.

Inventory Reserves

      We evaluate the need for reserves based on a quarterly review of forecasted demand and market values for our products. Inventory reserves are established to the extent that the cost of the inventory exceeds the estimated market value of the inventory based on assumptions regarding future demand in relation to existing inventory balances and market conditions. Inventory reserves are applied directly to specific items. Short product life cycles are inherent in the high-technology market. Product and technology transitions announced by us or our competitors, delays in the availability of new products, changes in the purchasing patterns of our customers and distribution partners, or adverse global economic conditions may materially affect estimates of our inventory reserve requirements resulting in additional inventory write-downs.

Recent Accounting Pronouncements

      Effective January 1, 2002, we adopted SFAS No. 141, Business Combinations. SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets apart from goodwill. We evaluated our goodwill and other intangibles acquired prior to June 30, 2001 using the SFAS No. 141 criteria. This evaluation did not result in any reclassification between other intangible assets and goodwill at January 1, 2002. The adoption of SFAS No. 141 did not have a material impact on our financial position, results of operations or cash flows, but it will impact the accounting treatment of any future acquisitions.

      Effective January 1, 2002, we adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that purchased goodwill and certain indefinite-lived intangibles no longer be amortized, but instead be tested for impairment at least annually, or more frequently as impairment indicators arise, in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. We evaluated our intangible assets and believe that all such assets have determinable lives. If SFAS No. 142 had been in effect during the three and six months ended June 30, 2001, our net loss would have been reduced by approximately $2.4 million, or $0.14 per share and $4.9 million or $0.28 per share, respectively.

      Effective January 1, 2002, we adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 develops one accounting model for long lived assets that are to be disposed of by sale. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. The adoption of SFAS No. 144 did not have a material impact on our financial position, results of operations or cash flows.

      In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 eliminates SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, (and SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements, as it amends SFAS No. 4), which requires gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result, the criteria in APB Opinion No. 30 will now be used to classify those gains and losses. SFAS No. 145 amends SFAS No. 13, Accounting for Leases, to require that certain lease modifications that have economic effects similar to sale-leaseback transactions are accounted for in the same manner as sale-leaseback transactions. This amendment is consistent with the FASB’s goal of requiring similar accounting treatment for transactions that have similar economic effects. In addition, SFAS No. 145 makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. This statement is effective for fiscal years beginning after May 2002 for the provisions related to the rescission of SFAS Nos. 4 and 64, and for all transactions entered into beginning May 2002 for the provision related to the amendment of SFAS No. 13 although early adoption is permitted. We do not expect the implementation of this standard to have a material impact on our financial condition, results of operations or cash flows.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Exit or Disposal Activities, effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force (“EITF”) has set forth in EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs incurred in a Restructuring). A fundamental conclusion reached by the Board in this statement is that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, this SFAS eliminates the definition and requirements for recognition of exit costs in EITF Issue No. 94-3. This statement also establishes that fair value is the objective for initial measurement of the liability. The scope of SFAS No. 146 also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement or an individual deferred-compensation contract. We do not expect the implementation of this standard to have a material impact on our financial condition, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

      Interest Rate Risk. Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. The primary objective of our investment activities is to preserve our invested funds while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we have invested in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline in value. If market interest rates were to increase immediately and uniformly by 10 percent from levels at June 30, 2002, this would not materially change the fair market value of our portfolio. To minimize this risk, we maintain our portfolio of cash equivalents and short-term investments in a variety of securities including U.S. government and government agency notes, corporate bonds and money market funds. In general, money market funds are not subject to interest rate risk because the interest paid on such funds fluctuates with the prevailing interest rate. During the six months ended June 30, 2002, our investment portfolio included marketable securities with contractual maturities of less than one year and active secondary or resale markets to ensure portfolio liquidity.

      As of June 30, 2002, we did not hold amounts of cash equivalents and short-term investments that were subject to market risk.

      We do not currently hold or issue derivative securities, derivative commodity instruments or other financial instruments for trading purposes.

      Foreign Exchange Risk. We conduct operations and sell products in several different countries. Some balance sheet accounts of our U.S., Japanese and European operations are denominated in currencies other than the respective local currency and are remeasured to the respective local currency at the end of the accounting period. This remeasurement results in an adjustment to income. Additionally, the balance sheet accounts of our Japanese and European operations are translated to U.S. dollars for financial reporting purposes and resulting adjustments are made to stockholders’ equity. The value of the respective local currency may strengthen or weaken against the U.S. dollar, which would impact the value of stockholders’ investment in our common stock. Fluctuations in the value of the Japanese yen and the British pound against the U.S. dollar have occurred in 2002. Such fluctuations resulted in an accumulated unrealized foreign currency translation gain of approximately $0.816 million as of June 30, 2002, which is included in accumulated other comprehensive income and shown in the equity section of our balance sheet.

      While most of the transactions of our U.S., Japanese and European operations are denominated in the respective local currency, some transactions are denominated in other currencies. Since the accounting records of our foreign operations are kept in the respective local currency, any transactions denominated in other currencies are accounted for in the respective local currency at the time of the transaction. Upon settlement of such a transaction, any foreign currency gain or loss results in an adjustment to income.

      Our operating results may be impacted by the fluctuating exchange rates of foreign currencies, especially the Japanese yen and the British pound, in relation to the U.S. dollar. Most of the revenue and expense items of our Japanese and European subsidiaries are denominated in the respective local currency. In both regions, we believe this serves as a natural hedge against exchange rate fluctuations because although an unfavorable change in the exchange rate of the foreign currency against the U.S. dollar will result in lower revenues when translated into U.S. dollars, operating expenses will also be lower in these circumstances. For example, a decrease in the Japanese yen to U.S. dollar of 10 percent would have resulted in a decrease in revenues of approximately $0.3 million and an increase in the net loss before income tax of approximately $0.1 million. Further, a decrease in the British pound to U.S. dollar of 10 percent would have resulted in a decrease in revenues of approximately $0.2 million and a decrease in the net loss before income tax of approximately $0.1 million.

      We do not currently engage in hedging activities with respect to our foreign currency exposure; however, we continually monitor our exposure to currency fluctuations. We have not incurred significant realized losses on exchange transactions. If realized losses on foreign transactions were to become significant, we would evaluate appropriate strategies, including the possible use of foreign exchange contracts, to reduce such losses.

BUSINESS

      We are a leading developer, manufacturer and marketer of a range of advanced consumer electronic products and exciting software solutions that are enabling the digital age and simplifying the digital lifestyle. Our innovative products help users transfer, store, manage and share digital music, video, pictures and data. Headquartered in the United States, with operations in Europe and Asia, we sell and support our products worldwide.

Our Company

     Opportunity

      We believe that rapid technology advances, consumer appetites for all things digital and a worldwide economy increasingly dependent on computers and the Internet have created significant opportunity for us:

•	The digital lifestyle market is young and rapidly growing.

•	Consumers seek complete solutions to manage and enjoy living a digital lifestyle.

•	Our existing products are known for their innovative designs and their reliability.

     Solution

      We provide comprehensive devices and software solutions for moving, managing, creating and storing digital content among digital appliances, PCs and the Internet. Our products include external portable hard disk drives and floppy disk drives for desktop and notebook PCs, external CD read/write recorders, flash memory card readers, scanners and CD creation software. Our products are generally available for both Windows and Macintosh operating systems, allowing the OEMs and retailers that market our products to reach a large installed base of potential users. Our current and planned products are designed to offer the following principal benefits:

      Design. We emphasize innovative product designs that are both attractive and that enhance usability. Our USB flash memory readers, for example, feature an upright, ergonomic design that allow users to insert and eject media with just one hand. Our FireFly and FireLite drives feature aesthetically pleasing industrial designs.

      Portability. We place a premium on features that allow users to carry and use our products in a variety of settings. These features include compact designs, no requirement for a power adapter and no requirement for installed software drivers. We also offer carry cases that protect our products and make them easier to transport.

      Ease of Use. Our products are easy to use and install. Our personal storage systems address the storage needs of today’s consumers: portability, user friendliness, reliability and seamless integration with computer operating systems. These storage devices also offer our proprietary software that enhances the user’s experience, further differentiating our products from competitors’ offerings.

      Our FlashPath floppy disk adapter and USB-connected flash media readers allow the consumer to conveniently transfer digital content from a digital camera or other appliance to a personal computer by simply inserting the flash memory card in the reader and copying its contents to the PC. The interface standard supported by our USB flash media readers eliminates any driver software for most of today’s Windows and Macintosh operating systems. Unlike serial and parallel port-based products, our flash memory products do not rely upon a digital appliance’s power source to transfer digital data from a flash memory card to a PC. For example, our USB media readers are powered by the personal computer. This is important because digital appliances, such as digital cameras, consume significant amounts of power and require frequent battery replacement or recharging. Products that use serial or parallel cable interfaces quickly drain power from digital appliances, making those competing products less attractive. Also, consumers find portable products much more convenient to use if those products don’t require batteries or A/C adapters.

      Our software products allow users to compose slide or video shows and CDs, and play them with or away from a PC, without the need to learn the world of media and optical formats.

      Versatility. Our products can be used with a variety of PC hardware platforms and software environments. As a result, the same media reader that is used to transfer images from one digital camera to a Microsoft-based PC can be used to transfer images from another digital camera to an Apple computer. Similarly, the same media reader that is used to transfer images may also be used to transfer voice and other digital data from a variety of digital appliances that use the same flash memory card. Our personal storage systems are also compatible with both Windows and Macintosh operating systems.

      Compatibility. We offer both USB 2.0 and FireWire storage solutions. We offer flash media readers for all of the leading flash media card formats. Our software products support an extensive array of technical standards for audio, data, enhanced music and video formats for authoring to CDs.

      Quality. We believe that we have a reputation in the industry for producing high quality products. We invest substantial resources in our product development and test efforts to assure that our products work reliably across a broad range of configurations.

Business Strategy

      Our strategy is to:

•	Bring hardware products quickly to market with industry-leading solutions that emphasize leading-edge design, portability and ease of use and that capitalize on our core competencies;

•	Introduce and acquire innovative, complementary software products to create, manage and use multimedia presentations on PCs that can be viewed on digital and/or non-digital appliances; and

•	Leverage the distributor, retail and Internet channels of distribution and OEM partners we have established.

      Key elements of this business strategy include:

      Capitalize on Technology Expertise to Expand Our Product Offerings. We have developed expertise, intellectual property and core capabilities in digital connectivity, personal storage systems and software technologies. We continue to capitalize on our technology base, partnerships and patents to design, develop and market a broad range of products that enable consumers to use a variety of memory, storage and rotational media. We are also committed to maintaining media neutrality to enable consumers to transfer, store, create and share images and data quickly and easily among digital devices. We leverage our considerable software expertise in the areas of image, video and audio format and management, as well as CD recording formats, to continue to market software applications that simplify the tasks involved in managing, authoring and publishing digital media.

      Our products have been recognized as innovative with a series of positive media reviews and awards.

      Expand Customer and Strategic Industry Relationships. We have formed strategic relationships with a number of leading consumer product OEMs and other key industry participants. We intend to explore and develop long-term alliances with a diversified base of OEMs and other industry participants in other consumer electronics segments.

      Promote Brand Awareness of Our Products. It is critical that we obtain ultimate consumer acceptance of and demand for our products independent of sales that occur in conjunction with OEMs. To this end, we continue to build upon our initial success by promoting the SmartDisk name wherever possible. We are able to benefit from the powerful advertising and promotion of our products by the OEMs while simultaneously building our brand identity. We have developed marketing programs designed to promote our product brands and enhance brand awareness. We have expanded distribution channels for our products by promoting direct sales via the Internet and through retailers.

Products

      Our products are designed to easily transfer digital data among digital appliances, PCs and the Internet, to store, organize and manage that digital data, and to create media presentations for display on a PC or DVD player.

Personal Storage Systems

      Hard drives. We offer USB 2.0 and FireWire portable external hard drives that operate seamlessly with both Windows and Macintosh operating systems. Most do not require power adapters and all can be connected to or disconnected from a computer without shutting down or restarting the computer. Our newest lines of drives, FireFly and FireLite, have set a new standard for design, size and performance in portable hard drives. Both lines are palm-sized and weigh less than 6 ounces. This allows users to easily transport the drives in a shirt pocket from the “home office” to the “work office” with all operating systems applications and document files intact.

      We also offer a card bus product for FireWire users so they can plug our FireWire hard drives into notebooks that do not yet have FireWire ports.

      Optical drives. We have implemented design, portability and ease of use features into our FireWire portable CD-read/write drives so they are simple to use, durable and fast. Like our hard drives, they do not require their own power supply and can be connected to and disconnected from the PC without requiring the user to shutdown or restart the computer. This is an important benefit for mobile users. The drives support both Windows and Macintosh operating systems.

      Floppy drive products. Our portable external USB floppy disk drives also operate seamlessly with both Windows and Macintosh computers. They are among the highest volume products for all Macintosh CPUs in the United States. They address the need of Macintosh users for a floppy capability because Apple no longer includes floppy disk drives in its units. In addition, Windows notebook PC users represent another growing market for these products.

      Personal storage products accounted for approximately 0%, 52%, and 62% of our total revenues in 1999, 2000, and 2001, respectively. Personal storage products accounted for approximately 72% of our total revenues during the six-month period ended June 30, 2002.

Digital Connectivity Products

      FlashPath. FlashPath is a solid-state electronic device in the shape of a 3.5-inch floppy diskette that serves as a holder for a flash memory card, the film from a digital camera, to transfer images from digital cameras to PCs. The consumer may then edit the images, add text, graphics or sound, or mail the images over the Internet. FlashPath transfers images from the camera to the PC without using cables or PC peripheral ports and without any hardware installation. Our current FlashPath products transfer images from digital cameras using the SmartMedia, MultiMediaCard, and Memory Stick flash memory cards. A number of manufacturers use these flash cards in their digital cameras, including FujiFilm, Olympus, Panasonic, Sony and Toshiba.

      USB-Based Flash Media Readers. Our USB flash media readers allow convenient transfer of content between a PC and all leading flash media cards, including CompactFlash, SmartMedia, MultiMedia Card, Secure Digital and Memory Stick. Attachment of the readers to the PC involves no driver installation in most cases, thanks to our adherence to industry standards for USB “mass storage” devices. A consumer can use these products to quickly transfer data from (and to) an appliance such as a digital camera, digital video camera, cell phone, voice recorder or music player by inserting the appliance’s flash media card in the USB reader and performing normal PC copying tasks.

      Digital connectivity products accounted for approximately 92%, 46% and 36% of our total revenues in 1999, 2000 and 2001, respectively. Digital connectivity products accounted for approximately 28% of our total revenues during the six-month period ended June 30, 2002.

      Software. Our CD creation software, SmartDisk MVP, allows consumers to create multimedia presentations that combine their digital pictures, video and music — all with a few clicks of a mouse. The creations can be played back using a PC or with a DVD player and a television. Featuring a familiar entertainment center interface, SmartDisk MVP facilitates ease of use in managing and organizing digital content. The software also allows users to print digital photographs singly or as an album, in various sizes. Digital picture album covers may be customized with any digital image or video frame from a collection.

Research & Development

Technology

      Since our inception, we have focused our research and development efforts on developing and acquiring products that consumers can use to acquire, store, manage, and view their digital content. We believe these efforts have led us to develop expertise in a number of related technology areas, including flash memory technologies, particularly in interfacing with various formats of flash memory; hard disk interfacing technologies; optical drive interfacing technologies; USB 1.1 and USB 2.0; FireWire (1394A); Windows and Macintosh low and mid-level drivers; image, video, and audio digital formats and transformations; optical image formats (e.g., various CD and DVD logical formats); multimedia authoring; and Windows application programming techniques (particularly involving media management). We have also developed a team and process we believe is adept at matching new technologies with consumer needs and bringing the resultant products to market.

      Digital Connectivity. We have used our knowledge of flash memory, USB, and operating system drivers to provide products that allow consumers to transfer digital content between flash media and Windows and Macintosh PCs.

      Personal Storage Systems. Our storage products are compatible with a broad range of hardware platforms and software environments. These include both Windows and Macintosh operating systems and USB and FireWire system technologies. Some of these products are bundled with software applications that include capabilities such as encryption, password protection, boot capability, and drive partitioning.

      Software. The SmartDisk MVP software package incorporates proprietary technology developed internally and through acquisition, as well as licensed technology from a number of software vendors. Key technologies include management, rendering and transcoding of numerous digital image, video and audio formats; authoring of content in formats compatible with industry standard publication formats such as VCD and DVD Video; and production of optical disk output on CDR, CD read/write and a variety of DVD read/-writeable media.

Research & Development

      Our product design and development activities are conducted in our offices in Naples, Florida and Tokyo, Japan. Our research and development teams regularly collaborate and share data and research in order to maximize innovation and development.

      Naples. Our Naples team is primarily responsible for core research and development activities, including product conceptualization, software and firmware development, technical writing, electrical engineering and mechanical engineering. Our Naples team has significant expertise with hard drive, optical drive and floppy disk drive interfaces, flash memory media interfaces, driver, user and utility software interfaces and firmware design. We also employ a team of software engineers with deep knowledge of multimedia applications, including image, video and audio data, authoring for optical publication and Windows user interfaces. Our engineers and other research and development employees develop design specifications based on customer requirements and supervise our quality assurance activities. This team consists of executive management, line management, engineers, developers and quality assurance personnel.

      Tokyo. Our Tokyo team actively assists in the implementation of our product designs, with primary responsibility for applied engineering, production engineering and the supervision of our contract manufactur-

ers. Other activities include quality assurance and the localization/ translation of our products for the Japanese market.

      In 1999, 2000 and 2001, our research and development expenses were approximately $5.9 million, $9.2 million and $7.7 million, respectively. Our research and development expenses were approximately $1.4 million during the six months ended June 30, 2002.

Intellectual Property

      We do not intend to license our proprietary digital connectivity technology to flash memory card manufacturers, consumer product OEMs or other third parties in the future. We have granted certain USB and FireWire product manufacturers who are competitors a limited, non-exclusive license to include our USB and FireWire drivers in specific products for certain periods. In all cases, these versions of the USB and FireWire drivers are base level drivers, without the benefit of our complete feature set, which protects the added value of our products. The protection of our intellectual property rights is critical to our future success, and we rely in part on patent, trade secret, trademark, mask work and copyright law. We own 11 U.S. patents and approximately 60 foreign patents. We also have a number of pending patent applications in various countries. Our patents and patent applications cover various aspects of our technology.

      Our FlashPath trademark is registered in the United States and a variety of other countries in which we do business, and we will continue to evaluate the registration of additional trademarks as appropriate.

Sales and Marketing

      Sales. We market and sell our products worldwide to original equipment manufacturers, or OEMs, distributors, value-added resellers, retailers and catalog houses. SmartDisk-branded products are sold through the SmartDisk Web store as well as through the following worldwide channels:

      Distributors: D & H, Ingram Micro, Tech Data, Computer 2000, Navarre, North Amber and Wynit.

      Retailers: Best Buy, Circuit City, CompUSA, Amazon.com, B & H, Buy.com, Dixon’s, Eckerd, FNAC, Fry’s, Good Guys, J & R, LAOX, Meijer, Micro Center, Ritz Camera and Staples.

      Our direct sales staff solicits prospective customers, provides technical advice and support with respect to our products and works closely with distributors, retailers and OEMs.

      Sales to foreign markets and to significant customers are set forth in the notes to our consolidated financial statements.

      Marketing. Our marketing group is responsible for positioning and promoting our brands and products. Our overall marketing objective is to generate brand awareness and demand for our products and applications among our current and potential customers. Our marketing programs consist of sales promotions, public relations, advertising, trade shows and a corporate Web site to build awareness among consumers and to stimulate demand for both new and existing products. Marketing programs are conducted with retail channel partners to build demand for products at the point-of-sale through product promotions and in-store displays. We participate in co-marketing programs with other companies. Our distribution and reseller channels also provide marketing support.

Operations

      During the fourth quarter of 2001, we completed the assimilation of our Acton, Massachusetts operations into the Naples facility. As part of this transfer, virtually all product manufacturing was transferred to Asia. We now outsource our manufacturing to independent, contracted companies in the Philippines, Japan, and Taiwan. Under our manufacturing arrangements, we receive fully assembled and tested products based upon our proprietary designs and specifications. We select our manufacturers based upon their reputations for quality, their cost structures, their production capacities and their support of state-of-the-art manufacturing processes and systems. This strategy allows us to focus on our core research, product design and development capabilities, and to reduce the substantial capital investment required to manufacture our products. We believe that our use of experienced, high-volume manufacturers provides greater manufacturing specialization and expertise, higher levels of flexibility and responsiveness, and faster delivery of product than in-house manufacturing. In addition, we frequently seek the advice of our experienced manufacturers with respect to design changes that reduce manufacturing costs or lead times or increase the manufacturing yields and the quality of our finished products.

      To ensure that our products manufactured by others meet our standards, our production engineers generally work with our contract manufacturers throughout the production process. We establish product specifications, select the components to be used to produce our products, select the suppliers, and negotiate the prices for key components. We also work with our contract manufacturers to improve process control and product design, and conduct periodic, on-site inspections of our manufacturers. In addition, our production engineers conduct regular review meetings with our manufacturers to discuss sales forecasts and the procurement of long lead-time parts, production capacities and facilities.

      Other SmartDisk operations functions are procurement, technical support and order administration.

Customers and Partners

      Strategic Relationships. We have developed, maintained and continue to explore strategic relationships with industry participants that can assist us in the development of new products, provide us with access to leading edge manufacturing capabilities and market and distribute our products globally. These relationships include:

      Apple. We have worked with Apple as an Apple developer. This relationship has allowed us to focus on new opportunities in the development and engineering of many FireWire and USB systems. We sell products to Apple that, in turn, distributes them to their customers. Most of these sales are made through the Apple Web store.

      Sony. Under our co-development agreements with Sony, we have developed FlashPath products for use with the Sony Memory Stick. We are manufacturing, and Sony is marketing and distributing, these co-developed products.

      Ingram Micro. We use Ingram Micro Inc. as our primary distributor of products in the United States. We also use the IM-Logistics division of Ingram Micro Inc., the largest global wholesale provider of technology and supply chain management, as our fulfillment and logistics provider. IM-Logistics manages our warehousing, inventory, order management and transportation processes to help optimize our operations.

      Toshiba. Toshiba Corporation, a leading electronics company, played a critical role in our early development stage. Toshiba made an equity investment and introduced us to most of the key technical personnel that now constitute our Tokyo-based general management, applied engineering and production engineering team. Toshiba continues to provide cooperative support in several areas.

Competition

      The market for digital connectivity, storage products, multimedia management and CD creation software is intensely competitive and characterized by rapidly changing technology and consumer preferences. We believe that competition is likely to intensify as a result of increasing demand for digital appliances.

      In the digital accessories and hardware peripherals markets we face competition from numerous providers of cable and other non-cable interfaces, including ports, USB and infrared interfaces, and stand-alone FireWire and USB personal storage devices. There are no competitors known to us that offer a digital connectivity product for flash memory in the 3.5-inch floppy format.

      We believe that important competitive factors in our markets are quality, performance, price, time-to-market introduction, ease of use, reliability and technical service and support. We believe that we compete favorably with respect to these factors.

      In order for us to compete successfully against current and future competitors, we continue to shorten our time-to-market introduction, incorporate new design and technology features, reduce manufacturing costs, and differentiate our products through effective marketing and advertising.

Employees

      As of September 9, 2002, we had 50 full-time employees working in the United States, Europe and Japan, including nine employees engaged in research and development, 17 engaged in sales and marketing and 24 engaged in general and administrative activities, which includes certain executive officers, finance, operations and information systems personnel. Our employees are not represented by any collective bargaining agreements, and we have never experienced a work stoppage. We believe our employee relations are good.

Backlog

      Our backlog at September 9, 2002 was approximately $4.1 million compared to approximately $5.7 million at December 31, 2001. The decrease in backlog of approximately $1.6 million resulted primarily from the decrease in sales to our OEM customers. A substantial portion of our backlog is typically scheduled for delivery within 30-60 days. Variations in the size and delivery schedules of purchase orders received by us, as well as changes in customers’ delivery requirements, may result in substantial fluctuations in backlog from period to period. Accordingly, we believe that backlog cannot be considered a meaningful indicator of future financial results.

Properties

      Our corporate headquarters are located in Naples, Florida where we lease approximately 15,000 square feet of space. Our Japanese subsidiary leases approximately 4,200 square feet of office space in Tokyo, which serves as the headquarters for our Asian manufacturing management and for our Asian sales team. Our subsidiary in the United Kingdom leases approximately 5,900 square feet of office space and approximately 3,300 square feet of warehouse space in Famborough, England, which serves as the sales and distribution center of our digital connectivity and personal storage products to the European market. We believe that our current facilities are adequate to support our existing operations and that, if needed, we will be able to obtain suitable additional facilities on commercially reasonable terms.

Legal Proceedings

      On June 26, 2000, a complaint was filed in the Central District Federal Court of the State of California by a party alleging our infringement of that party’s patent. On November 20, 2000, we prevailed in moving the venue for such action from the State of California to the Middle District of Florida. We consider this claim to be wholly without merit. We intend to vigorously defend against this claim. See “Risk Factors — Infringement claims by third parties could result in costly litigation and otherwise adversely impact our business.”

      On July 26, 2001, a securities class action suit was filed against us, several of our executive officers and directors, including Addison M. Fischer, Michael S. Battaglia and Michael R. Mattingly, and the following underwriters of our initial public offering: FleetBoston Robertson Stephens, Inc. (formerly BancBoston Robertson Stephens, Inc.), Hambrecht & Quist LLC, and U.S. Bancorp Piper Jaffray, Inc. The suit was filed in the United States District Court for the Southern District of New York on behalf of all persons who acquired our common stock between October 6, 1999 and December 6, 2000. The complaint charges defendants with violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 (and Rule 10b-5 promulgated thereunder), for issuing a registration statement and prospectus that contained material misrepresentations and/or omissions. The complaint alleges that the prospectus was false and misleading because it failed to disclose (i) the agreements between FleetBoston Robertson Stephens, Inc., Hambrecht & Quist LLC, and U.S. Bancorp Piper Jaffray, Inc. and certain investors to provide them with significant amounts of restricted shares of our common stock in the IPO in exchange for excessive and undisclosed commissions; and (ii) the agreements between FleetBoston Robertson Stephens, Inc., Hambrecht & Quist LLC, and U.S. Bancorp Piper Jaffray, Inc. and certain customers under which the underwriters would allocate shares in the IPO to those customers in exchange for the customers’ agreement to purchase shares of our common stock in the after-market at pre-determined prices. The complaint seeks an undisclosed amount of damages, as well as attorney fees. This lawsuit is in one of the more than 300 class actions that have been filed against various underwriters, issuers and individuals in the United States District Court for the Southern District of New York. These cases have been consolidated and we, together with all or substantially all of the underwriters, issuers and individual defendants in these consolidated class actions, have moved to dismiss all of the consolidated amended complaints, including those directed against us, as legally insufficient. All discovery in these consolidated actions has been stayed pending determination of the motions to dismiss. We consider this claim, as it relates to us, to be wholly without merit and we will vigorously defend against such claim.

      On November 30, 2001, a complaint was filed in the Southern District of New York by Dynacore Holdings Corporation and Dynacore Patent Litigation Trust alleging our infringement of said parties’ patent relating to local area network capabilities. The complaint seeks an undisclosed amount of damages, injunction and recall, as well as attorney fees. We have signed a joint defense agreement with the other defendants, and the defendants have filed a dispositive motion for summary judgment. We consider this claim, as it relates to us, to be wholly without merit and we will vigorously defend against such claim.

      On May 6, 2002, we received a demand from the trustee in the bankruptcy proceeding of MicroAge, Inc., one of our former customers, for recovery of approximately $0.505 million that MicroAge, Inc. had paid to us over the period from January 15, 2000 to April 13, 2000, inclusive. We dispute the amount demanded and intend to defend against the demand.

      On June 13, 2002, we received a letter from counsel to SoftRAID LLC demanding payment of $0.285 million pursuant to a Software License Agreement with us. On July 31, 2002, SoftRAID notified us of its intention to arbitrate this dispute pursuant to the arbitration provisions of the Software License Agreement, and the American Arbitration Association had commenced administration of this proceeding. The parties settled the matter during August 2002.

MANAGEMENT

Executive Officers and Directors

      The following table sets forth certain information regarding our executive officers and directors.

Name	Age	Position

Addison M. Fischer	54	Chairman of the Board of Directors
Michael S. Battaglia	57	President, Chief Executive Officer and Director
Stuart Cox	46	Vice President — Product Development
Rod H. King	43	Senior Vice President, Sales and Marketing
Peter J. Quinn	46	Chief Financial Officer
Yoshiaki Uchida	59	Senior Vice President and General Manager, Asian Operations
Anthony A. Ibargüen	42	Director
Emmanuel A. Kampouris	67	Director
Kiyoshi Kobayashi	51	Director
Timothy Tomlinson	52	Director
Hatim Tyabji	57	Director

      Addison M. Fischer has served as Chairman of the Board of Directors since our inception in 1997. Mr. Fischer has been an investor in numerous emerging technology companies as his principal occupation for at least the past five years. Many of these companies are involved in the fields of computer security and office automation. He also serves on the board of directors of a number of companies, including Fischer International Systems Corporation, a privately held software company which he controls. He was also a long-time board member of and significant investor in RSA Data Security, Inc., a leader in cryptographic software, until its merger in 1996 with RSA Security Inc., which was formerly known as Security Dynamics Technologies, Inc. Mr. Fischer also controls Phoenix House Investments, LP, one of our principal stockholders. In addition, Mr. Fischer was one of the founders of VeriSign, Inc., a publicly held electronic credentials/digital certificate company. Mr. Fischer was a member of committees that set U.S. standards for computer security and electronic commerce. He has addressed the U.S. Congress, by invitation, on several topics, including digital signature standards, proposed FBI digital telephony legislation, and global U.S. competitiveness. Mr. Fischer holds numerous U.S. and international patents, and is a lifetime member of the Association of Former Intelligence Officers.

      Michael S. Battaglia has served as our President and Chief Executive Officer since January 1998 and as a director since October 1998. From May 1995 to December 1998, Mr. Battaglia was President and Chief Executive Officer of Fischer International Systems Corporation, a company controlled by Addison Fischer, our Chairman of the Board of Directors and holder of a majority interest in Phoenix House Investments, LP, one of our principal stockholders. During 1998, Mr. Battaglia also served as an officer of Fischer International. From August 1992 to December 1994, Mr. Battaglia was President of Mosler Inc., a provider of electronic security systems and security equipment. For the 25-year period prior to his tenure at Mosler, Mr. Battaglia held various senior management positions in the computer and information systems industry. He spent most of his professional career at Sperry Corporation in New York City and Philadelphia. Mr. Battaglia also serves on the board of directors of Fischer International, which is privately held.

      Stuart Cox has served as our Vice President, Product Development since March 2001. From August 1999 through February 2001, he served as our Director, Systems and Technology — Audio and Video Products. From January 1995 until joining us, he was Director of Systems Software Development for Motorola. Prior to that, he held a variety of product development positions in the electronics and personal computer industries.

      Rod H. King has served as our Senior Vice President, Sales and Marketing since March 2001. From 1988 until joining us, Mr. King served in a number of management positions with Fuji Photo Film, U.S.A., including Vice President and General Manager — Consumer Markets from 1997 to 2001, Vice President of

Sales — Consumer Markets from 1995 to 1997, Vice President of Marketing — Consumer Markets from 1993 to 1995 and Director of Marketing — Photographic Products from 1988 to 1993. Prior to that, he held a variety of positions with Polaroid Corporation. He began his professional career in sales at Xerox Corporation.

      Peter J. Quinn has served as our Chief Financial Officer since May 2002. Prior to joining our company, Mr. Quinn served as the Executive Vice President and Chief Financial Officer of Numerex Corp., a communications technology company headquartered in Atlanta from December 1999 until April 2002. Prior to that time, Mr. Quinn served as the Chief Financial Officer for Uplink Security, Inc., a high technology company that was acquired by Numerex in May 1998. Mr. Quinn also held a number of financial management positions in Ireland before his move to the United States to join Uplink.

      Yoshiaki Uchida has served as our Senior Vice President and General Manager, Asian Operations, since February 2000, and previously served as our Vice President and General Manager, Asian Operations, since November 1998. Prior to that time, Mr. Uchida spent 33 years with Toshiba Corporation in various management positions. He served as Deputy General Manager of Toshiba’s OME manufacturing and development facility, and most recently was Senior Executive Vice President of MediaServe Corporation, a Toshiba affiliate.

      Anthony A. Ibargüen has served as a director since August 1999. Since January 2002, Mr. Ibargüen has served as a Managing Director with Safeguard Scientifics, Inc., a publicly held leader in identifying, developing and operating technology and business services companies. From December 1999 to October 2001, he served as a President of Professional Services, Managing Director and then Venture Partner with Internet Capital Group, a publicly held technology holding company. From September 1996 through December 1999, Mr. Ibargüen was President of the Americas then President and Chief Operating Officer of Tech Data Corporation, a Fortune 100 distributor of information technology products and services. From August 1993 to August 1996, Mr. Ibargüen was Executive Vice President of Sales and Marketing and Co-Founder of Entex Information Services, Inc., an information technology services company. Mr. Ibargüen is also a director of Fortress Technologies, Inc. and Kanbay International, both of which are privately held.

      Emmanuel A. Kampouris has served as a director since April 2001 and is currently retired. From 1966 until he retired in December 1999, Mr. Kampouris served in various management positions at American Standard Companies Inc. and its subsidiaries, including Vice President and Group Executive of its International Division, Senior Vice President of the Building Products sector and from 1989 as President and Chief Executive Officer. He also served as Chairman of American Standard’s board of directors from 1993 until he retired at the end of 1999. He serves on the board of Stanley Works Corporation, a manufacturer of tools and home décor products, Horizon Blue Cross and Blue Shield, a provider of healthcare coverage, Alticor Inc, a global direct marketer, CLICK Commerce, a channel management software company, the National Endowment for Democracy, the Hudson Institute and the Oxford University Council for the School of Management Studies.

      Kiyoshi Kobayashi has served as a director since April 2001. Mr. Kobayashi has served in various management capacities with Toshiba Corporation for more than five years.

      Timothy Tomlinson has served as a director since our inception in 1997. He co-founded Tomlinson Zisko Morosoli & Maser LLP, a law firm, in 1983, and has been a partner there since that time. Since August 2001, Mr. Tomlinson has served as a Managing Director of Tierra del Oro, LLC, a venture capital fund which is affiliated with Zenerji, LLC, an asset management company, for which Mr. Tomlinson has also served as a Managing Director since September 2001. Mr. Tomlinson also serves on the board of directors of Oak Technology, Inc., a publicly held computer technology company, as well as other privately held companies, including Fischer International where he has served since April 1999 and Portola Packaging, Inc., a plastic packaging company.

      Hatim Tyabji has served as a director since August 1999. Since August 2001, Mr. Tyabji has been serving as an Executive Chairman of Bytemobile. From September 1998 to March 2001, he served as Chairman and CEO of Saraide, Inc., a provider of Internet and wireless data services. From 1986 until 1998,

Mr. Tyabji served as Chairman and CEO of VeriFone, Inc. Mr. Tyabji is a Director of Best Buy Company. Additionally, he is Chairman of the DataCard Group and a trustee of the Carnegie Institute.

Executive Compensation

Summary of Cash and Other Compensation

      The following table sets forth information concerning total compensation earned or paid to our Chief Executive Officer and our four most highly compensated executive officers who served in such capacities as of December 31, 2001, collectively referred to below as the “named executive officers,” for the fiscal years ended December 31, 1999, 2000 and 2001.

Summary Compensation Table

					Long Term
					Compensation

					Awards
	Annual Compensation				Securities
					Underlying
Name and Principal Position	Year	Salary	Bonus		Options

Michael S. Battaglia	2001	$325,000	$46,700		112,500
Chief Executive Officer and President	2000	275,000	37,750		325,000
	1999	275,000	165,500	(1)	200,000
Rod H. King	2001	$217,708	28,917		150,000
Senior Vice President — Sales and Marketing
Douglas R. Kraul	2001	$240,000	$54,700		150,800
Chief Technology Officer	2000	180,000	42,200		37,000
	1999	90,000	32,575		60,000
Quresh Sachee	2001	$188,000	$62,765		—
Senior Vice President — Operations	2000	162,772	30,250		85,000
	1999	146,667	69,304		50,000
Yoshiaki Uchida	2001	$170,000	$26,000		22,500
Senior Vice President and General Manager,	2000	185,000	27,500		65,000
Japanese Operation	1999	168,800	39,475		50,000

(1)	Mr. Battaglia’s 1999 bonus compensation includes $56,000 that was accrued in 1999 but paid in 2000.

Stock Option Grants in Fiscal 2001

      The following table sets forth each grant of stock options during the fiscal year ended December 31, 2001 to each of the named executive officers. No stock appreciation rights were granted to these individuals during that year.

Option Grants In Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed
		Percentage of			Annual Rates
	Number of	Total			of Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted to			Option Term(1)
	Options	Employees in	Exercise	Expiration
Name	Granted(#)	Fiscal Year	Price ($/Sh)	Date	5%($)	10%($)

Michael S. Battaglia	112,500	7.0	$3.12	7/01/11	220,742	559,403
Rod H. King	150,000	10.0	3.063	3/15/11	288,742	732,245
Douglas R. Kraul	140,000	9.0	3.063	3/15/11	269,682	683,428
	10,800	1.0	3.12	7/01/11	21,191	53,702
Quresh Sachee	—	—	—	—	—	—
Yoshiaki Uchida	22,500	1.0	3.12	7/01/11	44,148	111,880

(1)	Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the option term. The amounts have been calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, a named executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, if the executive were to sell the shares on the date of exercise. Therefore, there is no assurance that the value realized will be equal to or near the potential realizable value as calculated in this table.

(2)	Each of the options granted has a term of ten years from the date of grant, subject to acceleration upon a change of control of our company.

Stock Option Exercises and Values for Fiscal 2001

      The table below sets forth the following information with respect to option exercises during fiscal 2001 by each of the named executive officers and the status of their options at December 31, 2001:

•	the number of shares of common stock acquired upon exercise of options during fiscal 2001;

•	the aggregate dollar value realized upon the exercise of such options;

•	the total number of exercisable and non-exercisable stock options held at December 31, 2001; and

•	the aggregate dollar value of in-the-money exercisable options at December 31, 2001.

Aggregate Option Exercises in 2001 and Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
	Shares		Options at		Money Options at
	Acquired		December 31, 2001(#)		December 31, 2001($)(1)
	On	Value
	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael S. Battaglia	—	—	169,027	343,473	—	—
Rod H. King	—	—	—	150,000	—	—
Douglas R. Kraul	—	—	58,400	177,400	—	—
Quresh Sachee	—	—	60,002	94,998	—	—
Yoshiaki Uchida	—	—	55,624	81,876	—	—

(1)	In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $1.15, the closing sales price per share of common stock as reported by the Nasdaq National Market on December 31, 2001. For those options for which no value is reported, the exercise price exceeded the fair market value of the common stock on such date, and accordingly, such options were “underwater.”

Director Compensation

      Non-employee directors receive an annual cash retainer of $12,000, plus an additional $1,500 for each meeting attended and an additional quarterly cash retainer of $1,000 for service on a board committee during each year.

      Our Amended and Restated 1999 Incentive Compensation Plan includes an automatic grant program for non-employee directors. Under the plan, non-employee directors are automatically granted options to purchase 20,000 shares of common stock upon their initial election to our board of directors and 2,000 shares upon appointment to any committee and upon appointment as chairman of a committee. Thereafter, the directors are granted options to purchase an additional 10,000 shares in January of each year that they serve on the board and 4,000 shares each year that they serve as a committee member, and 2,000 shares each year that they serve as a chairman of a committee. For fiscal 2001, Mr. Bidzos, a former director of our company, and Messrs. Ibargüen, Kampouris, Tomlinson and Tyabji received grants under the plan. Each option granted under the automatic grant program vests 2% a month for each month after the grant and permits the holder to purchase shares of common stock at their fair market value on the date of the grant.

Employment Agreements

      Michael S. Battaglia. Mr. Battaglia’s at will employment agreement was entered into on April 30, 2002. His annual base salary is $375,000 and he is eligible for annual merit increases at the discretion of our board of directors and an annual bonus of $162,500 for 2002 if we achieve specific revenue and profitability goals. Bonuses for the remaining years in the term are at the discretion of the compensation committee of our board of directors. If we terminate Mr. Battaglia’s employment without cause, we must pay him severance of one years’ base salary plus a pro rata portion of his target bonus for the year in which his employment was terminated. Mr. Battaglia has agreed not to compete with us for one year after his employment if he resigns or if we terminate his employment.

      Rod H. King. Mr. King’s employment agreement has a three-year term ending March 16, 2004. His annual base salary is $275,000 and he is eligible for a bonus of $140,000 for 2002 if we achieve specific revenue and profitability goals. Bonuses for the remaining years are at the discretion of the compensation committee of our board of directors. If we terminate Mr. King’s employment without cause, we must pay him severance of six months’ base salary. Mr. King has agreed not to compete with us for two years after termination of his employment.

      Peter J. Quinn. Mr. Quinn’s employment agreement was entered into on April 22, 2002. His annual base salary is $210,000 and he is eligible to receive annual merit increases of at least three percent of his then current base salary at the discretion of our chief executive officer or our board of directors. Mr. Quinn is eligible to receive an annual bonus of up to $100,000, or such greater amount determined by our chief executive officer or our board of directors, pursuant to a performance bonus formula established by our chief executive officer or our board of directors. Upon his joining our company, we paid to Mr. Quinn a signing bonus of $25,000, issued to him 15,625 shares of common stock, and granted to him options to purchase 150,000 shares of our common stock at an exercise price of $1.20 per share. The options will vest 25% on the first anniversary of the date of grant and 6.25% during each subsequent quarter that the options are outstanding. If we terminate Mr. Quinn’s employment without cause, we must pay him severance of three months’ base salary and a pro rata portion of the bonus he would otherwise have received during that fiscal year. Mr. Quinn has agreed not to compete with us for one year following the termination of his employment.

      Quresh Sachee. During June 2002, Mr. Sachee resigned as an officer of our company, and we agreed to pay to him severance of three months’ base salary. Mr. Sachee has agreed not to compete with us during such severance period. Mr. Sachee’s employment agreement had a three-year term ending January 4, 2005. His annual base salary was $188,000 and he was eligible for bonuses based on achievement of specific revenue and profitability goals.

Employee Benefit Plans

      Amended and Restated 1999 Incentive Compensation Plan. Our board of directors adopted our 1999 Incentive Compensation Plan in July 1999 and our stockholders approved the adoption of the plan in July 1999. Our board of directors adopted our Amended and Restated 1999 Incentive Compensation Plan in March 2000 and our stockholders approved the adoption of the plan in May 2000. We have reserved 4,557,459 shares of common stock for issuance under the plan as of August 31, 2002, of which options to purchase 3,370,619 shares were outstanding as of that date. There remain 1,766,572 shares of common stock available for issuance under the plan. In addition, the number of shares of common stock reserved and available for delivery under the plan automatically increase on the first day of each calendar year by an amount equal to three percent of the total number of shares of our common stock outstanding on the last trading day of the immediately preceding calendar year. Accordingly, on January 2, 2002, the number of shares of common stock reserved and available for delivery under the plan automatically increased by 532,195 shares and such increase is included in the numbers reported above. Under the plan, officers, employees, members of the board of directors and consultants are eligible to receive awards. The types of awards that may be made under the plan are options to purchase shares of common stock, stock appreciation rights, restricted shares, deferred shares, bonus shares, dividend equivalents and other stock-based awards. Options may be either incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 or nonstatutory stock options not designed to qualify for favorable tax treatment. If shares awarded under the plan are forfeited, then those shares will again become available for new awards under the plan. Annual cash awards are limited to $10.0 million per person, and annual cash performance awards are limited to $20.0 million per person.

      The compensation committee of our board of directors administers the plan. The committee has complete discretion to make all decisions relating to the interpretation and operation of the plan, including the discretion to determine which eligible individuals are to receive any award, and to determine the type, number, vesting requirements and other features and conditions of each award.

      The exercise price for incentive stock options granted under the plan may not be less than 100% of the fair market value of the common stock on the option grant date. The exercise price may be paid in cash or by other means, including a cashless exercise method as determined by the compensation committee.

      The plan includes an automatic grant program for our non-employee directors. Under the plan, non-employee directors are automatically granted options to purchase 20,000 shares of common stock upon their initial election to the board of directors and 2,000 shares upon appointment to any committee of the board and upon appointment as chairman of a committee. Directors are granted options to purchase an additional 10,000 shares in January of each year that they serve on the board and 4,000 each year that they serve as a committee member, and 2,000 each year that they serve as chairman of a committee. All options granted under the automatic grant program vest 2% per month for each month after the grant date.

      Our board of directors may amend or terminate our plan at any time. If the board amends the plan, stockholder approval of the amendment will be sought only if required by an applicable law. The plan will continue in effect indefinitely unless the board decides to terminate the plan earlier.

      1999 Employee Stock Purchase Plan. Our board of directors adopted our 1999 Employee Stock Purchase Plan in July 1999, and our stockholders approved the adoption of the plan in July 1999. We have reserved 465,000 shares of common stock for issuance under the plan, of which 120,430 shares have been issued as of August 31, 2002. There remain 344,570 shares of common stock available for issuance under the plan. Once an employee enters the plan, on the first day of each offering period he or she is granted an option to purchase shares of our common stock, up to a maximum of 1,000 shares, on June 30 and December 31 of each offering period. The plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, is implemented through successive twelve-month offering periods, commencing the first trading day of January each year and running until the end of the year. The plan is administered by the compensation committee. Employees become eligible to participate when they have been employed for more than five months in a calendar year, working at least 20 hours per week. The plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee’s compensation. The price of stock purchased under the plan will be 85% of the lower of the fair market value of the common stock at either the beginning of the offering period or the day that the employee became eligible under the plan (if after the beginning of such period), whichever is higher, or the end of each six-month exercise period. Employees may not be granted shares under the plan if immediately following a grant they would hold stock and/or options to acquire stock possessing more than 5% of the total voting power of the shares of our company. In addition, employees may be granted options to purchase a maximum of $21,250 worth of stock per year under the plan. Employees may end their participation at any time and participation ends automatically upon termination of employment with us. Our board of directors may amend or terminate the plan at any time. If the board amends the plan, stockholder approval of the amendment will be sought only if required by an applicable law.

      1998 Employee Stock Option Plan. Our board of directors adopted a 1998 Employee Stock Option Plan in January 1998, and our stockholders approved the adoption of the plan in March 1998. Although we terminated this plan in July 1999, options to purchase 374,868 shares were outstanding as of August 31, 2002.

We have reserved 1,454,545 shares of common stock for issuance upon the exercise of options granted under the plan.

      The plan required that the exercise price for incentive stock options granted under the plan may not be less than 100% of the fair market value of the common stock on the option grant date. The exercise price may be paid in cash or, at the discretion of the compensation committee, in outstanding shares of common stock, by delivery of a promissory note, or by any combination of cash, shares of common stock or promissory notes. At the discretion of the compensation committee, the exercise price may also be paid by using a cashless exercise method.

      If a merger or other reorganization occurs, and our stockholders before the transaction hold a majority of the voting securities of the acquiring or surviving corporation after the transaction, outstanding options under the plan shall become exercisable for securities of the acquiring or surviving corporation. If our stockholders before the transaction hold less than a majority of the voting securities of the acquiring or surviving corporation after the transaction, outstanding options shall generally be canceled unless the merger or reorganization agreement provides otherwise.

      1998 Directors and Consultants Stock Option Plan. Our board of directors adopted a 1998 Directors and Consultants Stock Option Plan in January 1998, and our stockholders approved the adoption of the plan in March 1998. Although we terminated this plan in July 1999, options to purchase 139,593 shares were outstanding as of August 31, 2001. We have reserved 250,000 shares of common stock for issuance upon the exercised of options granted under the plan.

      The plan required that the exercise price for stock options granted under the plan be determined by the compensation committee at the time of grant. The exercise price may be paid in cash or, at the discretion of the committee, in outstanding shares of common stock, by delivery of a promissory note, or by any combination of cash, shares of common stock or promissory notes. At the discretion of the committee, the exercise price may also be paid by using a cashless exercise method.

      If a merger or other reorganization occurs, and our stockholders before the transaction hold a majority of the voting securities of the acquiring or surviving corporation after the transaction, outstanding options under the plan shall become exercisable for securities of the acquiring or surviving corporation. If our stockholders before the transaction hold less than a majority of the voting securities of the acquiring or surviving corporation after the transaction, outstanding options generally will be canceled unless the merger or reorganization agreement provides otherwise.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pre-Formation Advances

      From 1996 to March 1999, Addison M. Fischer, the chairman of our board of directors, and his affiliates, including Fischer International Systems Corporation, advanced SmartDiskette Limited, or SDL, non-interest bearing loans in the aggregate amount of approximately $600,000. In May 1999, prior to our acquisition of SDL, these advances were converted into 96,710 shares of SDL common stock and, after the acquisition in May 1999, these shares were in turn converted into 76,018 shares of our common stock.

Acquisition of SDL

      On May 26, 1999, the shareholders of SDL, which included Addison M. Fischer and Phoenix House, exchanged all of their shares of SDL for 515,500 shares of our common stock. Of the total number of our shares issued, Addison Fischer received 428,768 shares, Phoenix House received 32,918 shares and the other shareholders of SDL received the remaining 53,814 shares. As a result of this transaction, we acquired 100% of SDL and became the indirect owner of its principal patents.

Fischer International Transactions

      In January 1998, SmartDisk Security Corporation, or SDSC, our predecessor, entered into an operating agreement with Fischer International to provide operating services to SDSC, including developing and marketing the SafeBoot, FlashPath and Smarty products. SDSC agreed in return to reimburse Fischer International and us for the expenses related to providing those services. Upon our obtaining control of SDSC in May 1998, this agreement was terminated and replaced with a new operating agreement between Fischer International and us. Under this new agreement, as amended in June 1999, we reimburse Fischer International for marketing, accounting and other similar services. In addition, we previously shared office space with Fischer International. We have reimbursed Fischer International for the cost of this office space as well as other general and administrative expenses. Our share of these expenses is based on an internal analysis of the relative amount of time devoted to its business by employees of Fischer International as well as the overhead charges attributable to these employees. In 1999, 2000 and 2001, we paid Fischer International approximately $1.5 million, $300,000 and $200,000 under this arrangement for the reimbursement of expenses under the operating agreement and for the other shared services.

      In May 1998, we entered into license and distribution agreements with Fischer International. Under these agreements, we granted Fischer International a non-exclusive license to our SafeBoot product and distribution rights to our SafeBoot, Smarty and FlashPath products until 2001. Pursuant to this agreement, Fischer International agreed to pay us 33.3% of the net revenue derived from the sale of our products on a stand-alone basis and 5% of the net revenue derived from the sale of our products which are bundled with the products of third parties. In 1999 and 2000, we received approximately $470,000 and $71,000 from Fischer International under these agreements in royalties related to SafeBoot, and no royalties related to Smarty and FlashPath. This agreement was terminated in July 2000.

      During 2000, we engaged Fischer International to assist us in licensing our SafeBoot product to a third party. We paid Fischer International approximately $290,000 for its services in connection with this transaction.

Transactions with Toshiba

      During 1999, we sold a number of our products to an affiliate of Toshiba which in turn serves as sales agent to Toshiba in its role as an OEM customer. During 1999, we had aggregate sales to Toshiba or the sales agent of approximately $815,000.

      Also, during 1999, four engineers from Toshiba worked for us on a contract basis. During 1999, we paid Toshiba approximately $474,000 for these services.

Employee Advances

      On March 3, 1998, we loaned Michael Battaglia $305,114 in connection with Mr. Battaglia’s exercise of an option to purchase 426,136 shares of our common stock. The loan was amended on April 3, 2002 to modify the rate of interest to 2.88% from 5.47%, to extend the principal balance due date an additional two years to March 3, 2005, to make interest payable annually instead of quarterly and to allow Mr. Battaglia to defer, at his discretion, the payment of interest until the due date of principal. The principal balance is due on the earlier of March 3, 2005 or the end of his employment with us or an affiliate of ours. The outstanding principal balance of the loan as of June 30, 2002 was $276,937.

Other Transactions

      On July 1, 1999, as part of a round of investments led by SCM Microsystems, we sold an aggregate of 20,000 shares of common stock to Mr. Tomlinson and a former director for $160,000, or $8.00 per share. Individually, Mr. Tomlinson received 7,500 shares and the former director received 12,500 shares. In addition, First TZMM Investment Partnership, an entity affiliated with Tomlinson Zisko Morosoli & Maser LLP, acquired 27,500 shares for $220,000.

      On January 31, 2000, we loaned Timothy Tomlinson $209,994 pursuant to a promissory note in connection with his exercise of an option to purchase 6,000 shares of our common stock for $35 per share. In November 2000, we repurchased these shares for $30,375 and cancelled the remaining balance of the promissory note.

      Mr. Tomlinson is a partner of Tomlinson Zisko Morosoli & Maser LLP, which provided legal services to us in 2001. Fees paid in 1999, 2000, and 2001 to Mr. Tomlinson’s firm did not exceed 5% of the law firm’s gross revenues for the firm’s respective fiscal year.

Interests in the Rights Offering

      As a result of this offering, our directors and officers and certain of their affiliated company stockholders will have the right to purchase additional shares of common stock at the offering price in an amount proportional to their existing interests. These officers, directors, and affiliated companies will receive the same terms as the other stockholders in this rights offering. The following table presents certain information with respect to the shares held by certain of our officers, directors, and their affiliated companies and the shares of common stock that those officers, directors, and their affiliated companies may purchase pursuant to their basic subscription rights in this rights offering.

			Rights to Purchase
Officer or Director	Shares Held		in this Offering

Addison M. Fischer	6,380,912	(1)
Michael Battaglia	368,636
Anthony A. Ibargüen	5,000
Emmanuel A. Kampouris	10,500
Rod H. King	6,000
Kiyoshi Kobayashi	—
Peter J. Quinn	15,625
Timothy Tomlinson	32,767	(2)
Hatim Tyabji	8,000
Toshiba Corporation	2,354,900

(1)	Includes 5,952,144 shares held by Phoenix House Investments, LP, which is controlled by Mr. Fischer.

(2)	Includes 1,500 shares held by trusts for which Mr. Tomlinson and his wife are the sole trustees and 22,250 shares held by an investment fund as to which Mr. Tomlinson is a general partner. Mr. Tomlinson disclaims beneficial ownership of all such shares.

PRINCIPAL STOCKHOLDERS

      The table below sets forth information regarding the beneficial ownership of our common stock as of September      , 2002, by the following individuals or groups:

•	each person or entity who is known by us to beneficially own more than 5% of our outstanding stock;

•	each of the executive officers named in the Summary Compensation Table above;

•	each of our directors; and

•	all directors and executive officers as a group.

      Unless otherwise indicated, the address of each of the individuals listed in the table is c/o SmartDisk Corporation, 3506 Mercantile Avenue, Naples, Florida 34104. Except as otherwise indicated, and subject to community property laws where applicable, to our knowledge the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

      The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following table is based on 17,783,890 shares of common stock outstanding as of September      , 2002. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are presently exercisable or exercisable within 60 days of September      , 2002 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

	Number of Shares	Percent of
Name of Beneficial Owner	Beneficially Owned	Shares Outstanding

Directors, Named Executive Officers and 5% Stockholders
Phoenix House Investments, LP(1)	5,952,144	33.5%
Toshiba Corporation(2)	2,354,900	13.2
Michael S. Battaglia(3)	707,024	3.9
Addison M. Fischer(4)	6,380,912	35.9
Anthony A. Ibargüen(5)	32,610	*
Emmanuel A. Kampouris(6)	23,580	*
Rod H. King(7)	67,875	*
Kiyoshi Kobayashi	—	—
Timothy Tomlinson(8)	59,237	*
Hatim Tyabji(9)	33,810	*
Yoshiaki Uchida(10)	105,934	*
All directors and executive officers as a group (10 persons)(11)	7,426,607	40.4

*	Less than one percent.

(1)	The address for Phoenix House is Phoenix House Investments, LP, 101 Convention Center Drive, Suite 850, Las Vegas, Nevada 89109. Phoenix House is controlled by Addison M. Fischer, the chairman of our board of directors.

(2)	The address for Toshiba Corporation is 1-1 Shibaura 1-Chome, Minato-ku, Tokyo 105, Japan.

(3)	Includes 338,388 shares subject to options either currently exercisable or exercisable by Mr. Battaglia within 60 days of September , 2002.

(4)	Includes 5,952,144 shares held of record by Phoenix House, an entity which Mr. Fischer effectively controls.

(5)	Includes 27,610 shares subject to options either currently exercisable or exercisable by Mr. Ibargüen within 60 days of September , 2002.

(6)	Includes 13,080 shares subject to options either currently exercisable or exercisable by Mr. Kampouris within 60 days of September , 2002.

(7)	Includes 61,875 shares subject to options either currently exercisable or exercisable by Mr. King within 60 days of September , 2002.

(8)	Includes 26,470 shares subject to options either currently exercisable or exercisable by Mr. Tomlinson within 60 days of September , 2002. Also, includes 1,500 shares held by trusts for which Mr. Tomlinson and his wife are the sole trustees. Mr. Tomlinson disclaims beneficial ownership of those shares. Also includes 22,250 shares held by an investment fund as to which Mr. Tomlinson is a general partner. Mr. Tomlinson disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein.

(9)	Includes 25,810 shares subject to options either currently exercisable or exercisable by Mr. Tyabji within 60 days of September , 2002.

(10)	Includes 105,934 shares subject to options either currently exercisable or exercisable by Mr. Uchida within 60 days of September , 2002.

(11)	See footnotes (3) through (10) above.

THE RIGHTS OFFERING

      Before exercising or selling any subscription rights, you should read carefully the information set forth under “Risk Factors.”

The Subscription Rights

      We are distributing, at no cost to our stockholders, non-transferable subscription rights to stockholders that owned shares of our common stock at the close of business on September 27, 2002. We will issue to you                     subscription rights for every share of common stock that you owned on September 27, 2002. You will not receive fractional subscription rights during the rights offering, but instead we will round your number of subscription rights down to the nearest whole number. Each subscription right will entitle you to purchase one share of common stock for $          . If you wish to exercise your subscription rights, you must do so before 5:00 p.m., Eastern Standard Time, on October      , 2002. We may, at our discretion, extend the rights offering for up to 60 days. After that date, the subscription rights will expire and will no longer be exercisable.

Basic Subscription Privilege

      Each subscription right will entitle you to purchase one share of common stock at a price of $          per share. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after October      , 2002, irrespective of whether you exercise your subscription rights immediately prior to that date or earlier.

Over-Subscription Privilege

      Subject to the allocation described below, each subscription right also gives you an over-subscription privilege to purchase additional shares of common stock that are not purchased by other stockholders. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you also must send the full purchase price for the number of additional shares that you have requested to purchase, in addition to the payment due for shares purchased through your basic subscription privilege.

      If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all over-subscription privileges, we will allocate the available shares among stockholders that over-subscribed in proportion to the number of shares purchased by those over-subscribing stockholders through the basic subscription privilege, and will refund any amounts due, without interest. However, if your pro rata allocation exceeds the number of shares you requested, you will receive only the number of shares that you requested, and the remaining shares from your pro rata allocation will be divided among other stockholders exercising their over-subscription privileges that have subscribed for additional shares in proportion to the number of shares purchased by that group of over-subscribing stockholders through the basic subscription privilege. In certain circumstances, however, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available.

      The following examples illustrate how shares will be allocated among stockholders that exercise their over-subscription privilege, depending on whether or not there is a sufficient number of shares remaining to satisfy all over-subscription exercises. For both examples, assume that Stockholders A, B, and C are the only stockholders that exercise their over-subscription privileges, as follows:

	Number of
	Shares Held Prior	Basic Subscription	Over-Subscription
	to Rights Offering	Privilege	Requests

Stockholder A:	1,000
Stockholder B:	10,000
Stockholder C:	100,000

Total:	111,000

Example 1:

      Assume that stockholders exercise their basic subscription rights for a total of [                    ] shares, so that a total of [                    ] shares remain available for over-subscription requests. Because that number exceeds the total number of over-subscription exercises, each of Stockholders A, B, and C will receive the full number of shares they subscribed for, as follows:

	Number of			Total Number of
	Shares Held Prior	Basic Subscription	Over-Subscription	Shares Held After
	to Rights Offering	Privilege	Requests	Rights Offering

Stockholder A:	1,000
Stockholder B:	10,000
Stockholder C:	100,000

Total:	111,000

Example 2:

      Assume that stockholders exercise their basic subscription rights for a total of [                    ] shares, so that a total of only [                    ] shares remain available for over-subscription requests. Because the number of over-subscription exercises exceeds the number available, the available shares will be allocated among Stockholders A, B, and C as follows:

Stockholder A:	×	/	=

Stockholder B:	×	/	=

Stockholder C:

Total:

Because Stockholder C over-subscribed for only                     shares, only                     shares will be allocated to him, even though the calculation would have permitted him to take up to                     shares. The remaining  shares (                    -                     =                     ) will be allocated between Stockholder A and B as follows:

Total basic subscription rights exercised:	Stockholder A:
Stockholder B:

Total

Stockholder A:	×	/	=

Stockholder B:	×	/	=

Total:

The total allocation of the over-subscription privilege will be as follows:

Stockholder A:	+	=

Stockholder B:	+	=

Stockholder C:	+	=

Total:

      Following this allocation, Stockholders A, B, and C will own shares as follows:

	Number of
	Shares Held	Basic	Over-	Total Number of
	Prior to Rights	Subscription	Subscription	Shares Held After
	Offering	Privilege	Requests	Rights Offering

Stockholder A	1,000
Stockholder B	10,000
Stockholder C	100,000

Total	111,000

Intended Purchases

      Messrs. Fischer, Battaglia, Ibargüen, Kampouris, Tomlinson, and Tyabji are directors of our company and currently beneficially own an aggregate of 6,805,815 shares of our common stock, excluding shares issuable upon exercise of options that they hold. These directors have advised us that they and their affiliates intend to exercise their basic subscription rights in full, which will assure that we receive gross proceeds of at least $           million in this rights offering, as follows:

	Addison M.	Michael S.	Anthony A.	Emmanuel A.	Timothy	Hatim
	Fischer	Battaglia	Ibargüen	Kampouris	Tomlinson	Tyabji

Shares Currently Held	6,380,912 (1)	368,636	5,000	10,500	32,767	8,000
Basic Subscription Privilege:
Number of Shares
Amount	$	$	$	$	$	$

(1)	Includes 5,952,144 shares held of record by Phoenix House, an entity which Mr. Fischer effectively controls.

No Recommendation

      Our company and our Board of Directors are not making any recommendations as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Expiration Date

      The rights will expire at 5 p.m., Eastern Standard Time, on October      , 2002, unless we decide to extend this rights offering for up to 60 days. If you do not exercise your subscription rights prior to that time, your subscription rights will be null and void. We will not be required to issue shares of common stock to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

Withdrawal Right

      Our Board of Directors may withdraw this rights offering in its sole discretion at any time prior to or on October      , 2002, for any reason, including, without limitation, a change in the market price of our common stock. If we withdraw this rights offering, any funds you may have paid will be promptly refunded to you, without interest or penalty.

Formation and Actions of the Special Committee of our Board of Directors

      On July 30, 2002, at a regular meeting of our Board of Directors, the Board of Directors discussed a variety of possible alternative transactions intended to address our liquidity constraints. As part of such general discussion, the Board discussed the possible benefits of a rights offering to existing stockholders and, in connection with such discussion, appointed a special committee consisting of Messrs. Tyabji, Ibargüen, and Kampouris, all independent directors of our company, to explore strategic alternatives for our company, including a possible rights offering. The Board of Directors also authorized the special committee to engage its own financial advisor and legal counsel.

      On July 31, 2002, a telephonic meeting of the newly formed special committee was held. At the meeting, the special committee engaged our corporate outside counsel to represent the special committee as its legal counsel, received a summary presentation from counsel on their fiduciary duties, discussed the engagement of a financial advisor and requested that counsel seek additional information from Mr. Fischer with respect to his interest in participating in a possible rights offering and the basic parameters of such interest.

      On August 7, 2002, during a telephonic meeting, the special committee and its legal advisor discussed the qualifications, preliminary views and potential interest of six nationally recognized investment banking firms that had been previously contacted in connection with their possible engagement as financial advisor to the special committee.

      On August 9, 2002, Mr. Fisher provided the special committee with an informal indication of his interest in participating on a pro rata basis in an approximately $7.5 million rights offering to our stockholders. The informal proposal did not specify a subscription price.

      On August 14, 2002, the special committee held another telephonic meeting, during which the special committee discussed Mr. Fischer’s proposal and the benefits and parameters of a rights offering generally. The special committee also discussed the engagement of a financial advisor and determined to engage First Tennessee Securities Corporation as the financial advisor to the special committee.

      On September 9, 2002, the special committee held a telephonic meeting during which the special committee and its legal and financial advisors discussed the status of the preparation of the registration statement, recommended timing and terms of the rights offering, and other issues to be resolved prior to commencing a rights offering. The committee’s financial advisor also summarized for the special committee its activities to date, its preliminary views with respect to the rights offering, and expectations regarding the analysis that would support its opinion. After discussion of these and other issues, the special committee approved resolutions recommending to the board of directors (subject to deferral of the determination of the number of rights to be issued per outstanding share and the per share subscription price) the rights offering as described in this prospectus, declaration of the rights dividend, and all other procedures and arrangements required to commence the rights offering, including the filing of the registration statement.

      On September 12, 2002, the Board of Directors held a telephonic meeting during which the special committee reported to the Board of Directors its recommendations described above. The special committee and its legal advisors discussed the progress of the registration statement, the analysis of the financial advisor, and the proposed timing of the rights offering and related issues. After discussion of these matters, the Board of Directors approved resolutions recommending (subject to deferral of the determination of the number of rights to be issued per outstanding share and the per share subscription price) the rights offering as described in this prospectus, declaration of the rights dividend, and all other procedures and arrangements required to commence the rights offering, including the filing of the registration statement.

Determination of the Subscription Price

      The special committee of our Board of Directors chose the $          per share subscription price after considering a variety of factors, including the following:

•	the historic and then-current market price of our common stock;

•	our business prospects;

•	our historical and anticipated results of operations;

•	general conditions in the securities markets;

•	our need for capital;

•	alternatives available to us for raising capital;

•	the amount of proceeds desired;

•	pricing of similar transactions;

•	the liquidity of our common stock;

•	the level of risk to our investors; and

•	the need to offer shares at a price that would be attractive to our investors relative to the current trading price of our common stock.

      The special committee also obtained an opinion from First Tennessee Securities Corporation relating to the fairness, from a financial point of view, of this rights offering to our existing stockholders, excluding our officers, directors, and certain significant stockholders. We have included this opinion as Appendix A to this prospectus.

      The subscription price should not be considered an indication of the actual value of our company or of our common stock. We cannot assure you that the market price of our common stock will not decline during or after this rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during this rights offering at a price equal to or greater than the subscription price.

Opinion of Our Financial Advisor

      Pursuant to a letter agreement dated August 15, 2002, the special committee of the Board of Directors retained First Tennessee Securities to act as its financial advisor. Pursuant to that engagement, First Tennessee Securities agreed to render an opinion as to the fairness, from a financial point of view, of this offering to our existing stockholders, excluding our officers, directors, and certain significant stockholders, and otherwise to provide such additional financial advisory and investment banking assistance to the special committee of the Board of Directors as may from time to time be agreed upon by First Tennessee Securities and us or the special committee of the Board of Directors in connection with the rights offering. The engagement of First Tennessee Securities was based on its position as a nationally recognized investment banking firm and its experience in financial advisory services in connection with transactions of this type. In the ordinary course of business, First Tennessee Securities and its affiliates may trade our equity securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      Any opinion delivered by First Tennessee Securities will be addressed solely to the special committee of the Board of Directors and will address only the fairness of this rights offering, as of the date of the opinion, from a financial point of view to the existing holders of shares of our common stock, excluding our officers, directors and certain significant stockholders. Any such opinion delivered will not address any other aspect of the rights offering or any other strategic alternative available to us and will not constitute a recommendation to any holder of our common stock as to whether the holder should exercise any subscription rights. Furthermore, any such opinion will not address our decision to pursue a rights offering or our financial viability.

      In order to deliver any fairness opinion that may be requested by the special committee, First Tennessee Securities may review and consider, among other things:

•	a draft of the registration statement and related documents outlining the rights offering;

•	certain publicly available information that First Tennessee Securities may believe to be relevant to its analysis, including our annual and quarterly reports filed with the SEC;

•	certain other financial information, reports, forecasts and other internal information provided to First Tennessee Securities by us on our behalf;

•	the trading history of our common stock;

•	a comparison of the financial terms of the rights offering with the financial terms of certain other rights offerings that First Tennessee Securities deems appropriate;

•	the current covenants of credit agreements to which we are a party, as provided and disclosed to First Tennessee Securities by us;

•	the strategic objectives of the rights offering;

•	our current liquidity position and the impact on our current operations, including our customers and employees, of a lack or perceived lack of liquidity;

•	alternate sources of capital that may or may not be available to us and the terms likely associated with such alternatives;

•	our current and projected financial obligations, including our working capital needs, and our ability to fund such obligations based on current and projected operations; and

•	the pro forma financial impact to us assuming the completion of the rights offering.

      In addition, First Tennessee Securities may discuss with us our historical and current operations as well as our financial condition and prospects. Furthermore, First Tennessee Securities may conduct such other financial studies, analyses and investigations and review such other information and factors as First Tennessee Securities deems appropriate for purposes of its opinion.

      If a fairness opinion is delivered, First Tennessee Securities will be paid a customary fee upon the delivery of the opinion that will not be contingent upon the approval or consummation of the rights offering. In addition, we have agreed to reimburse First Tennessee Securities for its reasonable expenses, including fees and expenses of its counsel, and to indemnify First Tennessee Securities and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with First Tennessee Securities were negotiated at arm’s length between representatives of the special committee of our Board of Directors and First Tennessee Securities.

Transferability of Subscription Rights

      Both the basic subscription privileges and over-subscription privileges are non-transferable and non-assignable. Only you may exercise these rights.

Exercise of Subscription Rights

      You may exercise your subscription rights by delivering to the subscription agent on or prior to October      , 2002:

•	a properly completed and duly executed subscription certificate;

•	any required signature guarantees; and

•	payment in full of $ per share for the shares of common stock subscribed for by exercising your basic subscription privileges and, if desired, your over-subscription privilege.

      You should deliver your subscription certificate and payment to the subscription agent at the address shown under the heading “Subscription Agent.” We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

Method of Payment

      You must make payment for the shares by check or bank draft (cashier’s check) drawn upon a United States bank or a postal, telegraphic, or express money order payable to the order of American Stock Transfer & Trust Company as Subscription Agent. You also may make payment for basic subscription rights and over-subscription rights through wire transfer as follows:

JP Morgan Chase
55 Water Street
New York, New York 10005
ABA# 021-000021
Credit Account # 323-053807
Account Name:American Stock Transfer & Trust Company

      Payment will be deemed to have been received by the subscription agent only upon:

•	clearance of any uncertified check; or

•	receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic, or express money order; or

•	receipt by the subscription agent of any funds transferred by wire transfer; or

•	receipt of funds by the subscription agent through an alternative payment method approved by us.

      Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of October      , 2002, to ensure that the payment is received and clears before that date. We also urge you to consider payment by means of a certified or cashier’s check, money order, or wire transfer.

Guaranteed Delivery Procedures

      If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the subscription agent on or prior to October      , 2002, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:

(1) You send, and the subscription agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege and the over-subscription privilege, on or prior to October , 2002;

(2) You send, and the subscription agent receives, on or prior to October , 2002, a notice of guaranteed delivery, substantially in the form set forth in the instructions accompanying the subscription certificate, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the over-subscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the subscription agent within three over-the-counter trading days following the date of the notice of guaranteed delivery; and

(3) You send, and the subscription agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three over-the-counter trading days following the date of your notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered to the subscription agent in the same manner as your subscription certificate at the addresses set forth under the heading “Subscription Agent,” or may be transmitted to the subscription agent by facsimile transmission, to facsimile number (718) 234-5001. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the subscription agent at the address set forth under the heading “Subscription Agent.”

Signature Guarantee

      Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If a signature guarantee is required, signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges, and savings associations.

Shares Held For Others

      If you are a broker, a trustee, or a depository for securities, or you otherwise hold shares of common stock for the account of a beneficial owner of common stock, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If you are a beneficial owner of common stock held by a holder of record, such as a broker, trustee, or a depository for securities, you should contact the holder and ask the holder to effect transactions in accordance with your instructions.

Certificates for Remaining Rights After Partial Exercise

      If you exercise fewer than all of the subscription rights evidenced by your subscription certificate, you may request the subscription agent to issue you a new subscription certificate evidencing the unexercised subscription rights. If you choose to have a new subscription certificate sent to you, however, we cannot assure you that you will receive the new subscription certificate in sufficient time to permit you to exercise the remaining subscription rights that the new certificate represents.

Ambiguities in Exercise of Subscription Rights

      If you do not specify the number of subscription rights being exercised on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wish to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that the subscription agent receives from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

(1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wish to purchase through your basic subscription privilege;

(2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised;

(3) to subscribe for additional shares of common stock pursuant to the over-subscription privilege, but subject to any applicable proration.

Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

Regulatory Limitation

      We will not be required to issue you shares of common stock pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

State and Foreign Securities Laws

      We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of common stock to you if you are a resident of any such state or other jurisdiction. We may delay the commencement of this rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. We do not anticipate that there will be any changes in the terms of this rights offering. In our sole discretion, we may decline to make modifications to the terms of this rights offering requested by certain states or other jurisdictions, in which case stockholders that live in those states or jurisdictions will not be eligible to participate in this rights offering.

Our Decision Will Be Binding On You

      We will determine all questions concerning the timeliness, validity, form, and eligibility of any exercise of subscription rights, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give such notification.

No Revocation

      After you have exercised your basic subscription privilege or over-subscription privilege, you may not revoke that exercise. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock.

Shares of Common Stock Outstanding After the Rights Offering

      There are 17,783,890 shares of common stock outstanding as of September      , 2002. Assuming we issue all of the shares of common stock offered in the rights offering, approximately [                              ] shares of common stock will be issued and outstanding. This would represent a           % increase in the number of outstanding shares of common stock. If you do not exercise your basic subscription rights in full, your percentage ownership of our common stock will decrease if other stockholders purchase shares in the rights offering.

Fees and Expenses of Exercises

      We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes, or other expenses incurred in connection with your exercise of the subscription rights. Neither we nor the subscription agent will pay such expenses.

Subscription Agent

      We have appointed our transfer agent, American Stock Transfer & Trust Company, as subscription agent for this rights offering. You may exercise your rights by forwarding the attached subscription documents, with payment in full of the aggregate subscription price, to the subscription agent prior to 5:00 p.m. Eastern Standard Time at either of the following addresses:

By mail:	American Stock Transfer & Trust Company Attention: Rights Agent 6201 Fifteenth Avenue, 3rd Floor Brooklyn, New York 11219

By hand or overnight courier:	American Stock Transfer & Trust Company Attention: Rights Agent 59 Maiden Lane New York, New York 10038

      The subscription agent’s telephone number is (877) 777-0800, extension 6820 and its facsimile number is (718) 234-5001. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the subscription agent. We will pay the fees and certain expenses of the subscription agent, which we estimate will total $                    . We also have agreed to indemnify the subscription agent from any liability that it may incur in connection with the rights offering.

IMPORTANT

      Please carefully read the instructions accompanying the subscription certificate and follow those instructions in detail. Do not send subscription certificates directly to us. You are responsible for choosing the payment and delivery method for your subscription certificate, and you bear the risks associated with such delivery. If you choose to deliver your subscription certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to October      , 2002. Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier’s check or money order.

FEDERAL INCOME TAX CONSIDERATIONS

      The following summarizes the material federal income tax considerations of this rights offering to you and our company. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of this rights offering, and, in particular, may not address federal income tax consequences applicable to stockholders subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of this rights offering under applicable state, local, or foreign tax laws. This discussion assumes that you hold your shares of common stock and the subscription rights and shares issued to you during this rights offering as capital assets.

      Receipt and exercise of the subscription rights distributed pursuant to this rights offering is intended to be nontaxable to stockholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your common stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

      We have included this discussion for your general information only. You should consult your tax advisor to determine the tax consequences to you of this rights offering in light of your particular circumstances, including any state, local, and foreign tax consequences.

Taxation of Stockholders

      Receipt of a Subscription Right. You will not recognize any gain or other income upon receipt of a subscription right.

      Tax Basis and Holding Period of Subscription Rights. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire.

      If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15 percent of the fair market value of your existing shares of common stock, then the tax basis of each subscription right will be deemed to be zero, unless you elect, by attaching an election statement to your federal income tax return for the taxable year in which you receive the subscription rights, to allocate tax basis to your subscription rights.

      If you allow a subscription right to expire, it will be treated as having no tax basis.

      Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

      Expiration of Subscription Rights. You will not recognize any loss upon the expiration of a subscription right.

      Exercise of Subscription Rights. You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

Taxation of Our Company

      We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

DESCRIPTION OF SECURITIES

      Our authorized capital consists of 60,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. As of September      , 2002, a total of 17,783,890 shares of common stock were issued and outstanding. There are no shares of preferred stock outstanding. An additional                                shares of common stock may be issued upon exercise of options outstanding or available for issuance under our stock option plans and an additional                                shares of common stock may be issued upon exercise of certain outstanding warrants.

Common Stock

      The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to any preferential rights of preferred stockholders, the holders of common stock are entitled to receive dividends on a pro rata basis, if any, declared from time to time by the board of directors out of legally available funds. We have never paid dividends in the past and do not intend to do so in the future. In the event of our liquidation, dissolution, or winding up, subject to any preferential rights of preferred stockholders, the holders of common stock are entitled to share on a pro rata basis in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this rights offering will be fully paid and nonassessable.

Preferred Stock

      On the closing of this offering, no shares of preferred stock will be outstanding. Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any preferred stock.

Registration Rights

      We entered into an agreement providing registration rights for Toshiba Corporation, Phoenix House Investments, LLC, Fischer International Systems Corporation, and SCM Microsystems, Inc. If we are eligible to utilize a registration statement on Form S-3 to register an offering of our securities, holders of 20% of the shares held by Toshiba, Phoenix House, Fischer International, and SCM Microsystems may request that we file a registration statement on Form S-3, covering all or a portion of securities of SmartDisk held by them, provided that the aggregate public offering price is at least $500,000. These holders can request only two S-3 registrations. These registration rights will be subject to our right to delay the filing of a registration statement if, in the view of our board of directors, a filing would be seriously detrimental to us, not more than once in any 12-month period, for not more than 150 days after the appropriate number of holders have requested we file a registration statement.

      In addition, Toshiba, Phoenix House, SCM Microsystems, and Fischer International, have “piggyback” registration rights. If we propose to register any common stock under the Securities Act, those stockholders may require us to include all or a portion of their securities in the registration. However, the managing underwriter, if any, of any offering has the right to limit the number of securities proposed to be included in the registration.

      We are required to bear all registration expenses incurred in connection with these registrations. Toshiba, Phoenix House, Fischer International, and SCM Microsystems will pay all underwriting discounts and selling commissions applicable to the sale of their securities. We also agreed to indemnify Toshiba, Phoenix House, Fischer International, and SCM Microsystems for any damages they suffer due to any untrue statement or omission that we make in a registration statement covering their shares.

      The registration rights of Toshiba, Phoenix House, Fischer International, and SCM Microsystems under the agreement providing registration rights will terminate, as to each of them, when it may sell all its shares in a three-month period under Rule 144 under the Securities Act.

Antitakeover Effects Of Delaware Law And Provisions Of Our Certificate Of Incorporation And Bylaws

      Certificate Of Incorporation And Bylaws. Our certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. Our certificate of incorporation also provides that the affirmative vote of 80% of our outstanding stock is required to remove any of our directors, to approve a business combination or certain other transactions between our company and a person or entity that beneficially owns 10% of our voting capital stock, or for our stockholders to amend our bylaws or the anti-takeover provisions of our certificate of incorporation. Our bylaws provide that our stockholders may not call a special meeting of stockholders. The bylaws also include advance notice procedures with regard to the nomination, other than by the board of directors, of candidates for director elections. These provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of our company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage some types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal, and also are intended to discourage tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares or proxy fights and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

      Delaware Antitakeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15.0% or more of a corporation’s voting stock. The existence of this provision may have an antitakeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer Agent And Registrar

      The Transfer Agent and Registrar for the common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

      On or about September      , 2002, we will distribute the subscription rights, subscription certificates, and copies of this prospectus to persons that owned shares of common stock on September      , 2002. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription certificate and return it with payment for the shares, to the subscription agent, American Stock Transfer & Trust Company, at the address on page        . If you have any questions, you should contact Peter J. Quinn, our Chief Financial Officer, at the telephone number and address on page        .

      We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $          . We estimate that our total expenses in connection with the rights offering will be approximately $          .

LEGAL MATTERS

      Greenberg Traurig, LLP, Phoenix, Arizona will pass upon for us the validity of the shares of common stock offered by this prospectus.

EXPERTS

      Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements and schedule at December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 paragraphs 2 and 3 to the consolidated financial statements) appearing elsewhere herein. We have included our consolidated financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements, and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy, and information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this web site at http://www.sec.gov.

      We have filed a registration statement on Form S-1 with the SEC with respect to this rights offering. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to our company and the securities offered in this prospectus. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

IF YOU HAVE QUESTIONS

      If you have questions or need assistance concerning the procedure for exercising subscription rights or if you would like additional copies of this prospectus, the instructions, or the Notice of Guaranteed Delivery, you should contact Peter J. Quinn, our Chief Financial Officer, at:

SmartDisk Corporation
3506 Mercantile Avenue
Naples, Florida 34104
Telephone: (239) 436-2500
Attention: Peter J. Quinn
E-mail: peter.quinn@smartdisk.com

SMARTDISK CORPORATION

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of SmartDisk Corporation:

      We have audited the accompanying consolidated balance sheets of SmartDisk Corporation as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SmartDisk Corporation as of December 31, 2000 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

      The accompanying consolidated financial statements have been prepared assuming that SmartDisk Corporation will continue as a going concern. As more fully described in Note 2 paragraphs 2 and 3, the Company has incurred recurring operating losses. In addition, these operating losses have caused a significant decrease of available cash and cash equivalents. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 paragraphs 2 and 3. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ ERNST & YOUNG LLP

Miami, Florida

February 8, 2002, except for Note 2 paragraphs 2
and 3, as to which the date is September 16, 2002

SMARTDISK CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,

	2000	2001

	(in thousands, except
	par value)
ASSETS
Current assets:
Cash and cash equivalents	$12,833	$14,517
Restricted cash	1,671	—
Short-term investments	6,001	—
Accounts receivable, net	7,176	4,913
Notes receivable	28	11
Inventories	16,666	8,332
Prepaid expenses and other current assets	3,262	920

Total current assets	47,637	28,693
Property and equipment, net	3,265	1,869
Goodwill, net	52,110	2,482
Other intangible assets, net	22,988	2,862
Deposits and other assets	309	172

Total Assets	$126,309	$36,078

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,980	$6,019
Bank line of credit	1,907	76
Income taxes payable	878	662
Deferred revenue	725	—
Due to related parties	145	566
Other accrued liabilities	4,865	2,850

Total current liabilities	17,500	10,173
Deferred tax liabilities	8,494	791
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 60,000 shares authorized; 17,596 issued and 17,509 outstanding at December 31, 2000; 17,851 issued and 17,751 outstanding at December 31, 2001	18	18
Capital in excess of par value	146,388	146,716
Treasury stock, 87 shares at December 31, 2000 and 100 shares at December 31, 2001, at cost	(89)	(99)
Accumulated other comprehensive income (loss)	315	(634)
Notes receivable from officers/employees	(336)	(299)
Unearned compensation	—	(3)
Accumulated deficit	(45,981)	(120,585)

Total stockholders’ equity	100,315	25,114

Total Liabilities and Stockholders’ Equity	$126,309	$36,078

See notes to consolidated financial statements.

SMARTDISK CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	1999	2000	2001

	(in thousands, except
	per share amounts)
REVENUES
Net product sales	$37,262	$94,318	$69,264
Research and development	2,587	1,349	100
License fees and royalties	470	1,055	797

Total revenues	40,319	96,722	70,161
COST OF REVENUES	24,820	74,039	53,719

GROSS PROFIT	15,499	22,683	16,442
OPERATING EXPENSES
Research and development	5,869	9,174	7,676
Sales and marketing	1,608	6,568	9,223
General and administrative	6,259	12,294	12,457
Amortization of goodwill and other acquisition related intangible assets	—	24,691	25,878
Impairment of goodwill and other acquisition related intangible assets	—	—	43,798

Total operating expenses	13,736	52,727	99,032

OPERATING INCOME (LOSS)	1,763	(30,044)	(82,590)
Gain on foreign exchange	30	348	675
Interest and other income, net	586	1,473	257
Interest expense	(54)	(112)	(21)

Net income (loss) before income taxes	2,325	(28,335)	(81,679)
Income tax expense (benefit)	1,367	(4,097)	(7,075)

NET INCOME (LOSS)	$958	$(24,238)	$(74,604)

Earnings (loss) per share — basic	$0.09	$(1.44)	$(4.25)

Earnings (loss) per share — diluted	$0.07	$(1.44)	$(4.25)

Weighted average shares used to calculate earnings (loss) per share amounts
Basic	10,725	16,861	17,545

Diluted	13,350	16,861	17,545

See notes to consolidated financial statements.

SMARTDISK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	1999	2000	2001

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$958	$(24,238)	$(74,604)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation of property and equipment	1,478	2,183	2,034
Amortization of goodwill and other intangible assets	552	25,122	26,206
Impairment of goodwill and other intangible assets	—	—	43,798
Provision for uncollectible accounts	93	492	758
Provision for sales returns and other credits	—	2,439	1,482
Provision for inventory obsolescence	87	7,964	2,965
Employee stock option expense	76	—	—
Deferred stock compensation	—	—	15
Foreign currency gain	(30)	(348)	(675)
Deferred income tax benefit	(389)	(4,360)	(7,621)
Forgiveness of note receivable	—	180	—
Loss on disposals of property and equipment	—	265	563
Gain on disposal of intellectual property	—	—	(150)
Loss (gain) on sale of short-term investments	—	20	(10)
Changes in assets and liabilities:
Accounts receivable	(1,763)	(1,085)	24
Notes receivable	(4,921)	6,274	18
Inventories	128	(7,383)	5,368
Prepaid expenses and other current assets	(918)	(1,626)	2,262
Deposits and other assets	94	(137)	138
Accounts payable	1,623	(3,419)	(2,539)
Income taxes payable	—	(1,697)	(217)
Deferred revenue	308	417	(725)
Other accrued liabilities	2,432	(79)	(2,014)

Net cash provided by (used in) operating activities	(192)	984	(2,924)
Cash flows from investing activities:
Purchases of property and equipment	(3,057)	(1,770)	(1,037)
Proceeds from disposals of property and equipment	—	250	—
Cash paid for acquisitions, net of cash acquired	—	(18,998)	—
Purchases of short-term investments	(36,708)	(9,117)	(5,600)
Sales and maturities of short-term investments	9,995	29,818	11,601
Purchase of intangible assets	(405)	—	(250)
Proceeds from sale of intellectual property	—	—	150
(Increase) decrease in restricted cash	—	(621)	1,671

Net cash provided by (used in) investing activities	(30,175)	(438)	6,535
Cash flows from financing activities:
Net borrowings (repayments) under line of credit	2,647	(7,232)	(1,831)
Net proceeds from issuance of common stock	43,821	—	—
Proceeds from exercise of stock options	—	263	210
Proceeds from stock issued under ESPP	—	473	100
Proceeds from sale of stock by SDL	65	—	—
Collections on notes receivable from officers/employees	30	51	37
Purchase of treasury stock	(1)	—	(10)

Net cash provided by (used in) financing activities	46,562	(6,445)	(1,494)
Effect of exchange rate fluctuations on cash	(35)	(348)	(433)

Increase (decrease) in cash and cash equivalents	16,160	(6,247)	1,684
Cash and cash equivalents at beginning of period	2,920	19,080	12,833

Cash and cash equivalents at end of period	$19,080	$12,833	$14,517

Supplemental cash flow disclosures:
Issuance of common stock for business combinations	$—	$72,958	$—
Conversion of stockholder loan to capital	648	—	—
Notes receivable obtained for stock option exercise	—	210	—
Forgiveness of note receivable	—	210	—
Issuance of common stock for intellectual property	300	1,240	—

See notes to consolidated financial statements.

SMARTDISK CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

					Accumulated	Notes
					Other	Receivable
	Common Stock		Capital in		Comprehensive	From
			Excess of	Treasury	Income	Officers/	Unearned	Accumulated
	Shares	Amount	Par Value	Stock	(Loss)	Employees	Compensation	Deficit	Total

	(In thousands)
Balance at December 31, 1998	9,297	$9	$16,351	$(57)	$479	$(417)	$—	$(22,701)	$(6,336)
Comprehensive income:
Net income								958	958
Foreign currency translation adjustments					277				277
Unrealized loss on short-term investments					(44)				(44)

Comprehensive income									1,191

Issuance of common stock in public offering, net	3,453	3	39,170						39,173
Conversion of redeemable common stock	2,487	3	9,990						9,993
Issuance of common stock in private placements	650	1	4,299						4,300
Issuance of common stock under stock option plans	48		252						252
Issuance of common stock under employee stock purchase plan	15		171						171
Issuance of common stock for license	37		300						300
Conversion of stockholder loan into SDL shares	76		648						648
Issuance of shares by SDL	9		65						65
Collection on notes receivable from officers/employees						30			30
Repurchase of common stock				(1)					(1)

Balance at December 31, 1999	16,072	$16	$71,246	$(58)	$712	$(387)	$—	$(21,743)	$49,786
Comprehensive loss:
Net loss								(24,238)	(24,238)
Foreign currency translation					(447)				(447)
Unrealized gain on short-term investments					50				50

Comprehensive loss									(24,635)

Issuance of common stock under stock option plans	161	1	472						473
Issuance of common stock under employee stock purchase plan	62		473						473
Issuance of common stock for intellectual property	87		1,240						1,240
Acquisition of VST Technologies, Inc.	1,089	1	69,584						69,585
Acquisition of Impleo Limited	125		3,373						3,373
Collection on notes receivable from officers/employees						51			51
Repurchase of common stock				(31)					(31)

Balance at December 31, 2000	17,596	$18	$146,388	$(89)	$315	$(336)	$—	$(45,981)	$100,315
Comprehensive loss:
Net loss								(74,604)	(74,604)
Foreign currency translation					(943)				(943)
Unrealized loss on short-term investments					(6)				(6)

Comprehensive loss									(75,553)

Issuance of common stock under stock option plans	212		210						210
Issuance of common stock under employee stock purchase plan	37		100						100
Unearned compensation:
Issuance of common stock as compensation	6		18				(18)		—
Amortization of unearned compensation							15		15
Collection on notes receivable from officers/employees						37			37
Repurchase of common stock				(10)					(10)

Balance at December 31, 2001	17,851	$18	$146,716	$(99)	$(634)	$(299)	$(3)	$(120,585)	$25,114

See notes to consolidated financial statements.

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001

Note 1.	Business and Organization

Business

      SmartDisk Corporation (“SmartDisk” or the “Company”) designs, develops, manufactures and markets personal storage and digital connectivity products that enable consumers and businesses to easily access, exchange, organize and store all types of digital content such as photographs, video, music, voice and data among digital appliances, personal computers and the Internet. The Company serves customers in the electronics and other consumer markets. Principal geographic markets for the Company’s products include the United States, Japan, Europe and other world markets.

Organization

      In March 2000, the Company acquired VST Technologies, Inc. (“VST”) to expand the Company’s product line to include USB- and FireWire-based personal storage products. In April 2000, the Company acquired Impleo Limited (“Impleo”) to increase the Company’s access to the European market. These acquisitions were recorded under the purchase method of accounting. See Note 3 for additional information on these acquisitions.

Note 2.	Summary of Significant Accounting Policies

Basis of Presentation

      The consolidated financial statements are stated in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States for a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

      The Company has incurred net losses on a quarterly basis since the first quarter of 2000. The Company had cash and cash equivalents of approximately $14.5 million, $9.2 million and $4.4 million as of December 31, 2001, March 31, 2002 and June 30, 2002, respectively. The Company has minimal financial resources, and its cash flow from operating activities continues to be insufficient to meet its operating needs. The Company’s operating losses and working capital requirements continue to adversely affect cash flow. In the event of a continued decrease in revenue and/or a decrease in cash flow from accounts receivable, the Company may not be able to meet its operating requirements through the end of fiscal 2002. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

      In the first quarter of 2002, the Company began the implementation of a restructuring plan in response to a decline in demand for its products and the competitive environment in which it operates. The restructuring plan includes an involuntary reduction in workforce of 21 employees across all business functions and the curtailment of certain expenditures. The Company is currently in the process of raising additional capital through a rights offering. The intent is to distribute rights to purchase shares of the Company’s common stock. The Company intends to use the net proceeds from the rights offering for general working capital purposes and to improve its liquidity. The Company’s ability to continue as a going concern is dependent upon on the success of its restructuring and cost containment measures or its ability to successfully complete the above mentioned rights offering. These consolidated financial statements do not include any adjustments related to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions between the companies have been eliminated.

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Certain Uncertainties and Risks

      Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, short-term investments and trade receivables. The Company places its cash and cash equivalents and short-term investments with major financial institutions.

      The Company sells a significant portion of its products through distributors and third-party resellers and, as a result, maintains individually significant receivable balances with major customers. If the financial condition or operations of these customers were to deteriorate, the Company’s results could be adversely affected. Credit terms to these distributors and resellers generally range from 30 to 60 days. The Company evaluates and monitors the credit worthiness of each customer on a case-by-case basis. Allowances are maintained for potential credit losses.

      The Company sells to original equipment manufacturers (“OEMs”), distributors, resellers, retailers and end users in the United States, Japan, Europe and other world markets. However, large portions of the Company’s sales are to Japanese and European customers. Japanese sales as well as related expenses are denominated in Japanese yen and, accordingly, are subject to the risks associated with fluctuations in exchange rates between the Japanese yen and the U.S. dollar. European sales as well as related expenses are mostly denominated in British pounds and, accordingly, are subject to the risks associated with fluctuations in exchange rates between the British pound and the U.S. dollar. The Company does not hedge against foreign currency exposure.

      Certain raw materials used by the Company in the manufacture of its products are available from a limited number of suppliers. The Company is dependent on its manufacturers to allocate a sufficient portion of their manufacturing capacity to meet the Company’s needs.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation

      The functional currency of most of the Company’s wholly-owned foreign subsidiaries is the local currency. Assets and liabilities of the subsidiaries are translated to the U.S. dollar at the current exchange rates in effect at the balance sheet date with the resulting translation adjustments recorded directly to a separate component of stockholders’ equity. Revenue and expense accounts are translated using average exchange rates in effect for the period in which the items occur. Where the U.S. dollar is the functional currency or where the local currency is the functional currency and the transactions are denominated in U.S. dollars, translation adjustments are reflected in the gain (loss) on foreign exchange account included in the statement of operations.

Cash, Cash Equivalents and Short-Term Investments

      All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents. All cash equivalents are carried at cost, which approximates fair value. Cash and cash equivalents include money market funds, certificates of deposit and U.S. government agency securities.

      The Company has cash investment policies that limit investments to investment grade securities. Investments held by the Company are classified as “available-for-sale” as defined by Statement of Financial

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, and are carried at fair value based on quoted market prices. Such investments consist of U.S. government agency securities, corporate debt securities and asset backed securities with original maturities beyond three months and less than twelve months. Realized losses represent the difference between the proceeds received upon sale of an investment and its amortized cost.

      The Company’s realized losses during the years ended December 31, 1999 and 2000 were approximately $46,000 and $44,000, respectively. The Company realized a gain during the year ended December 31, 2001 of approximately $10,000. The Company had an unrealized gain, net of tax, as of December 31, 2000 of approximately $6,000. The Company had no unrealized gains or losses as of December 31, 2001.

      The fair value of the Company’s short-term investments is as follows:

	Amortized	Aggregate	Unrealized	Unrealized
December 31, 2000	Cost Basis	Fair Value	Gains	Losses

	(In thousands)
U.S. government and government agency securities	$4,990	$5,000	$10	$—
Corporate bonds and notes	1,001	1,001	—	—

Total short-term investments	$5,991	$6,001	$10	$—

      At December 31, 2000, the aggregate of maturities of the Company’s short-term investments were less than twelve months. The Company did not hold any short-term investments as of December 31, 2001.

Restricted Cash

      Restricted cash as of December 31, 2000 was mainly composed of a time deposit maintained by our Japanese subsidiary as collateral for a line of credit. During the year ended December 31, 2001, the subsidiary repaid substantially all of the amounts outstanding under the line of credit and transferred the restricted cash to cash and cash equivalents.

Fair Value of Other Financial Instruments

      The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, other accrued liabilities and lines of credit approximate fair value because of the short-term maturity of these financial instruments.

Inventories

      Inventories are stated at the lower of cost or market (estimated net realizable value), with cost being determined on a first-in, first-out basis.

Property and Equipment

      Property and equipment are stated at cost, less accumulated depreciation and amortization. All major expenditures for production equipment are capitalized and depreciated over the economic life of the asset. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are approximately three years for computer and electronic equipment and software and five years for office furniture and fixtures. Depreciation and amortization of leasehold improvements is computed using the shorter of the remaining lease term or five years. In addition, certain production equipment is depreciated using the units-of production method. The units-of-production method depreciates the property over the estimated life cycle based on total production quantities. The monthly depreciation cost is calculated by using the number of

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

pieces produced times the depreciation cost per piece computed from the estimated total production quantity. The costs of repairs and maintenance are charged to expense in the period when they are incurred.

Intangible Assets

      Intangible assets primarily consist of goodwill and separately identified intangible assets recognized in connection with the Company’s acquisitions during the year. Amortization of intangible assets is provided using the straight-line method over the assets’ estimated useful lives, which range from one to ten years.

Impairment of Long-Lived Assets

      The Company’s long-lived assets consist primarily of goodwill and other intangible assets, property and equipment and other long-term assets. SmartDisk reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or circumstances include, but are not limited to, a significant decrease in the fair value of the underlying business, a significant decrease in the benefits realized from the acquired business, or a significant change in the operations of the acquired business.

      Recoverability of long-lived assets is measured by comparison of the carrying amount to future discounted net cash flows the assets are expected to generate. If assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the long-lived asset exceeds its fair market value.

Software Development Costs

      Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time certain development costs required to attain general production release would be capitalized. To date, the Company’s software development has essentially been completed concurrent with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

Income Taxes

      Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Revenue Recognition

      Product revenue is recognized when title and risk of loss are transferred to customers, which is generally at the time of shipment. Title and risk of loss are transferred when pervasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable. Accordingly, the Company defers recognition of revenue on shipments to certain customers until the customers have resold the products. Product revenue at our Japanese subsidiary is recognized upon acceptance by the customer. The Company records a provision for estimated product returns at the time the related revenue is recognized on sales to certain customers that have rights of return. The Company also provides for price protection and other offerings that may occur under programs the Company has with its customers.

      Research and development revenue is recognized when earned based upon achievement of contract milestones. License fees and royalties are recognized when earned based upon terms contained in the respective contractual agreements.

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Based Compensation

      The Company has adopted the disclosure only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. In accordance with the provisions of SFAS No. 123, the Company applies Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, to account for stock-based compensation arrangements. The Company has included the pro forma disclosures required under SFAS No. 123 in Note 12.

Shipping and Handling Costs

      Shipping and handling costs are charged to cost of sales as incurred.

Advertising

      Advertising costs are charged to expense as incurred. Advertising expenses for 1999, 2000 and 2001 were approximately $147,000, $2,503,000 and $3,603,000, respectively.

Comprehensive Income (Loss)

      Other comprehensive income (loss) refers to revenues, expenses, gains, and losses that under accounting principles generally accepted in the United States are included in comprehensive income (loss) but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders’ equity, net of tax. SmartDisk’s other comprehensive income (loss) is composed of unrealized gains and losses on available-for-sale securities and foreign currency translation adjustments.

      The components of other comprehensive income (loss) are as follows:

	Foreign	Unrealized
	Currency	Gain (Loss) on
	Translation	Short term
	Adjustments	Investments	Total

	(In thousands)
Balance at December 31, 1999	$756	$(44)	$712
Foreign currency translation adjustment	(447)	—	(447)
Unrealized gain on short-term investments, net of $24 in taxes	—	50	50

Balance at December 31, 2000	309	6	315
Foreign currency translation adjustment	(943)	—	(943)
Unrealized loss on short-term investments, net of $4 in taxes	—	(6)	(6)

Balance at December 31, 2001	$(634)	$—	$(634)

Segment Information

      The Company reports segment data based on the management approach which designates the internal reporting that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable operating segments. The Company also discloses information about products and services and geographical areas.

Warranty

      The Company records a provision for product warranties upon shipment based on estimated future expenditures that will be incurred under product guarantees and warranties presently in force.

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassifications

      Certain amounts in the 1999 and 2000 consolidated financial statements have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on previously reported net income (loss) or stockholders’ equity.

Recent Accounting Pronouncements

      In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. The requirements of SFAS No. 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001. Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives are no longer amortized, but are reviewed annually, or more frequently if impairment indicators arise, for impairment. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, the amortization provisions of SFAS No. 142 are effective upon adoption of SFAS No. 142. Companies are required to adopt SFAS No. 142 in their fiscal year beginning after December 15, 2001 (i.e., January 1, 2002 for calendar year companies).

      Because of the extensive effort required to comply with the adoption of SFAS No. 142, it is not practicable to reasonably estimate the impact of adopting this Statement on the Company’s financial statements at the date of this report, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle. However, for the year ended December 31, 2001, the Company recognized approximately $9.9 million of goodwill amortization.

      In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 is effective for the Company for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The adoption of SFAS No. 144 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 3.     Acquisitions

      On March 6, 2000, SmartDisk completed its acquisition of VST Technologies, Inc. (“VST”), a Delaware corporation, located in Acton, Massachusetts, for approximately $16.4 million in cash, 1.1 million shares of SmartDisk common stock and options to acquire 443,000 shares of SmartDisk common stock. The consolidated financial statements include the operating results of VST from the date of acquisition. The

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

following unaudited pro forma financial information reflects the VST acquisition as if it had occurred on January 1, 1999 after giving effect to certain adjustments including amortization of goodwill and other acquired intangible assets. The pro forma financial information does not purport to represent what the Company’s actual results of operations would have been had the acquisition occurred as of January 1, 1999 and may not be indicative of operating results for any future periods.

	Years Ended
	December 31,

	1999	2000

	(In thousands, except per
	share amounts)
Revenues	$101,845	$102,759
Net loss	$(31,058)	$(30,296)
Loss per share — Basic and diluted	$(2.63)	$(1.69)

      On April 28, 2000, SmartDisk completed its acquisition of Impleo Limited (“Impleo”), a corporation established under the laws of the United Kingdom, located in Wokingham, England, for approximately $200,000 in cash and 125,000 shares of SmartDisk common stock. This acquisition was accounted for under the purchase method of accounting. Thus, the consolidated financial statements for 2000 include the operating results of Impleo from the date of acquisition.

Note 4.     Accounts Receivable

      SmartDisk’s accounts receivable are reported net of allowance for doubtful accounts of approximately $705,000 and $741,000 at December 31, 2000 and 2001, respectively, and sales returns and other credits of approximately $245,000 and $458,000 at December 31, 2000 and 2001, respectively.

Note 5.     Inventory

      Inventories consist of the following:

	December 31,

	2000	2001

	(In thousands)
Finished goods	$6,147	$4,869
Raw materials	10,519	3,463

Total inventories	$16,666	$8,332

      As of December 31, 2000 and 2001, approximately $503,000 and $633,000 of consigned inventory is included in finished goods, respectively.

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6.     Property and Equipment

      Property and equipment consists of the following:

	December 31,

	2000	2001

	(In thousands)
Equipment	$2,145	$1,982
Tooling	2,869	1,352
Furniture and fixtures	603	624
Software	984	999
Leasehold improvements	84	257

Property and equipment, at cost	6,685	5,214
Accumulated depreciation and amortization	(3,420)	(3,345)

Property and equipment, net	$3,265	$1,869

Note 7.     Other Accrued Liabilities

      Other accrued liabilities consist of the following:

	December 31,

	2000	2001

	(In thousands)
Vendor commitments	$1,552	$626
Employee compensation and benefits	1,000	687
Other	2,313	1,537

Total	$4,865	$2,850

Note 8.     Impairment of Goodwill and Other Acquisition Related Intangible Assets

      The Company continually evaluates the recoverability of its long-lived assets, such as goodwill and other acquisition related intangible assets, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the overall business, a significant decline in the stock price for a sustained period, the market capitalization relative to net book value and significant negative industry or economic trends which indicate that this trend may continue for an indefinite period of time. If management determines that the carrying value may not be recoverable based upon the existence of one or more of the above indicators of impairment, any impairment measured is based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in the Company’s current business model.

      Based on the impairment review performed for the quarter ended September 30, 2001, the Company recorded a $42.0 million impairment charge to reduce goodwill and other acquisition related intangible assets recorded in connection with the VST acquisition. In addition, based on the impairment review performed for the quarter ended December 31, 2001, the Company recorded a $1.8 million impairment charge to reduce goodwill and other acquisition related intangible assets recorded in connection with the Impleo acquisition.

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

These charges were determined based upon estimated discounted future cash flows. The assumptions supporting future cash flows, including the discount rate, were determined using management’s best estimates.

Note 9.     Goodwill and Other Intangible Assets

      Goodwill and other intangible assets consist of the following:

		December 31,

	Life	2000	2001

		(In thousands)
Goodwill	5 yrs.	$64,928	$5,113
Accumulated amortization		(12,818)	(2,631)

Goodwill, net		$52,110	$2,482

Covenants not to compete	2 yrs.	$21,450	$21,450
Patents	2-3 yrs.	12,312	10,149
Distribution channels	2 yrs.	5,100	200
Trade names	1-2 yrs.	4,950	150
Workforce in place	4 yrs.	1,200	—
Licenses	10 yrs.	540	540

Total other intangible assets		45,552	32,489
Accumulated amortization		(22,564)	(29,627)

Other intangible assets, net		$22,988	$2,862

Note 10.     Facility Closing

      On May 31, 2001, the Company announced its intention to close its Acton, Massachusetts facility and move those operations into its Naples, Florida headquarters. In the connection with this closing, the Company recognized expenses of approximately $1.7 million during the year ended December 31, 2001. Total closing expenses are comprised of $0.6 million in severance costs recorded as operating expenses, approximately $0.6 million in lease cancellation costs recorded in general and administrative expenses and approximately $0.5 million in property and equipment writedowns recorded as an offset in interest and other income. The severance costs incurred in association with the closing of the facility relate to the 20 employees whose positions were eliminated. As of December 31, 2001, all facility closing activities have been completed and all related expenses have been incurred.

Note 11.     Bank Line of Credit

      The Company maintains a line of credit in the United States under which it may borrow up to $5.0 million subject to a borrowing base agreement, which includes not more than 90% of certain short-term investments. Any amounts borrowed under this line of credit bear interest at 2% over the 30-day LIBOR rate. The terms of this line of credit prohibit the payment of dividends on the Company’s common stock. This line of credit expires in July 2002. As of December 31, 2000 and 2001, there were no borrowings outstanding under this line of credit. However, at December 31, 2001, there was approximately $3.3 million in standby letters of credit outstanding, which were issued to certain vendors to guarantee credit terms. These standby letters of credit are not drawn on as long as vendor invoices are paid within established credit terms. As of December 31, 2001, none of the standby letters of credit had been drawn on.

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      As of December 31, 2001, the Company’s wholly owned Japanese subsidiary had a line of credit with a maximum borrowing capacity of approximately $0.1 million, which was secured by accounts receivable of specified trade customers and a time deposit. The interest rate on borrowings under the credit facility is 1.875% per year and expires in January 2002. The outstanding balance under this line of credit was approximately $1.7 million and $0.1 million as of December 31, 2000 and 2001, respectively.

      Interest paid during the years ended December 31, 1999, 2000 and 2001 amounted to $54,000, $112,000 and $21,000, respectively.

Note 12.	Commitments, Contingencies and Factors That May Affect Future Operations

Leases

      The Company leases certain office and warehouse space and office equipment under various operating leases. Rent expense on operating leases for the years ending December 31, 1999, 2000 and 2001 totaled approximately $444,000, $1,090,000 and $1,169,000, respectively. The table below sets forth minimum payments for the years indicated under operating leases with remaining terms in excess of one year at December 31, 2001 (in thousands):

2002	$415,000
2003	69,000
2004	66,000
2005	59,000
2006	53,000
Thereafter	74,000

Total	$736,000

Employment Agreements

      The Company has entered into employment agreements with certain of its employees. These agreements stipulate, among other things, severance and benefit arrangements in the event of termination. In addition, the agreements include confidentiality provisions, invention assignment provisions, and covenants not to compete.

Contingencies

      The Company relies on a combination of patents, trademarks, copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights. There can be no assurance that there will not be any disputes regarding the Company’s intellectual property rights. Specifically, there can be no assurance that any patents held by the Company will not be invalidated, that patents will be issued for any of the Company’s pending applications or that any claims allowed from existing or pending patents will be of sufficient scope or strength or be issued in the primary countries where the Company’s products can be sold that will provide meaningful protection or any commercial advantage to the Company. Additionally, competitors of the Company may be able to design around the Company’s patents.

      On June 26, 2000, a party filed a complaint in the Central District Federal Court of the State of California alleging SmartDisk’s infringement of a patent. On November 20, 2000, the Company prevailed in moving the venue for such action from the State of California to the Middle District of Florida. The Company considers this claim to be wholly without merit and will vigorously defend against such claim. Accordingly, the ultimate loss, if any, that may result cannot be reasonably determined and, accordingly, no accrual for this matter has been recorded as of December 31, 2001.

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On July 26, 2001, a securities class action suit was filed against SmartDisk, the following executive officers and directors: Addison M. Fischer, Michael S. Battaglia and Michael R. Mattingly, and the following underwriters of SmartDisk’s initial public offering: FleetBoston Robertson Stephens, Inc. (formerly BancBoston Robertson Stephens, Inc.), Hambrecht & Quist LLC, and U.S. Bancorp Piper Jaffray, Inc. The suit was filed in the United States District Court for the Southern District of New York on behalf of all persons who acquired SmartDisk securities between October 6, 1999 and December 6, 2000. The complaint charges defendants with violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 (and Rule 10b-5 promulgated thereunder), for issuing a Registration Statement and Prospectus (“Prospectus”) that contained material misrepresentations and/or omissions. The complaint alleges that the Prospectus was false and misleading because it failed to disclose (i) the agreements between FleetBoston Robertson Stephens, Inc., Hambrecht & Quist LLC, and U.S. Bancorp Piper Jaffray, Inc. and certain investors to provide them with significant amounts of restricted SmartDisk shares in the initial public offering (“IPO”) in exchange for excessive and undisclosed commissions; and (ii) the agreements between FleetBoston Robertson Stephens, Inc., Hambrecht & Quist LLC, and U.S. Bancorp Piper Jaffray, Inc. and certain customers under which the underwriters would allocate shares in the IPO to those customers in exchange for the customers’ agreement to purchase SmartDisk shares in the after-market at pre-determined prices. The complaint seeks an undisclosed amount of damages, as well as attorney fees. SmartDisk considers this claim, as it relates to the Company, to be wholly without merit and SmartDisk will vigorously defend against such claim. Accordingly, the ultimate loss, if any, that may result cannot be reasonably determined and, accordingly, no accrual for this matter has been recorded as of December 31, 2001.

      On November 30, 2001, a complaint was filed in the Southern District of New York by Dynacore Holdings Corporation and Dynacore Patent Litigation Trust alleging SmartDisk’s infringement of said parties’ patent relating to local area network (“LAN”) capabilities. The complaint seeks an undisclosed amount of damages, injunction and recall, as well as attorney fees. The Company considers this claim, as it relates to SmartDisk, to be wholly without merit and will vigorously defend against such claim. Accordingly, the ultimate loss, if any, that may result cannot be reasonably determined and, accordingly, no accrual for this matter has been recorded as of December 31, 2001.

Factors That May Affect Future Operations

      The Company participates in a highly volatile industry that is characterized by intense industry-wide competition for market share. Industry participants confront aggressive pricing practices, continually changing customer demand patterns and rapid technological developments. The Company’s operating results could be adversely affected should the Company be unable to successfully anticipate customer demand accurately, manage its product transitions, inventory levels and manufacturing processes efficiently, distribute its products quickly in response to customer demands, differentiate its products from those of its competitors or compete successfully in the markets for its new products.

Note 13.     Earnings (Loss) Per Share Data

      Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the year plus the dilutive effect of potential common shares using the “treasury stock” method. Potential common shares for 1999 include conversion of redeemable common stock, stock options and shares of non-vested stock. Potential common shares for 2000 and 2001 include stock options and shares of non-vested stock. For the years ended December 31, 2000 and 2001, potential common shares totaling 1,323,496 and 208,240, respectively, were excluded from the computation of net loss per share because they were anti-dilutive. For the

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

year ended December 31, 1999, potential common shares totaling 2,624,768 were included in the computation of earnings per share due to their dilutive effect.

      Earnings (loss) per share has been computed reflecting the retroactive adjustment of outstanding shares related to the mergers of SDSC and SDL into SmartDisk as well as the one for four reverse stock split that was effected in August 1999.

      The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Years Ended December 31,

	1999	2000	2001

	(In thousands, except
	per share amounts)
Numerator:
Net income (loss)	$958	$(24,238)	$(74,604)

Denominator:
Weighted average shares outstanding	10,725	16,861	17,545
Dilutive effect of conversion of redeemable Common stock	1,901	—	—
Dilutive effect of stock options	366	—	—
Dilutive effect of non-vested common stock	358	—	—

Diluted shares outstanding	13,350	16,861	17,545

Basic earnings (loss) per share	$0.09	$(1.44)	$(4.25)

Diluted earnings (loss) per share	$0.07	$(1.44)	$(4.25)

Note 14.  Stockholders’ Equity

      In January and July 1999, SmartDisk sold a total of 650,000 shares of its common stock in private transactions for gross proceeds of $4.3 million.

      In August 1999, the Company completed a reverse stock split of one for four. The consolidated financial statements and footnotes have been retroactively restated to reflect the reverse stock split in the prior periods, including all references in the financial statements to number of shares and per share amounts.

      In August 1999, the Company amended and restated its Certificate of Incorporation such that the number of shares of authorized capital stock was increased to 65,000,000 shares, consisting of 60,000,000 shares of common stock with a par value of $0.001 per share and 5,000,000 shares of preferred stock with a par value of $0.001 per share.

      On October 6, 1999, the Company completed its initial public offering (“IPO”) and realized net proceeds of approximately $39.1 million from the sale of 3,450,000 shares of common stock. Upon the successful completion of the Company’s IPO, each of the 2,487,500 outstanding shares of redeemable common stock were converted into one share of common stock.

      In March 2001, SmartDisk granted 6,000 shares of common stock to an executive of the Company as a signing bonus. Unearned compensation was charged for the market value of these shares on the date of grant and is being amortized over a vesting period of one year. The unamortized unearned compensation value is shown as a reduction of stockholders’ equity. For the year ended December 31, 2001, amortization of unearned compensation was approximately $15,000.

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.  Stock Based Compensation

Stock Option Plans

      The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company’s stock options equals the market price of the underlying stock on the date of grant, no compensation expense was recognized during 1999, 2000 and 2001.

      The Company’s 1998 Employee Stock Option Plan authorized the grant of options to employees including members of the Company’s Board of Directors who are employees of the Company for up to 1,454,545 shares of the Company’s common stock. Options granted under the plan are fully vested after four years and all options granted have a ten-year contractual life. This plan was terminated in July 1999 and no additional options can be granted under this plan. Of the 1,419,727 options granted under this plan, net of cancellations, 576,363 remain outstanding and the Company has reserved an equivalent amount of shares of common stock for these outstanding options.

      The Company’s 1998 Directors and Consultants Stock Option Plan authorized the grant of options to officers, directors, consultants and other independent contractors (including members of the Company’s Board of Directors who are not employees of the Company) for up to 250,000 shares of the Company’s common stock. Options granted under the plan are fully vested after four years and all options granted have a ten-year contractual life. This plan was terminated in July 1999 and no additional options can be granted under this plan. Of the 212,781 options granted under this plan, net of cancellations, 139,593 remain outstanding and the Company has reserved an equivalent amount of shares of common stock for these outstanding options.

      In July 1999, the Company established the 1999 Incentive Compensation Plan (the “1999 Plan”), which provides for the issuance of stock options, stock appreciation rights, restricted stock, deferred stock, other stock related awards and performance or annual incentive awards that may be settled in cash, stock or other property (collectively, the “Awards”). Pursuant to the terms of the 1999 Plan, the Company reserved 2,500,000 shares for issuance. During 2000, an additional 1,000,000 shares of common stock were reserved for issuance under the plan. Under the 1999 Plan, as amended, the total number of shares of common stock that may be subject to the granting of Awards at any time during the term of the 1999 Plan shall equal 3,500,000 shares, plus the number of shares with respect to which Awards previously granted under the 1999 Plan that terminate without being exercised, and the number of shares of common stock that are surrendered in the payment of any Awards or any tax withholding requirements. In addition, the number of shares of common stock reserved and available under the 1999 Plan automatically increase on the first day of each calendar year by an amount equal to three percent of the total number of common stock outstanding on the last trading day of the immediately preceding calendar year. Accordingly, in January 2001, an additional 525,264 shares of common stock were reserved for issuance under the plan. As of December 31, 2001, net of cancellations, 2,710,311 options granted under the 1999 Plan were outstanding of which 642,086 were vested. No other form of Awards has been granted under the 1999 Plan.

      During the year ended December 31, 1999, compensation expense of $76,500 was recognized relating to the accelerated vesting of 21,000 options, exercisable at $0.72 per share.

      Through December 31, 2001, 1,366,861 options granted to employees and directors of SmartDisk with exercise prices ranging from $0.72 to $8.00 were immediately exercisable for cash or in part by cash (minimum par value for the shares purchased) and the balance by a five-year full recourse promissory note. Such notes would be secured by the shares purchased (to be held in escrow with no transfer rights pending full payment) with interest based on the coupon rate yield of a 52-week U.S. Treasury bill immediately preceding the execution and issuance of the promissory note, with voting rights for the underlying shares remaining with

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the shareholder until default, if any, on the note. Of the 1,366,861 immediately exercisable options granted, 1,098,198 options have been exercised and 108,633 have been cancelled as of December 31, 2001. Of the 1,098,198 shares of common stock issued upon exercise, 153,838 remain nonvested and 93,789 have been repurchased and are included in treasury stock in the equity section of the balance sheet. The nonvested shares of common stock will vest in accordance with the provisions of the original option award.

      In September 2001, the Company announced a voluntary option exchange program for its employees. This tender offer related to an offer to all eligible individuals to exchange all outstanding options having an exercise price of $19.00 or greater for new options with an exercise price of $3.12. Options to purchase 497,750 shares of common stock were cancelled and 472,100 new options were granted. These new options vest on a quarterly basis over a three-year period starting on October 1, 2001 and are subject to variable accounting in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and FASB Interpretation (“FIN”) No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25. Accordingly, the Company has and will continue to remeasure compensation cost for these replacement options until these options are exercised, cancelled, or forfeited without replacement. As of December 31, 2001, 434,976 of the replacement options were outstanding. The amount of stock-based compensation recorded will be based on any excess of the closing stock price at the end of the reporting period or date of exercise, forfeiture or cancellation without replacement, if earlier, over the fair value of the Company’s common stock. At December 31, 2001, the fair value of the Company’s common stock was $1.15. Accordingly, the Company did not record any compensation expense associated with the replacement options during the year ended December 31, 2001.

      The following table summarizes the status and activity of the Company’s stock option plans:

		Weighted	Number of	Weighted
	Number of	Average	Options	Average
	Options	Exercise Price	Exercisable	Exercise Price

Outstanding at December 31, 1998	366,000	$2.54	2,250	$0.72
Options granted with exercise prices equal to fair market value	1,024,500	7.77
Exercised	(47,875)	3.67
Canceled	(205,875)	2.66

Outstanding at December 31, 1999	1,136,750	$7.19	44,794	$2.73
Options granted with exercise prices equal to fair market value	2,766,500	18.55
Options granted with exercise prices less than fair market value	443,248	1.28
Exercised	(160,438)	2.94
Canceled	(117,985)	31.08

Outstanding at December 31, 2000	4,068,075	$13.74	613,597	$4.12

Options granted with exercise prices equal to fair market value	1,529,600	3.19
Exercised	(211,460)	0.99
Canceled	(2,015,596)	20.52

Outstanding at December 31, 2001	3,370,619	$5.70	1,089,233	$8.34

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The 443,248 options granted during the year ended December 31, 2000 with exercise prices less than fair market value were the options exchanged as part of the VST acquisition; therefore, no compensation expense was recognized and the value of the options was included as part of the purchase consideration.

      The following table summarizes information about stock options outstanding at December 31, 2001:

	Outstanding Options
				Exercisable Options
		Weighted
		Average	Weighted		Weighted
Range of	Number of	Remaining	Average	Options	Average
Exercise Prices	Options	Contractual Life	Exercise Price	Exercisable	Exercise Price

$ 0.72 - $ 1.15	87,479	7.9 years	$0.89	82,292	$0.88
$ 1.41 - $ 2.17	146,369	9.3 years	1.64	47,369	1.97
$ 2.55 - $ 3.51	1,097,304	9.5 years	3.09	52,036	3.02
$ 4.00 - $ 5.38	1,367,676	8.6 years	5.01	494,381	5.02
$ 8.00 - $14.38	573,283	7.5 years	8.28	323,960	8.29
$21.19 - $31.63	4,532	8.5 years	27.11	4,532	27.11
$35.00 - $47.25	93,976	8.1 years	40.42	84,663	41.00

$ 0.72 - $47.25	3,370,619	8.7 years	$5.70	1,089,233	$8.34

  Employee Stock Purchase Plan

      In July 1999, the Company established the 1999 Employee Stock Purchase Plan (the “Purchase Plan”), for which 465,000 shares of the Company’s common stock have been reserved. Eligible employees may purchase a limited number of shares of the Company’s common stock at 85% of the market value at certain plan-defined dates. For the years ended December 31, 1999, 2000 and 2001, the Company issued 15,411, 62,307 and 37,348 shares of common stock, respectively, under the Purchase Plan. At December 31, 2001, 349,934 shares of common stock were available for issuance under the Purchase Plan.

  Pro Forma Information for Stock-Based Compensation

      Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options and employee stock purchase plan under the fair value method of that Statement. For the fair value disclosure below, compensation value is estimated for each option grant using a Black-Scholes option-pricing model. The following weighted average assumptions were used for option grants in 1999, 2000 and 2001: weighted average risk-free interest rate of 5.75%, 5.93% and 4.19% in 1999, 2000 and 2001, respectively; expected dividend yield of 0% for all years; volatility factor of the expected market price of the Company’s common stock of zero for the period in 1999 prior to the Company’s IPO, 0.80 for the period in 1999 following the Company’s IPO, 1.42 for 2000 and 1.298 for 2001; and an expected life of the options of 3 years for all years. Shares issued under the Purchase Plan during 2000 and 2001 were valued with a minimum value pricing model using the following assumptions: weighted average risk-free interest rate of 6.50% and 4.41%, respectively, expected dividend yield of 0% and a life of six months for both years.

      The weighted average grant date fair value of options granted during the years ended December 31, 1999, 2000 and 2001 with exercise prices equal to market value was $5.11, $14.89 and $1.70, respectively. There were no options granted during the years ended December 31, 1999 and 2001 with exercise prices less than market value and the options issued in 2000 at exercise prices less than market value were those exchanged as part of the VST acquisition. The weighted average grant date fair value of the shares issued under the Purchase Plan during 2000 and 2001 was $10.88 and $2.08, respectively.

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different than those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee’s stock options.

      For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the options’ vesting period. The Company’s pro forma information for options granted, excluding those exchanged in the VST acquisition, is as follows:

	Years Ended December 31,

	1999	2000	2001

	(In thousands, except
	per share amounts)
Net income (loss):
As reported	$958	$(24,238)	$(74,604)

Pro forma	$754	$(32,102)	$(80,540)

Basic net income (loss) per share:
As reported	$0.09	$(1.44)	$(4.25)

Pro forma	$0.07	$(1.90)	$(4.59)

Diluted net income (loss) per share:
As reported	$0.07	$(1.44)	$(4.25)

Pro forma	$0.06	$(1.90)	$(4.59)

      The effects of applying SFAS No. 123 on pro forma disclosures of net income (loss) and earnings (loss) per share for 1999, 2000 and 2001 are not likely to be representative of the pro forma effects on net income (loss) and earnings (loss) per share in future years because the number of shares to be issued under these plans is not known and the assumptions used to determine the fair value can vary significantly.

Note 16.  Employee Benefit Plans

      The Company has two defined contribution plans. One of the plans was assumed in 2000 upon the acquisition of VST (the “VST Plan”). The VST Plan was offered to employees of the Company’s wholly owned subsidiary, SmartDisk Personal Storage Systems Corporation. As a result of the closing of the Company’s Acton, Massachusetts operations, contributions into the VST Plan were discontinued as of October 1, 2001. All other U.S.-based employees may elect to participate in the SmartDisk Plan. Qualified employees may elect to make pre tax contributions into the plans for up to 15% of their annual compensation, up to a maximum of $10,500 per year. The Company’s matching contributions are earned by the employee based on a straight line, five-year vesting schedule for participants in the SmartDisk Plan and straight line, three-year vesting schedule for participants in the VST Plan. The Company may make additional annual contributions to the plans at the discretion of the Board of Directors. For the years ended December 31, 1999, 2000 and 2001, the Company made matching contributions of approximately $31,000, $130,000 and $140,000, respectively, to these plans.

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17.  Income Taxes

      The United States and foreign components of income (loss) from continuing operations before income taxes are as follows:

	Years Ended December 31,

	1999	2000	2001

	(In thousands)
United States	$553	$(32,437)	$(83,701)
Foreign	1,772	4,102	2,022

Total	$2,325	$(28,335)	$(81,679)

      The income tax benefit for 2000 and 2001 as presented in the statements of operations relates to the reduction of the deferred income tax liability associated with the identified intangible assets. The components of the income tax provision (benefit) are as follows:

	Years Ended December 31,

	1999	2000	2001

	(In thousands)
Current:
United States	$60	$(225)	$39
Foreign	1,696	1,528	507

Total current expense	1,756	1,303	546
Deferred:
United States	(50)	(5,531)	(7,663)
Foreign	(339)	131	42

Total deferred benefit	(389)	(5,400)	(7,621)

Income tax provision (benefit)	$1,367	$(4,097)	$(7,075)

      The Company made income tax payments of approximately $145,000, $1.5 million and $87,000 during 1999, 2000 and 2001, respectively.

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The significant components of the Company’s deferred income taxes are as follows:

	December 31,

	2000	2001

	(In thousands)
Deferred tax assets:
Current:
Accrued expenses	$135	$333
Bad debt and inventory reserves	2,698	743
Non-current:
Net operating loss carryforwards	1,787	4,460
Depreciation and amortization	27	31
Tax credits	1,759	3,436
Foreign deferred tax asset	105	50
Other	(29)	213

Deferred tax assets	6,482	9,266
Less: valuation allowance	(6,377)	(9,216)

Net deferred tax assets	105	50
Deferred tax liabilities:
Acquired intangibles	(8,494)	(791)

Net deferred taxes	$(8,389)	$(741)

      The reconciliation of the U.S. federal statutory income tax rate to the effective income tax rate is:

	Years Ended December 31,

	1999	2000	2001

Federal income tax benefit	34.00%	(34.00)%	(34.00)%
State taxes, net of federal benefit	3.57	(1.93)	(1.21)
Foreign tax rate differential	(0.33)	(3.33)	(0.90)
Non-deductible items	0.56	0.06	0.38
Goodwill	1.83	11.27	20.52
Change in valuation allowance	19.48	9.94	3.39
Other	(0.32)	1.71	2.55

Total	58.79%	(16.28)%	(9.27)%

      SFAS No. 109, Accounting for Income Taxes, requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a valuation, allowance of approximately $6,377,000 and $9,216,000 at December 31, 2000 and 2001, respectively, is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in valuation allowance amounted to approximately $774,000, $2,960,000 and $2,839,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      At December 31, 2000 and 2001, the carryforwards for tax purposes as follows:

	December 31, 2000		December 31, 2001

	Amount	Expiration	Amount	Expiration

	(Amounts in thousands)
Jurisdiction
United States	$3,521	2018	$11,852	2018
United Kingdom	1,539	Unlimited	1,539	Unlimited

      At December 31, 2000 and 2001, the Company had United States tax credit carryforwards as follows:

	December 31, 2000		December 31, 2001

	Amount	Expiration	Amount	Expiration

	(Amounts in thousands)
Tax Credit
Foreign tax credit	$1,700	2004	$2,608	2004
Alternative minimum tax credit	59	Unlimited	64	Unlimited
R&D tax credit	—	—	784	2018

      Undistributed earnings of the Company’s foreign subsidiaries are considered to be permanently invested; therefore, in accordance with SFAS No. 109, no provision for U.S. Federal and state income taxes on those earnings have been provided. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income tax liability (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. However, unrecognized foreign tax credit carryforwards would be available to reduce some portion of the U.S. liability.

Note 18.     Segment Information

      Based on its method of internal reporting, SmartDisk has two reportable segments: personal storage products and digital connectivity products. Personal storage products primarily consist of the family of Universal Serial Bus (“USB”) and FireWire-based products, which include high performance, portable hard disk drives and floppy disk drives for desktop and notebook PCs, portable CD-R/W drives, as well as expansion-bay disk drives for notebook PCs. Digital connectivity products primarily consist of the Company’s FlashPath flash memory card readers, which support Toshiba SmartMedia, Sony Memory Stick, and SanDisk MultiMediaCard.

      The accounting policies for each of the segments are the same as those described in the summary of significant accounting policies. There are no intersegment revenues. SmartDisk does not allocate operating expenses, interest expense and other income, net or income tax expense or benefit to these segments for internal reporting purposes.

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table presents information about the Company’s operations for its reportable segments:

	Years Ended December 31,

	1999	2000	2001

	(In thousands)
Personal storage products:
Revenues	$—	$49,832	$43,842

Gross profit	$—	$6,196	$7,730

Digital connectivity products:
Revenues	$37,262	$44,486	$25,422

Gross profit	$12,468	$14,403	$8,123

Other:
Revenues	$3,057	$2,404	$897

Gross profit	$3,031	$2,084	$589

Total
Revenues	$40,319	$96,722	$70,161

Gross profit	$15,499	$22,683	$16,442

      Sales to foreign markets and to significant customers as a percentage of the Company’s total revenues were as follows:

	Years Ended December 31,

	1999	2000	2001

Foreign markets:
United States	15%	57%	60%
Asia and Pacific Rim	81	37	29
Europe	4	6	11

	Years Ended December 31,

	1999	2000	2001

Significant Customers:
Apple	—%	10%	22%
FISC	10	—	—
FujiFilm	28	7	3
Ingram Micro	—	18	24
Olympus	27	6	4
Sony	10	15	16

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is a summary of the carrying amounts of the Company’s net assets by geographic area in which they are located:

	December 31,

	2000	2001

	(In thousands)
United States	$93,785	$18,748
Asia and Pacific Rim	4,723	2,570
Europe	1,807	3,796

Total	$100,315	$25,114

      The following is a summary of the Company’s long-lived assets by geographic area in which they are located:

	December 31,

	2000	2001

	(In thousands)
United States	$77,883	$6,934
Asia and Pacific Rim	713	216
Europe	76	235

Total	$78,672	$7,385

Note 19.     Related Party Transactions

      Material related party transactions that have been entered into by the Company that are not disclosed otherwise in these notes are summarized below.

      In the ordinary course of business, SmartDisk engages in transactions with certain of its shareholders. These transactions are comprised of sales of the Company’s finished goods and purchases of raw materials under usual trade terms and measured at their exchange amounts. In addition, the Company procures certain engineering services from a strategic investor. Transactions with related parties for the three years ended December 31, 2001 are as follows:

	Years Ended December 31,

	1999	2000	2001

	(In thousands)
Revenues	$5,021	$596	$100
Purchases	$—	$—	$1,331
Services	$428	$338	$236

      SmartDisk was incorporated in March 1997, and its predecessor, SmartDisk Security Corporation (“SDSC”) was incorporated in May 1993. SDSC was substantially wholly-owned by Addison Fischer (“Fischer”). From 1993 to 1995, SDSC exploited technology that it licensed under a manufacturing license agreement with Fischer International Systems Corporation (“FISC”), another company substantially wholly-owned by Fischer. The license agreement covered the manufacture and sale of solid-state diskettes relating to the fields of data security and validation and computer security and access control. The patents underlying the licensed technology were held by SmartDiskette GmbH (“SDG”), a German company that is wholly-owned by SmartDiskette Limited (“SDL”), an English company that was approximately 37% owned by Fischer until May 1996. SDG licensed these patents to SDL. SDL in turn entered into a manufacturing license agreement with FISC that FISC subsequently assigned to SDSC. In May 1996, Fischer increased his ownership of SDL to 87% and the accounts of SDL were adjusted as of that date to reflect a new basis under the purchase

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

method of accounting. In May 1997, Fischer increased his ownership of SDL to 92%. In May 1998, Phoenix House Investments, LLC (“Phoenix House”), an investment company substantially owned by Fischer, acquired the remaining outstanding interests of SDL through the issuance of common stock valued at approximately $300,000. In May 1999, the stockholders of SDL exchanged all their shares of SDL for 515,500 shares of common stock of SmartDisk and SDL became a wholly owned subsidiary of SmartDisk. The merger was a combination of entities under common control and accounted for at historical cost. The individual financial statements of SmartDisk and SDL are combined in the accompanying financial statements from May 1996, the point in time SDL came under common control.

      Pursuant to operating agreements entered into in 1998, FISC provides operating assistance to the Company consisting of services, facilities and shared equipment. The Company’s share of expenses for these services is based on an internal analysis of the relative amount of time devoted to its business by employees of FISC as well as the overhead charges attributable to these employees. In the opinion of management, the allocations were reasonable and represent the Company’s cost of doing business. The Company recorded operating expenses related to these agreements for the years ended December 31, 1999, 2000 and 2001 of approximately $0.3 million, $0.2 million and $0.2 million, respectively.

      In 1998, the Company was granted a non-exclusive license agreement to certain patents relating to the interface with Toshiba’s SmartMedia cards. In April 1999, the license agreement was amended whereby Toshiba granted the Company a fully paid license at which time the Company stopped paying royalties. Prior to this, the Company paid a one-half of one percent royalty on the net sales price of the Company’s products that use the Toshiba license. In 1999, the Company paid royalty expenses pertaining to this license of approximately $26,000.

      Pursuant to a license and distribution agreement entered into in 1998 between FISC and the Company, FISC was granted the right to license and distribute certain of the Company’s products. For this right, FISC agreed to pay to the Company royalties of 33.3% of net revenue derived from those product sales. This agreement was discontinued in July 2000. Under this agreement, FISC paid royalties of approximately $470,000 and $71,000 during the years ended December 31, 1999 and 2000, respectively. During 2000, FISC represented SmartDisk in a transaction to license the Company’s SafeBoot product. The Company incurred expenses of approximately $290,000 for FISC’s services in connection with this transaction.

      During February 1999, the Company loaned $60,000 to one of its officers. The loan was made pursuant to a Promissory Note, bears interest at 4.71%, and is repayable in four annual installments of principal and interest. As of December 31, 2000, the balance outstanding on this loan was $45,000. This loan was repaid in full during 2001.

      The Company has, in conjunction with the 1998 Employee Stock Option Plan, made loans to several of its employees to allow for the immediate exercise of stock option grants. Each loan was made pursuant to a full recourse Promissory Note, is secured by a pledge of the shares of stock, which the employee has acquired, bears interest at approximately 5.5%, which is payable quarterly, and is required to be paid in full within five years of the date of issuance. As of December 31, 2000 and 2001, the principal amount due under these loans was approximately $336,000 and $299,000, respectively.

      In January 2000, a director of SmartDisk exercised 6,000 stock options with an exercise price of $35.00 per option. The director executed a $210,000 full recourse promissory note with the Company as payment for these shares. The Company repurchased these shares in November 2000 for $30,000 and the remaining $180,000 balance on the note was forgiven and recognized as compensation expense. The repurchased shares are included in treasury stock in the equity section of the balance sheet.

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 20.     Research and Development Contract Revenues

      During 1999, SmartDisk entered into and completed various research and development contracts with a technology company. The contracts entitled the Company to invoice and receive funds over the development period, some of which were conditioned upon acceptance of certain deliverables. Through December 31, 1999, SmartDisk invoiced approximately $2.6 million for development work. All of these revenues were recognized as income in the fourth quarter of 1999 upon the technology company’s final acceptance of the product. Approximately $1.6 million of contract costs were charged to expense over the life of the development periods, which ended in 1999.

      As of December 31, 1999, SmartDisk had an ongoing research and development contract. This contract entitled SmartDisk to invoice and receive funds over the development period based upon the customer’s acceptance of certain deliverables. During 2000, SmartDisk recognized as income approximately $1.2 million related to this development contract. Approximately $0.5 million and $0.5 million of contract costs related to this development contract were charged to expense as of December 31, 1999 and 2000, respectively.

      During 2000, SmartDisk entered into a research and development contract. This contract entitled SmartDisk to invoice and receive funds over the development period based upon the customer’s acceptance of certain deliverables. During 2000 and 2001, SmartDisk recognized as income approximately $0.1 million and $0.1 million, respectively, related to this development contract. Approximately $25,000 and $15,000 of contract costs related to this development contract were charged to expense during the years ended December 31, 2000 and 2001, respectively.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

      The table below sets forth selected unaudited financial data for each quarter of the most recent two years:

	Three Months Ended

	March 31	June 30	September 30	December 31

	(In thousands, except per share amounts)
2000
Revenues(1)	$17,383	$30,928	$32,708	$15,703
Gross profit (loss)(2)	6,053	9,448	10,046	(2,864)
Net loss	(503)	(4,272)	(3,912)	(15,551)
Loss per share(3)
Basic and diluted	$(0.03)	$(0.25)	$(0.23)	$(0.90)
2001
Revenues(4)	$17,262	$20,675	$17,323	$14,901
Gross profit	4,833	5,242	3,490	2,877
Net loss(5)(6)	(8,381)	(8,184)	(51,263)	(6,776)
Loss per share(3)
Basic and diluted	$(0.48)	$(0.47)	$(2.91)	$(0.38)

(1)	Revenues in the fourth quarter of 2000 reflect a decline in sales of the Company’s personal storage products. In addition, the Company is experiencing a decrease in demand for its FlashPath products due to the anticipated decrease in the use of the 3.5-inch floppy drive.

(2)	Gross profit (loss) in the fourth quarter of 2000 reflects approximately $5.2 million of inventory writedowns arising from the decrease in the demand for the Company’s personal storage products, as well

SMARTDISK CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as approximately $0.5 million in inventory writedowns associated with the Company’s Smarty product due to the Company’s discontinuance of that product line.

(3)	Earnings (loss) per share for each quarter is computed using the weighted-average number of shares outstanding during that quarter while earnings (loss) per share for the full year is computed using the weighted-average number of shares outstanding during the year. Thus, the sum of the four quarters’ earnings (loss) per share may not equal the full-year earnings (loss) per share.

(4)	Revenues in the third and fourth quarters of 2001 reflect a decline in sales of the Company’s products due to the decline in demand arising from a continued weakness in the worldwide economy as well as the Company’s transition to more traditional distribution channels such as retail. In addition, the Company is experiencing a decrease in demand for its FlashPath products due to the anticipated decrease in the use of the 3.5-inch floppy drive.

(5)	Net loss in the third quarter of 2001 reflects approximately $40.5 million, net of tax, of impairment charge to reduce the goodwill and other acquisition related intangible assets recorded in connection with the VST acquisition.

(6)	Net loss in the fourth quarter of 2001 reflects approximately $1.7 million, net of tax, of impairment charge to reduce the goodwill and other acquisition related intangible assets recorded in connection with the Impleo acquisition.

SMARTDISK CORPORATION

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

	Balance at	Charged to	Charged to		Balance at
	Beginning	Costs and	Other		End
Classification	of Period	Expenses	Accounts	Deductions	of Period

YEAR ENDED DECEMBER 31, 1999
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts	$34	$106	$—	$—	$140
Valuation allowance for deferred tax asset	2,643	774	—	—	3,417

	$2,677	$880	$—	—	$3,557

YEAR ENDED DECEMBER 31, 2000:
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts	$140	$603	$—	$38	$705
Allowance for sales returns and other credits	—	2,439	—	2,194	245
Valuation allowance for deferred tax asset	3,417	2,960	—	—	6,377

	$3,557	$6,002	$—	$2,232	$7,327

YEAR ENDED DECEMBER 31, 2001:
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts	$705	$758	$—	$722	$741
Allowance for sales returns and other credits	245	1,482	—	1,269	458
Valuation allowance for deferred tax asset	6,377	2,839	—	—	9,216

	$7,327	$5,079	$—	$1,991	$10,415

SMARTDISK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2002

(In thousands,
except par
value)
(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,409
Restricted cash	1,830
Accounts and notes receivable, net	4,510
Inventories	6,047
Prepaid expenses and other current assets	1,660

Total current assets	18,456
Property and equipment, net	1,273
Goodwill and other intangible assets, net	262
Deposits and other assets	210

TOTAL ASSETS	$20,201

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,248
Bank line of credit	—
Income taxes payable	270
Other accrued liabilities	2,782

Total current liabilities	9,300
Deferred income taxes and other	—
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; none issued	—
Common stock, $0.001 par value; 60,000 shares authorized; 17,884 issued and 17,784 outstanding at June 30, 2002; 17,851 issued and 17,751 outstanding at December 31, 2001	18
Capital in excess of par value	146,752
Treasury stock, 100 shares at June 30, 2002 and December 31, 2001, at cost	(99)
Accumulated other comprehensive loss	181
Notes receivable from officers/employees	(295)
Unearned compensation	—
Accumulated deficit	(135,656)

Total stockholders’ equity	10,901

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,201

See accompanying notes to condensed consolidated financial statements.

SMARTDISK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

	(In thousands, except per share amounts)
	(Unaudited)
Revenues:
Product sales, net	$9,562	$20,208	$20,706	$37,040
Research and development revenue	—	100	—	100
Royalty income and license fees	—	367	—	797

Total revenues	9,562	20,675	20,706	37,937

Cost of revenues:
Cost of product sales	7,110	15,433	15,975	27,406
Inventory write-downs	—	—	4,803	456

Total cost of revenues	7,110	15,433	20,778	27,862

Gross profit (loss)	2,452	5,242	(72)	10,075
Operating expenses:
Research and development	510	2,163	1,414	4,357
Sales and marketing	1,176	2,034	2,906	4,304
General and administrative	1,852	2,260	4,769	4,833
Amortization and depreciation	270	8,172	2,823	16,352
Impairment of goodwill and other intangible assets	—	—	2,729	—
Business restructuring charges	—	—	841	—
Facility closing costs	—	500	—	500

Total operating expenses	3,808	15,129	15,482	30,346

Operating loss	(1,356)	(9,887)	(15,554)	(20,271)
Gain (loss) on foreign exchange	(566)	119	(550)	399
Interest and other income, net	64	134	24	294

Net loss before income taxes	(1,858)	(9,634)	(16,080)	(19,578)
Income tax benefit	(322)	(1,450)	(1,009)	(3,013)

Net loss	$(1,536)	$(8,184)	$(15,071)	$(16,565)

Loss per share — basic and diluted	$(0.09)	$(0.47)	$(0.85)	$(0.95)

Weighted average shares used to compute loss per share — basic and diluted	17,756	17,543	17,739	17,436

See accompanying notes to condensed consolidated financial statements.

SMARTDISK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,

	2002	2001

	(In thousands)
	(Unaudited)
Cash flows from operating activities:
Net loss	$(15,071)	$(16,565)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization and depreciation	2,823	16,352
Impairment of goodwill and other intangible assets	2,729	—
Provision for uncollectible accounts, sales returns and other credits	2,501	517
Provision for inventory write-downs	4,803	456
Deferred income taxes	(791)	(3,380)
Other	762	(363)
Changes in assets and liabilities:
Accounts and notes receivable	(2,089)	(1,531)
Inventories	(2,518)	6,454
Prepaid expenses and other current assets	(740)	606
Deposits and other assets	(36)	71
Accounts payable	(337)	(4,078)
Income taxes payable	(392)	(255)
Deferred revenue	—	(725)
Other accrued liabilities	(67)	684

Net cash used in operating activities	(8,423)	(1,757)
Cash flows from investing activities:
Purchases of property and equipment, net of disposals	(9)	(487)
Cash paid for intellectual property	—	(250)
(Increase) decrease in restricted cash	(1,830)	1,529
Purchases of short-term investments	—	(5,600)
Sales and maturities of short-term investments	—	5,007

Net cash (used in) provided by investing activities	(1,839)	199
Cash flows from financing activities:
Net repayments under lines of credit	(76)	(542)
Collections on notes receivable from officers/employees	3	33
Proceeds from exercise of stock options	11	191
Proceeds from stock issued under ESPP	1	88
Purchase of treasury stock	—	(1)

Net cash used in financing activities	(61)	(231)
Effect of exchange rate fluctuations on cash	215	(237)

Decrease in cash and cash equivalents	(10,108)	(2,026)
Cash and cash equivalents at beginning of period	14,517	12,833

Cash and cash equivalents at end of period	$4,409	$10,807

See accompanying notes to condensed consolidated financial statements.

SMARTDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1.	Basis of Presentation

      The accompanying unaudited interim condensed consolidated financial statements for SmartDisk Corporation (“SmartDisk” or the “Company”) have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of management, all adjustments, including normal recurring accruals, considered necessary for a fair presentation have been included. Certain amounts in prior year’s condensed consolidated financial statements have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on previously reported net loss or stockholders’ equity. Operating results for the three and six-month periods ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ended December 31, 2002.

      The Company has incurred net losses on a quarterly basis since the first quarter of 2000. The Company had cash and cash equivalents of approximately $14.5 million, $9.2 million and $4.4 million as of December 31, 2001, March 31, 2002 and June 30, 2002, respectively. The Company has minimal financial resources, and its cash flow from operating activities continues to be insufficient to meet its operating needs. The Company’s operating losses and working capital requirements continue to adversely affect cash flow. In the event of a continued decrease in revenue and/or a decrease in cash flow from accounts receivable, the Company may not be able to meet its operating requirement through the end of fiscal 2002. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

      In the first quarter of 2002, the Company began the implementation of a restructuring plan in response to a decline in demand for its products and the competitive environment in which it operates. The restructuring plan includes an involuntary reduction in workforce of 21 employees across all business functions and the curtailment of certain expenditures. The Company is currently in the process of raising additional capital through a rights offering. The intent is to distribute rights to purchase shares of the Company’s common stock. The Company intends to use the net proceeds from the rights offering for general working capital purposes and to improve its liquidity. The Company’s ability to continue as a going concern is dependent upon on the success of its restructuring and cost containment measures or its ability to successfully complete the above mentioned rights offering. These consolidated financial statements do not include any adjustments related to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

      The unaudited interim condensed consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in this report and the audited consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

Note 2.	Restricted Cash

      Restricted cash as June 30, 2002 was composed of cash collateralized with the Company’s bankers to guarantee payment of the outstanding standby letters of credit.

SMARTDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3.	Inventories

      Inventories are stated at the lower of cost or market (estimated net realizable value), with cost being determined on a first-in, first-out basis. Inventories consist of the following:

June 30, 2002

(In thousands)
Finished goods	$1,557
Raw materials	4,490

Total inventories	$6,047

Note 4.	Net Loss Per Share

      For the three months ended June 30, 2002 and 2001, potential common shares totaling approximately 16,521 and 245,690, respectively, were excluded from the computation of net loss per share because their effect was anti-dilutive. For the six months ended June 30, 2002 and 2001, potential common shares totaling approximately 175,953 and 385,504, respectively, were excluded from the computation of net loss per share because their effect was anti-dilutive. Potential common shares include stock options and shares of non-vested stock.

Note 5.	Comprehensive Loss

      Other comprehensive income (loss) refers to revenues, expenses, gains, and losses that under accounting principles generally accepted in the United States are included in comprehensive loss but are excluded from net loss as these amounts are recorded directly as an adjustment to stockholders’ equity, net of tax. SmartDisk’s other comprehensive income (loss) is composed of unrealized gains and losses on available-for-sale securities and foreign currency translation adjustments. The following table sets forth the computation of comprehensive loss for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

	(In thousands)
Net loss	$(1,536)	$(8,184)	$(15,071)	$(16,565)
Other comprehensive income (loss):
Unrealized loss on short-term investments, net of tax	—	(1)	—	(2)
Foreign currency translation adjustment	596	(99)	816	(522)

Total comprehensive loss	$(940)	$(8,284)	$(14,255)	$(17,089)

Note 6.	Business Restructuring

      In the first quarter of 2002, the Company began the implementation of a restructuring plan in response to a decline in demand for its products and the competitive environment in which it operates and recorded a restructuring charge of $0.841 million. The restructuring plan includes an involuntary reduction in workforce of 21 employees across all business functions and the curtailment of certain expenditures.

SMARTDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The elements of the restructuring costs related to the restructuring plan are as follows:

				Restructuring
				Liability at
	Total	Non-cash	Cash	June 30,
	Charge	Charges	Payments	2002

	(In thousands)
Workforce reduction	$513	$—	$125	$388
Facility lease and contract settlement costs	$96	$46	$—	$50
Write-down of property and equipment, net	$232	$232	$—	$—

Total	$841	$278	$125	$438

Note 7.	Impairment of Goodwill and Other Intangible Assets

      The Company continually evaluates the recoverability of its goodwill in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 142, Goodwill and Other Intangible Assets. In addition, the Company continually evaluates the recoverability of its other intangible assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

      Under SFAS No. 142, goodwill of a reporting unit is tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Examples of such events or circumstances include, but are not limited to a significant adverse change in legal factors or in the business climate, unanticipated competition and a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of.

      Under SFAS No. 142, goodwill is tested for impairment at a level of reporting referred to as a reporting unit. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value. A two-step impairment test is used to identify potential goodwill impairment and measure the amount of a goodwill impairment loss to be recognized.

      The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any.

      The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

      The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in connection with a business combination is determined. That is, the fair value of a reporting unit is allocated to all assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of a reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill.

      Under SFAS No. 144, an impairment review is performed if events occur or circumstances change indicating that the carrying amount might not be recoverable. Factors considered important which could trigger an impairment review include, but are not limited to, a significant decrease in the market value, a significant adverse change in legal factors or in the business climate, a current period operating or cash flow

SMARTDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses and a current expectation that more-likely-than-not a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. If any of the impairment indicators are present or if other circumstances indicate that an impairment may exist, the Company must then determine whether an impairment loss should be recognized. An impairment loss can only be recognized if the undiscounted cash flows used to test for recoverability are less than the carrying value. If the Company determines that an impairment loss should be recognized, the impairment measured is based on a projected discounted cash flow method using a discount rate commensurate with the risk inherent in the Company’s current business model.

      As a result of the significant decline in the operating results and cash flows of personal storage products and European operations, combined with marginal historical operating and cash flow results, the Company undertook its impairment reviews. Based on impairment reviews performed at March 31, 2002, in relation to the carrying values of goodwill and other intangible assets recorded in connection with the acquisitions of VST Technologies, Inc. and Impleo Limited, as well as a license obtained from SanDisk Corporation to sell FlashPath for the MultiMediaCard, a $2.729 million impairment charge was provided in the quarter ended March 31, 2002 to reduce the carrying value of the aforementioned assets to zero. The fair values used in measuring the impairment charge was determined based upon estimated discounted future cash flows. The assumptions supporting future cash flows, including the discount rate, were determined using the Company’s best estimates.

      The changes in the carrying amount of goodwill for the six months ended June 30, 2002 are as follows, in thousands:

Balance as of December 31, 2001	$2,482
Impairment loss	(2,482)

Balance as of June 30, 2002	$—

      The carrying amount of other intangible assets subject to amortization consist of the following:

		June 30,	December 31,
	Life	2002	2001

	(In thousands)
Patents	2-3 yrs.	$8,369	$10,149
Distribution channels	2 yrs.	—	200
Trade names	1-2 yrs.	—	150
Covenants not-to-compete	2 yrs.	—	21,450
Licenses	10 yrs.	240	540

Total other intangible assets		8,609	32,489
Accumulated amortization		(8,347)	(29,627)

Other intangible assets, net		$262	$2,862

Note 8.	Segment Information

      During the first quarter of 2002, SmartDisk began reporting its operations as one business segment. Previously, we had reported two business segments: Personal storage and digital connectivity. The change to one business segment was made to conform to organizational changes we made in the management of our business to more effectively utilize and deploy our assets on a world-wide basis.

SMARTDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9.	Facility Closing

      On May 31, 2001, the Company announced its intention to close its Acton, Massachusetts facility and move those operations into its Naples, Florida headquarters. In the connection with this closing, which was substantially completed as of September 30, 2001, the Company recognized approximately $0.5 million in severance costs in the quarter ended June 30, 2001. The severance costs incurred in association with the closing of the facility related to 20 employees whose positions were eliminated.

Note 10.	Contingencies

      The Company relies on a combination of patents, trademarks, copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights. There can be no assurance that there will not be any disputes regarding the Company’s intellectual property rights. Specifically, there can be no assurance that any patents held by the Company will not be invalidated, that patents will be issued for any of the Company’s pending applications or that any claims allowed from existing or pending patents will be of sufficient scope or strength or be issued in the primary countries where the Company’s products can be sold that will provide meaningful protection or any commercial advantage to the Company. Additionally, competitors of the Company may be able to design around the Company’s patents.

      On June 26, 2000, a party filed a complaint in the Central District Federal Court of the State of California alleging SmartDisk’s infringement of a patent. On November 20, 2000, the Company prevailed in moving the venue for such action from the State of California to the Middle District of Florida. The Company considers this claim to be wholly without merit and will vigorously defend against such claim. Accordingly, the ultimate loss, if any, that may result cannot be reasonably determined and, accordingly, no accrual for this matter has been recorded as of June 30, 2002.

      On July 26, 2001, a securities class action suit was filed against SmartDisk, the following executive officers and directors: Addison M. Fischer, Michael S. Battaglia and Michael R. Mattingly, and the following underwriters of SmartDisk’s initial public offering: FleetBoston Robertson Stephens, Inc. (formerly BancBoston Robertson Stephens, Inc.), Hambrecht & Quist LLC, and U.S. Bancorp Piper Jaffray, Inc. The suit was filed in the United States District Court for the Southern District of New York on behalf of all persons who acquired SmartDisk securities between October 6, 1999 and December 6, 2000. The complaint charges defendants with violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 (and Rule 10b-5 promulgated thereunder), for issuing a Registration Statement and Prospectus (“Prospectus”) that contained material misrepresentations and/or omissions. The complaint alleges that the Prospectus was false and misleading because it failed to disclose (i) the agreements between FleetBoston Robertson Stephens, Inc., Hambrecht & Quist LLC, and U.S. Bancorp Piper Jaffray, Inc. and certain investors to provide them with significant amounts of restricted SmartDisk shares in the initial public offering (“IPO”) in exchange for excessive and undisclosed commissions; and (ii) the agreements between FleetBoston Robertson Stephens, Inc., Hambrecht & Quist LLC, and U.S. Bancorp Piper Jaffray, Inc. and certain customers under which the underwriters would allocate shares in the IPO to those customers in exchange for the customers’ agreement to purchase SmartDisk shares in the after-market at pre-determined prices. The complaint seeks an undisclosed amount of damages, as well as attorney fees. This lawsuit is in one of the more than 300 class actions that have been filed against various underwriters, issuers and individuals in the United States District Court for the Southern District of New York. These cases have been consolidated and SmartDisk, together with all or substantially all of the underwriters, issuers and individual defendants in these consolidated class actions, have moved to dismiss all of the consolidated amended complaints, including that directed against SmartDisk, as legally insufficient. All discovery in these consolidated actions has been stayed pending determination of the motions to dismiss. SmartDisk considers this claim, as it relates to SmartDisk, to be wholly without merit and will vigorously defend against such claim. Accordingly, the

SMARTDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ultimate loss, if any, that may result cannot be reasonably determined and, accordingly, no accrual for this matter has been recorded as of June 30, 2002.

      On November 30, 2001, a complaint was filed in the Southern District of New York by Dynacore Holdings Corporation and Dynacore Patent Litigation Trust alleging SmartDisk’s infringement of said parties’ patent relating to local area network (“LAN”) capabilities. The complaint seeks an undisclosed amount of damages, injunction and recall, as well as attorney fees. SmartDisk has signed a Joint Defense Agreement with the other defendants, and the defendants have filed a dispositive Motion for Summary Judgment. SmartDisk considers this claim, as it relates to SmartDisk, to be wholly without merit and will vigorously defend against such claim. Accordingly, the ultimate loss, if any, that may result cannot be reasonably determined and, accordingly, no accrual for this matter has been recorded as of June 30, 2002.

      On May 6, 2002, SmartDisk received a demand from the trustee in the bankruptcy proceeding of MicroAge, Inc., a former customer of SmartDisk, for recovery of approximately $0.505 million that MicroAge, Inc. had paid to SmartDisk over the period from January 15, 2000 to April 13, 2000, inclusive. SmartDisk disputes the amount demanded and intends to defend against the demand.

      On June 13, 2002, SmartDisk received a letter from counsel to SoftRAID LLC demanding payment of $0.285 million pursuant to a Software License Agreement with SmartDisk. On July 31, 2002, SoftRAID notified SmartDisk of its intention to arbitrate this dispute pursuant to the arbitration provisions of the Software License Agreement, and the American Arbitration Association has commenced administration of this proceeding. SmartDisk disputes the amount demanded and intends to defend against the demand.

Note 11.	Recent Accounting Pronouncements

      Effective January 1, 2002, the Company adopted SFAS No. 141, Business Combinations. SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting and broadens the criteria for recording intangible assets apart from goodwill. The Company evaluated its goodwill and other intangibles acquired prior to June 30, 2001 using the SFAS No. 141 criteria. This evaluation did not result in any reclassification between other intangible assets and goodwill at January 1, 2002. The adoption of SFAS No. 141 did not have a material impact on the Company’s financial position, results of operations or cash flows, but it will impact the accounting treatment of future acquisitions.

      Effective January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that purchased goodwill and certain indefinite-lived intangibles no longer be amortized, but instead be tested for impairment at least annually, or more frequently as impairment indicators arise, in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company evaluated its intangible assets and believes that all such assets have determinable lives.

SMARTDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In accordance with SFAS No. 142, the effect of the accounting change for goodwill amortization is reflected prospectively. Supplemental comparative disclosure as if the change had been retroactively applied to the prior year period is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

	(In thousands, except per share amounts)
Net loss:
Reported net loss	$(1,536)	$(8,184)	$(15,071)	$(16,565)
Goodwill amortization	—	2,426	—	4,852

Adjusted net loss	$(1,536)	$(5,758)	$(15,071)	$(11,713)

Loss per share — basic and diluted:
Reported loss per share	$(0.09)	$(0.47)	$(0.85)	$(0.95)
Goodwill amortization	—	0.14	—	0.28

Adjusted loss per share	$(0.09)	$(0.33)	$(0.85)	$(0.67)

Shares used in per share computation	17,756	17,543	17,739	17,436

      See Note 6 for further discussion regarding the impact of SFAS No. 142 and related impairment charge.

      Effective January 1, 2002, the Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 applies to all long-lived assets (including discontinued operations) and consequently amends APB Opinion No. 30, Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. The adoption of SFAS No. 144 did not have a material impact on the Company’s financial position, results of operations or cash flows. See Note 6 for further discussion regarding the impact of SFAS No. 144 and related impairment charge.

      In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 eliminates SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, (and SFAS No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements, as it amends SFAS No. 4), which requires gains and losses from extinguishments of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result, the criteria in Accounting Principles Board (“APB”) Opinion No. 30 will now be used to classify those gains and losses. SFAS No. 145 amends SFAS No. 13, Accounting for Leases, to require that certain lease modifications that have economic effects similar to sale-leaseback transactions are accounted for in the same manner as sale-leaseback transactions. This amendment is consistent with the FASB’s goal of requiring similar accounting treatment for transactions that have similar economic effects. In addition, SFAS No. 145 makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. This statement is effective for fiscal years beginning after May 2002 for the provisions related to the rescission of SFAS Nos. 4 and 64, and for all transactions entered into beginning May 2002 for the provision related to the amendment of SFAS

SMARTDISK CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

No. 13 although early adoption is permitted. The Company does not expect the implementation of this standard to have a material impact on the Company’s financial condition, results of operations or cash flows.

      In June 2002, the FASB issued SFAS No. 146, Accounting for Exit or Disposal Activities, effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged. SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force (“EITF”) has set forth in EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs incurred in a Restructuring). A fundamental conclusion reached by the Board in this Statement is that an entity’s commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. Therefore, this SFAS eliminates the definition and requirements for recognition of exit costs in EITF Issue No. 94-3. This statement also establishes that fair value is the objective for initial measurement of the liability. The scope of SFAS No. 146 also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement or an individual deferred-compensation contract. The Company does not expect the implementation of this standard to have a material impact on the Company’s financial condition, results of operations or cash flows.

APPENDIX A

[OPINION OF FIRST TENNESSEE SECURITIES CORPORATION]

A-1

          You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these shares of common stock in any jurisdictions in which the offer or solicitation is unlawful.

[                            ] Shares

[SMARTDISK CORPORATION LOGO]

Common Stock

PROSPECTUS

                    , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

      The following table sets forth the expenses payable by the Registrant in connection with the offering described in the Registration Statement. All of the amounts shown are estimates except for the registration fee:

Amount to be Paid

Registration Fee		$690
Subscription Agent Fees and Expenses		*
Blue Sky Fees and Expenses		*
Legal Fees and Expenses		*
Accountants’ Fees and Expenses		*
Financial Advisor’s Fees		*
Printing and Engraving Expenses		*
Miscellaneous Fees and Expenses		*

Total	$	*

*	To be completed by amendment

Item 14.	Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our bylaws provide for mandatory indemnification of our directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty as directors to us and our stockholders. This provision in the certificate of incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. In addition, we have entered into Indemnification Agreements with our officers and directors. The Indemnification Agreements provide our officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 15.	Recent Sales of Unregistered Securities.

      Not applicable.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit
Number	Description

3.1	Certificate of Incorporation (3.1)(1)
3.2	Bylaws (3.2)(1)

Exhibit
Number	Description

5.1	Legal Opinion of Greenberg Traurig, LLP*
10.1	1998 Employee Stock Option Plan (10.1)(1)*
10.2	1998 Directors and Consultants Stock Option Plan (10.2)(1)*
10.3	1999 Incentive Compensation Plan (10.3)(5)*
10.4	1999 Employee Stock Option Plan (10.4)(1)*
10.5	Employment Agreement with Rod H. King (10.27)(6)
10.6	Employment Agreement with Quresh Sachee (10.6)(7)
10.7	Services Agreement dated October 12, 2001 between IM-Logistics, a division of Ingram, Inc. and SmartDisk (10.7)(7)
10.8	License Agreement dated May 26, 1998 between Toshiba Corporation and SmartDisk, as amended (10.8)(1)
10.9	Investors’ Rights Agreement dated May 22, 1998 among SmartDisk and each of the investors a party thereto (10.12)(1)
10.10	Amendment Number One to Investors’ Rights Agreement dated July 1999 among SmartDisk and each of the investors a party thereto (10.13)(3)
10.11	Lease Agreement dated October 4, 1993 between Arnold Industrial Park and SmartDisk, by Assignment (10.13)(1)
10.12	Lease Agreement dated October 4, 1993 between Arnold Industrial Park and SmartDisk, by Assignment (10.12)(7)
10.13	Development and License Agreement dated June 30, 1999 between SmartDisk and Sony Corporation (10.19)(8)
10.14	Development and License Agreement dated December 1, 1999 between SmartDisk and Sony Corporation (10.16)(3)
10.15	Cooperative Development Agreement dated June 30, 1999 between SmartDisk and SanDisk Corporation (10.15)(1)
10.16	Form of Indemnification between the Registrant and each of its directors and executive officers (10.16)(1)
10.17	Joint Venture Agreement dated as of February 24, 1998 by and among Phoenix House Investments, L.L.C., Toshiba Corporation and SmartDisk (10.17)(1)
10.18	Amendment No. 2 to License Agreement dated April 1, 1999 between Toshiba Corporation and SmartDisk (10.20)(4)
10.19	Employment Agreement with Michael S. Battaglia (10.1)(9)
10.20	Employment Agreement with Peter J. Quinn (10.2)(9)
21.1	Subsidiaries of SmartDisk (21.1)(7)
23.1	Consent of Ernst & Young LLP, Independent Certified Public Accountants
23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)*
24.0	Power of Attorney of Directors and Executive Officers (included on Signature Page)
99.1	Form of Subscription Certificate**
99.2	Instructions on Use of SmartDisk Corporation Subscription Certificates**
99.3	Notice of Guaranteed Delivery**
99.4	Form of Letter to Stockholders**
99.5	Form of Letter to Brokers**
99.6	Form of Letter from Brokers or Other Nominees to Beneficial Owners**
99.7	Instructions by Beneficial Owners to Brokers or Other Nominees**

(1)	Incorporated by reference to the exhibit in the preceding parentheses as filed with SmartDisk’s registration statement on Form S-1 (Registration No. 333-82793).

(2)	Incorporated by reference to the exhibit in the preceding parentheses as filed with SmartDisk’s Current Report on Form 8-K on March 21, 2000 (File No. 000-27257).

(3)	Incorporated by reference to the exhibit in the preceding parentheses as filed with SmartDisk’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 000-27257).

(4)	Incorporated by reference to the exhibit in the preceding parentheses as filed with Amendment No. 1 to SmartDisk’s Annual Report on Form 10-K/A for the year ended December 31, 1999 (File No. 000-27257).

(5)	Incorporated by reference to the exhibit in the preceding parentheses as filed with SmartDisk’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No. 000-27257).

(6)	Incorporated by reference to the exhibit in the preceding parentheses as filed with SmartDisk’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 000-27257).

(7)	Incorporated by reference to the exhibit in the preceding parentheses as filed with SmartDisk’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 000-27257).

(8)	Incorporated by reference to the exhibit in the preceding parentheses as filed with SmartDisk’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 000-27257).

(9)	Incorporated by reference to the exhibit in the preceding parentheses as filed with SmartDisk’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 000-27257).

*	Management Compensation Plan or Arrangement.

**	To be filed by amendment.

†	Certain information in these exhibits has been omitted pursuant to a request for confidential treatment filed with the SEC.

Item 17.	Undertakings.

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions during the subscription period, the amount of unsubscribed securities to be purchased, and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Naples, state of Florida, on the 17th day of September, 2002.

SMARTDISK CORPORATION

By:	/s/ MICHAEL S. BATTAGLIA

Michael S. Battaglia
President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints jointly and severally, Michael S. Battaglia and Peter J. Quinn, and each one of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ ADDISON FISCHER Addison Fischer	Chairman of the Board of Directors	September 17, 2002

/s/ MICHAEL S. BATTAGLIA Michael S. Battaglia	President, Chief Executive Officer and Director (Principal Executive Officer)	September 17, 2002

/s/ PETER J. QUINN Peter J. Quinn	Chief Financial Officer (Principal Financial and Accounting Officer)	September 17, 2002

/s/ ANTHONY A. IBARGÜEN Anthony A. Ibargüen	Director	September 17, 2002

/s/ EMMANUEL A. KAMPOURIS Emmanuel A. Kampouris	Director	September 17, 2002

Kiyoshi Kobayashi	Director	September , 2002

Name	Title	Date

/s/ TIMOTHY TOMLINSON Timothy Tomlinson	Director	September 17, 2002

/s/ HATIM TYABJI Hatim Tyabji	Director	September 17, 2002

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Certificate of Incorporation (3.1)(1)
3.2	Bylaws (3.2)(1)
5.1	Legal Opinion of Greenberg Traurig, LLP**
10.1	1998 Employee Stock Option Plan (10.1)(1)*
10.2	1998 Directors and Consultants Stock Option Plan (10.2)(1)*
10.3	1999 Incentive Compensation Plan (10.3)(5)*
10.4	1999 Employee Stock Option Plan (10.4)(1)*
10.5	Employment Agreement with Rod H. King (10.27)(6)
10.6	Employment Agreement with Quresh Sachee (10.6)(7)
10.7	Services Agreement dated October 12, 2001 between IM-Logistics, a division of Ingram, Inc. and SmartDisk (10.7)(7)
10.8	License Agreement dated May 26, 1998 between Toshiba Corporation and SmartDisk, as amended (10.8)(1)
10.9	Investors’ Rights Agreement dated May 22, 1998 among SmartDisk and each of the investors a party thereto (10.12)(1)
10.10	Amendment Number One to Investors’ Rights Agreement dated July 1999 among SmartDisk and each of the investors a party thereto (10.13)(3)
10.11	Lease Agreement dated October 4, 1993 between Arnold Industrial Park and SmartDisk, by Assignment (10.13)(1)
10.12	Lease Agreement dated October 4, 1993 between Arnold Industrial Park and SmartDisk, by Assignment (10.12)(7)
10.13	Development and License Agreement dated June 30, 1999 between SmartDisk and Sony Corporation (10.19)(8)
10.14	Development and License Agreement dated December 1, 1999 between SmartDisk and Sony Corporation (10.16)(3)
10.15	Cooperative Development Agreement dated June 30, 1999 between SmartDisk and SanDisk Corporation (10.15)(1)
10.16	Form of Indemnification between the Registrant and each of its directors and executive officers (10.16)(1)
10.17	Joint Venture Agreement dated as of February 24, 1998 by and among Phoenix House Investments, L.L.C., Toshiba Corporation and SmartDisk (10.17)(1)
10.18	Amendment No. 2 to License Agreement dated April 1, 1999 between Toshiba Corporation and SmartDisk (10.20)(4)
10.19	Employment Agreement with Michael S. Battaglia (10.1)(9)
10.20	Employment Agreement with Peter J. Quinn (10.2)(9)
21.1	Subsidiaries of SmartDisk (21.1)(7)
23.1	Consent of Ernst & Young LLP, Independent Certified Public Accountants
23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)**
24.0	Power of Attorney of Directors and Executive Officers (included on Signature Page)
99.1	Form of Subscription Certificate**
99.2	Instructions on Use of SmartDisk Corporation Subscription Certificates**
99.3	Notice of Guaranteed Delivery**
99.4	Form of Letter to Stockholders**
99.5	Form of Letter to Brokers**
99.6	Form of Letter from Brokers or Other Nominees to Beneficial Owners**

Exhibit
Number	Description

99.7	Instructions by Beneficial Owners to Brokers or Other Nominees**

(1)	Incorporated by reference to the exhibit in the preceding parentheses as filed with SmartDisk’s registration statement on Form S-1 (Registration No. 333-82793).

(2)	Incorporated by reference to the exhibit in the preceding parentheses as filed with SmartDisk’s Current Report on Form 8-K on March 21, 2000 (File No. 000-27257).

(3)	Incorporated by reference to the exhibit in the preceding parentheses as filed with SmartDisk’s Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 000-27257).

(4)	Incorporated by reference to the exhibit in the preceding parentheses as filed with Amendment No. 1 to SmartDisk’s Annual Report on Form 10-K/A for the year ended December 31, 1999 (File No. 000-27257).

(5)	Incorporated by reference to the exhibit in the preceding parentheses as filed with SmartDisk’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (File No. 000-27257).

(6)	Incorporated by reference to the exhibit in the preceding parentheses as filed with SmartDisk’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 000-27257).

(7)	Incorporated by reference to the exhibit in the preceding parentheses as filed with SmartDisk’s Annual Report on Form 10-K for the year ended December 31, 2001 (File No. 000-27257).

(8)	Incorporated by reference to the exhibit in the preceding parentheses as filed with SmartDisk’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 000-27257).

(9)	Incorporated by reference to the exhibit in the preceding parentheses as filed with SmartDisk’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 000-27257).

*	Management Compensation Plan or Arrangement.

**	To be filed by amendment.

†	Certain information in these exhibits has been omitted pursuant to a request for confidential treatment filed with the SEC.